UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.__)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under 240.14a-12

LIGAND PHARMACEUTICALS INCORPORATED
Name of Registrant as Specified In Its Charter
Name of Person(s) Filing Proxy Statement, if other than the Registrant
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☑	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MEETING DATE	Friday, June 5, 2026
TIME	8:30 am Pacific Time (11:30 am Eastern Time)
VIRTUAL MEETING LINK	https://meetnow.global/MQ42GX6
RECORD DATE	Thursday, April 16, 2026

Dear Stockholder:

The annual meeting of stockholders of Ligand Pharmaceuticals Incorporated (“Ligand” or the “Company”) will be held on June 5, 2026 at 8:30 am Pacific Time (11:30 am Eastern Time). Ligand stockholders of record (or their proxy holders) as of the close of business on Thursday, April 16, 2026 (the “Record Date”) will be able to attend and participate in the annual meeting virtually, vote their shares electronically and submit their questions during the meeting by visiting: https://meetnow.global/MQ42GX6 on the meeting date and at the time described in the accompanying proxy statement and entering the 15-digit control number included on their notice of proxy materials or printed proxy card. There is no physical location for the annual meeting. The annual meeting will be held for the following purposes:

1.    To elect a board of directors for the forthcoming year. Our board of directors has nominated the following eight persons, each to serve for a one-year term to expire at the 2027 annual meeting of stockholders:
• Jason M. Aryeh
• Todd C. Davis
• Nancy R. Gray, Ph.D.
• Jason Haas
• John W. Kozarich, Ph.D.
• John L. LaMattina, Ph.D.
• Stephen L. Sabba, M.D.
• Martine Zimmermann, Pharm.D.
2.    To ratify the selection of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending December 31, 2026.
3.    To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.
4. To approve an amendment and restatement of the Company’s 2002 Stock Incentive Plan.
5. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

Stockholders of record at the close of business on the Record Date will be entitled to vote at the annual meeting. We have elected to use the internet as our primary means of providing our proxy materials to stockholders. Most stockholders will receive only a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including this proxy statement and the annual report for the fiscal year ended December 31, 2025, and for voting via the internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose.

Our stock transfer books will remain open between the Record Date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our offices for a period of 10 days ending on the day before the meeting. Whether or not you plan to participate in the virtual annual meeting, please vote by internet or telephone as described in the enclosed proxy materials or, if you request that the proxy materials be mailed to you, by signing, dating and returning the proxy card enclosed with those materials. If you attend the virtual annual meeting and vote at the meeting through the virtual annual meeting portal, your proxy will be revoked automatically and only your vote at the virtual annual meeting will be counted. The prompt return of your proxy will assist us in preparing for the annual meeting.

Important Notice Regarding Internet Availability of Proxy Materials
for the Stockholder Meeting to be Held on June 5, 2026

This proxy statement and our annual report for the fiscal year ended December 31, 2025 are available electronically at www.envisionreports.com/LGND.

By Order of the Board of Directors,

/s/ ANDREW REARDON
Andrew Reardon Chief Legal Officer and Secretary
Jupiter, Florida
April 21, 2026

Cautionary Statements:
This proxy statement contains forward-looking statements, including those regarding our strategies and financial performance; our development of new products and technologies; sustainability metrics, commitments and goals; and other statements that are not historical fact, and actual results could differ materially. Risks that could cause actual results to differ are set forth in the “Risk Factors” section of, and elsewhere in, our 2025 Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based on management estimates, projections, and assumptions, and we undertake no obligation to update any such statements, except as required by applicable law.
Certain documents and information referenced in this proxy statement are available on our website. However, we are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this proxy statement.
The information contained under the heading “Pay Versus Performance” shall not be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that we specifically incorporate it by reference in any such filing.
Unless otherwise expressly stated or context requires otherwise, information in this proxy statement is as of the date hereof.

PROXY STATEMENT SUMMARY
The annual meeting of stockholders of Ligand Pharmaceuticals Incorporated (“Ligand” or the “Company”) will be held on June 5, 2026 at 11:30 a.m. Eastern Time. You will be able to attend and participate in the annual meeting virtually, vote your shares electronically and submit your questions during the meeting by visiting: https://meetnow.global/MQ42GX6 on the meeting date and at the time as described elsewhere in this proxy statement. There is no physical location for the annual meeting. Our proxy statement and related materials are first being made available to our stockholders on or about April 21, 2026. We encourage you to read the entire proxy statement before casting your vote.
BUSINESS HIGHLIGHTS
We are a biopharmaceutical royalty company focused on deploying capital and licensing technologies to acquire and create diversified royalty streams from high-value medicines. Our primary business is investing in and structuring royalty interests in mid- to late-stage development and commercial biopharmaceutical products, allowing us to generate long-duration, non-dilutive cash flows supported by a lean corporate cost structure. Capital deployment and technology licensing are the primary drivers of our long-term growth.
We deploy capital through a range of transaction structures—including royalty purchases, development-stage financing arrangements, and acquisitions of companies or assets with embedded royalty rights—designed to create cash flowing royalties and produce attractive risk-adjusted returns. Our goal is to provide investors with exposure to biopharmaceutical innovation through a diversified portfolio of royalty interests while mitigating the binary risk and capital intensity traditionally associated with drug development.
In addition to our royalty investment activities, we operate two infrastructure-light, royalty-generating platform technologies, Captisol® and NITRICIL®. These technologies exemplify our platform technology investment criteria: infrastructure-light, scalable intellectual property with existing royalty streams and the potential to generate incremental royalties through partner-driven development and commercialization.
Our revenue is generated primarily from royalties on sales of products commercialized by our partners, supplemented by Captisol material sales and contract revenue from license fees and milestone payments. We partner with leading biopharmaceutical companies to leverage their capabilities in late-stage development, regulatory execution, and commercialization, while we focus on disciplined capital deployment, portfolio construction, and risk management. This also allows us to leverage our partners’ asset infrastructure in sales and marketing, manufacturing and research and development (“R&D”) to avoid high cost infrastructure ourselves.
2025 was a defining year for Ligand. We delivered exceptional financial performance, with full-year adjusted EPS1 exceeding our original 2025 guidance by more than 30%. That growth reflects the strategic changes we have been implementing over the past several years, our lean operating structure, our talented team, our focused investment strategy and the strength and depth of our royalty and investment portfolio, which continues to outperform expectations.
Full-year royalty revenue grew 48% over the prior year, and full year adjusted EPS increased 42%, reflecting strong performance across our portfolio. Key drivers contributing to the 48% growth include Travere Therapeutics’ continued efforts to ramp commercialization of Filspari, successful launches of Merck’s Ohtuvayre and Capvaxive, Pelthos’ commercial launch of Zelsuvmi and continued growth from Recordati’s Qarziba.
With substantial cash and investments on hand, we believe we are well positioned to pursue disciplined investments that create new clinically differentiated product royalty streams and enhance long-term stockholder value.
In 2025, our deal team executed on a highly strategic special situations transaction resulting in the merger of our Pelthos Therapeutics business with Channel Therapeutics. Transactions such as these demonstrate that while our special situations strategy can require significant effort, it has the potential to reward us with superior investment returns. Our team was patient and thoughtful throughout the duration of our acquisition and incubation of the Pelthos business, creating a new subsidiary LNHC, Inc. to hold the Pelthos assets, building out a top notch management team and spinning Pelthos out via the merger with Channel Therapeutics into a publicly traded entity and creating significant equity and royalty value for Ligand investors. Importantly, we were also able to rescue and shepherd Zelsuvmi from a bankruptcy, through FDA approval and into the hands of the capable team at Pelthos that will now serve the millions of patients impacted by molluscum contagiosum.
As we look ahead to 2026, we are accelerating our business development efforts. Our team is expanding, our pipeline is deeper and our capital base is stronger than ever in our efforts to fuel our growth initiatives. Additionally, in 2025, we launched a systematic portfolio management strategy to drive value in our development stage partnerships. We are now
1 “Adjusted earnings per diluted share” or “adjusted EPS” is a non-GAAP financial measure. Refer to Appendix A to this proxy statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

focused on more proactively communicating with our partners and doing what we do the best: identifying new opportunities to provide additional investment or expand the partnerships in other ways.
Our investment opportunities are sourced through a combination of proprietary origination, deep industry relationships, and active engagement with biopharmaceutical partners. Our business development team works closely with potential counterparties under confidential disclosure agreements to access non-public clinical, regulatory and commercial diligence materials. This access allows us to evaluate opportunities earlier, structure transactions with greater precision, and selectively pursue investments with attractive, asymmetric risk-reward profiles. This disciplined origination process, supported by experienced professionals with deep scientific and financial expertise, enhances our ability to access differentiated royalty and financing opportunities.
From a tactical perspective, we execute our business model using four key strategies: (1) royalty purchase and other royalty monetization transactions, (2) acquisitions of companies or assets with embedded royalty rights and other special situations, (3) project finance and other development-stage financing arrangements, and (4) IP technology platform investments.
We believe we have a talented leadership team, a highly engaged and experienced board of directors, and dedicated team members driving the business. In parallel with our business success, we are a team that cares about our communities and the environment. We are implementing measures to reduce our carbon footprint and minimize consumables and other factors of production in running our technology. In addition, we are contributing to the advancement of some vitally important medicines to advance human health.
The summary below highlights certain information that may be found elsewhere in this proxy statement. We encourage you to read the entire proxy statement before casting your vote.

OUR BOARD’S VOTING RECOMMENDATIONS

Item	Description of Proposal	Recommendation	Page
1	Election of directors	FOR	13
2	Ratification of independent registered public accounting firm	FOR	20
3	Approval of compensation of named executive officers	FOR	23
4	Approval of an amendment and restatement of the Company’s 2002 Stock Incentive Plan	FOR	24
DIRECTOR NOMINEES
Please find a list of director nominees to our board of directors (the “Board”) below. The size of our Board is currently set at eight directors. We maintain a comprehensive Board, which represents a wide range of experience and perspectives important to enhance the Board's effectiveness in fulfilling its oversight role. Additional information for each nominee can be found under “Proposal No. 1: Election of Directors.”

Name	Age*	Director Since	Professional Background
Jason M. Aryeh (HC)(N)	57	2006	Founder and Managing General Partner of JALAA Equities, LP
Todd C. Davis	65	2007	Chief Executive Officer of Ligand Pharmaceuticals Incorporated Co-Founder and Former Managing Partner of HealthCare Royalty Partners (now HCRx)
Nancy R. Gray, Ph.D.(A)(N)	66	2017	President and Chief Executive Officer of Gordon Research Conferences
Jason Haas (A)(HC)	58	2022	Chief Financial Officer of Odyssey Therapeutics Former Chief Financial Officer of Syros Pharmaceuticals Former Co-Head of Americas, Healthcare Investment Banking at Barclays
John W. Kozarich, Ph.D. (N)	76	2003	Co-Founder and Chief Executive Officer of Paludatus Pharmaceuticals Former Chairman and President of ActivX Biosciences Former Vice President for Merck Research Laboratories
John L. LaMattina, Ph.D.(HC)	76	2011	Senior Partner and Board Member at PureTech Health Former President for Pfizer Global R&D
Stephen L. Sabba, M.D. (A)	66	2008	Leading BioPharma Analyst and Fund Manager for Knott Partners, L.P.
Martine Zimmermann, Pharm.D. (A)	57	2023	Executive VP of Regulatory Affairs and Quality Assurance at Inventiva Pharma
*      As of the Record Date.
(A) Member of the audit committee (the “Audit Committee”).
(HC) Member of the human capital management and compensation committee (the “Human Capital Management and Compensation Committee”).
(N) Member of the nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”).

The illustration below summarizes the key experience, qualifications, and attributes for each director nominee and highlights the balanced mix of experience of our Board as a whole. This is a high-level summary that is not intended to be an exhaustive list of each director nominee’s skills or contributions to the Board. The details of each nominee’s competencies are included in each nominee’s biography.

Experience/Skills	Kozarich	Aryeh	Davis	Gray	Haas	LaMattina	Sabba	Zimmermann
Life Science Industry	✓	✓	✓	✓	✓	✓	✓	✓
Science/Technology	✓			✓		✓	✓	✓
C-Suite Leadership	✓		✓	✓	✓	✓		✓
Regulatory Compliance						✓	✓	✓
Financial/Accounting	✓	✓	✓	✓	✓		✓
Government/Public Policy				✓		✓

2025 SUSTAINABILITY AND RISK OVERSIGHT HIGHLIGHTS
We believe that sound environmental practices, workforce engagement, and effective governance contribute to long-term performance and help manage business risks. We believe strong governance, effective human capital management, and responsible environmental, health and safety practices support long-term performance and help manage business risk. We seek to maintain a workplace that supports talent attraction, retention, collaboration, compliance, and innovation. Our corporate sustainability program continually identifies, assesses and manages the environmental, human capital, compliance, cybersecurity, and other operational factors that are relevant to our long-term performance. Our sustainability program takes into account the interests of our key stakeholders including employees, partners, our communities and our stockholders.
The priorities of our environmental and workplace initiatives and programs include energy and resource efficiency, talent development and retention, workplace health and safety, waste management, human capital management, business ethics and compliance, and data privacy and protection.
The Board reviews and assesses our environmental and workplace initiatives and programs to ensure we are meeting our commitments to all of our stakeholders. See www.ligand.com for information about our environmental and workplace initiatives, programs, policies and practices. Selected aspects of our program are discussed below.

Focus Areas	Description
Environmental Health & Safety and Facilities
During 2025, we made good progress on sustainability and operational efficiency initiatives which aligned with long-term value creation and stockholder interests. We completed our $2.6 million solar investment at Kansas University Innovation Park, implemented other green initiatives that reduce our overall carbon footprint, implemented employee programs to educate and provide incentives for conservation, enhanced recycling and disposal programs for corporate and laboratory materials and electronic waste, and installed low-voltage lighting in offices. Led by employee volunteers through the Ligand Environmental Action Force (“LEAF”), a committee of employee volunteers with representatives at all of operating sites that manages corporate conservation initiatives and promotes awareness and involvement in environmental and conservation programs, we have made donations to nonprofit organizations focused on environmental protection.

People & Workplace
As a growing organization, we have active employee recruiting and our priority is to attract, develop, and retain talented employees and to maintain a respectful, collaborative, and compliant workforce that supports innovation and retention. As of December 31, 2025, approximately 21% and 11% of our workforce is Asian and Hispanic, respectively. Additionally, 51% of our workforce is female and 49% is male. We believe that our business benefits from the different perspectives our workforce brings. Our ongoing efforts include:
•providing our employees work equipment in a safe and ergonomic manner;
•encouraging our employees to be charitable and to support local, national, and international 501(c)(3) organizations by providing a company match to employee charitable cash contributions; and
•supporting employee involvement in local community service, conservation, and charitable giving programs by offering paid time off.
The Company supports employee engagement, charitable giving, and community involvement through matching contributions and volunteer time-off programs.

Governance, Ethics, and Risk Oversight
Our environmental and workplace initiatives and programs are managed and monitored by senior management throughout the year and the Board exercises oversight over the programs. We have an Extended Leadership Team that periodically discusses and reviews workforce diversity and inclusion. We have also reviewed and provided regular employee training on cybersecurity policies. We have a private incidence hotline to allow anyone to anonymously report concerns or report to the Board any violations of laws, the code of conduct or other company policies. We also engaged consultants to assist with policy reviews.

KEY EXECUTIVE COMPENSATION PRACTICES
We endeavor to maintain sound executive compensation policies and practices consistent with our executive compensation philosophy. The following table highlights some of our executive compensation policies and practices, which are structured to drive performance and align our executives’ interests with our stockholders’ long-term interests. For more detailed information, please see the discussion under “Compensation Discussion and Analysis—Our Executive Compensation Practices.”

What We Do
Pay for Performance	✓	A substantial portion of our executives’ total direct compensation is performance-based or “at risk.”
Balanced Mix of Pay Components	✓	Target compensation is not overly weighted toward annual cash compensation and balances cash and long-term equity awards to align with our short- and long-term goals.
Annual Say-on-Pay Vote	✓	We seek an annual non-binding advisory vote from our stockholders to approve our executive compensation programs.
Independent Compensation Consultant	✓	The Human Capital Management and Compensation Committee retains an independent compensation consultant.
Stock Ownership Guidelines	✓	We maintain stock ownership guidelines for executives to align management’s interests with stockholders and promote a long-term focus.
Annual Peer Group Analysis	✓	The Human Capital Management and Compensation Committee reviews external market data when making compensation decisions and annually reviews our peer group with its independent compensation consultant.
Annual Compensation Risk Assessment	✓	Each year we perform an assessment of any risks that could result from our compensation plans and programs.
Double-Trigger Change in Control Equity Acceleration	✓	We require a double-trigger (or both a change in control and termination of an executive’s employment) before vesting of equity awards is accelerated for our non-CEO NEOs in connection with a change in control where our equity is assumed or replaced by a successor.
Clawback Policy	✓	We maintain a clawback policy as required under Nasdaq rules that requires the recovery of erroneously awarded incentive compensation from our current and former executive officers in the event of an accounting restatement.
Limited Perquisites	✓	We provide our named executive officers with perquisites on a limited basis.
What We Do Not Do
No Fixed Term Employment Agreements	✗	We do not provide our executive officers with fixed term employment agreements.
No Tax Gross-Ups	✗	We do not provide tax gross ups to our executives for “excess parachute payments.”
No Stock Option Repricing	✗	We prohibit option repricing without stockholder approval.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?
At our annual meeting, stockholders will act on the items outlined in the notice of meeting that is attached to this proxy statement. These include the election of directors, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement, and the approval of an amendment and restatement of the Company’s 2002 Stock Incentive Plan.

How can I attend the annual meeting?
The annual meeting will be conducted virtually via live webcast. You are entitled to participate in the annual meeting only if you were a stockholder of the Company as of the close of business on the Record Date or if you hold a valid proxy for the annual meeting. No physical meeting will be held.
You will be able to attend the annual meeting virtually and submit your questions during the meeting by visiting https://meetnow.global/MQ42GX6. You also will be able to vote your shares virtually by attending the annual meeting by live webcast. Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered once. In order to promote fairness, efficient use of time and in order to ensure all stockholders are responded to, we will respond to up to two questions from a single stockholder.
To participate in the annual meeting, you will need to review the information included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.
If you hold your shares through an intermediary, such as a bank or broker, and wish to attend the annual meeting, you must register in advance using the instructions below.
The virtual meeting will begin promptly at 8:30 a.m. Pacific Time (11:30 a.m., Eastern Time). We encourage you to access the meeting prior to the start time leaving ample time for the check-in. Please follow the registration instructions as outlined in this proxy statement.

How do I register to attend the annual meeting virtually on the internet?
If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the virtual annual meeting. Please follow the instructions on the Notice of Internet Availability of Proxy Materials or proxy card that you received.
If you hold your shares through an intermediary, such as a bank or broker, commonly known as holding shares in “street name,” you must register in advance to attend the virtual annual meeting. To register to attend the annual meeting you must submit proof of your proxy power (legal proxy) reflecting your ownership of shares of Ligand common stock along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 2, 2026. Contact your bank or broker to obtain the legal proxy to provide to Computershare.
You will receive a confirmation of your registration by email after Computershare receives your registration materials.
Requests for registration should be directed to our transfer agent Computershare at the following:
•By email - Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
•By mail – Computershare
 Ligand Pharmaceuticals Incorporated Legal Proxy
 P.O. Box 43001
 Providence, RI 02940-3001

What if I have trouble accessing the annual meeting virtually?	The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call 1-888-724-2416. The international technical support number is +1 781-575-2748.

Who can vote at the meeting?
Only stockholders of record as of the close of business on the Record Date are entitled to vote the shares of stock they held on that date at the meeting. Stockholders may vote by attending the annual meeting virtually or by proxy (see “How can I attend the annual meeting” above and “How do I vote by proxy?” below). Each holder of shares of our common stock is entitled to one vote for each share of stock held on the proposals presented in this proxy statement. Our amended and restated bylaws provide that a majority of all of the shares of our common stock issued and outstanding and entitled to vote, whether present in person (including as a participant in the virtual annual meeting) or represented by proxy, will be a quorum for the transaction of business at the meeting.

How many votes do I have?	Each share of our common stock that you own as of the Record Date entitles you to one vote. The Notice of Internet Availability of Proxy Materials that is sent to you, or the proxy card or voting instruction form that is included in the proxy materials mailed to you if you have requested delivery by mail, will show the number of shares that you are entitled to vote.

What is a “broker non-vote”?	If you are a beneficial owner of shares held in a brokerage account and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE rules”), which are also applicable to Nasdaq-listed companies, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares on matters considered to be “routine” under NYSE rules but not with respect to “non-routine” matters. A broker non-vote occurs when a broker, bank or other agent has not received voting instructions from the beneficial owner of the shares and the broker, bank or other agent cannot vote the shares because the matter is considered “non-routine” under NYSE rules. Proposals 1, 3, and 4 are considered to be “non-routine” under NYSE rules such that your broker, bank or other agent may not vote your shares on those proposals in the absence of your voting instructions. Conversely, Proposal 2 is considered to be “routine” under NYSE rules, and thus if you do not return voting instructions to your broker, your shares may be voted by your broker in its discretion on Proposal 2.

How many votes are required for the approval of the proposals and how are votes counted?
Directors will be elected by a plurality of the votes cast. Therefore, the eight director nominees receiving the most “For” votes from the holders of shares present at the meeting or represented by proxy and entitled to vote on the election of directors will be elected. Withholding authority to vote your shares with respect to one or more director nominees will have no effect on the election of those nominees. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on the election of directors. Broker non-votes will also have no effect on the election of the nominees. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.
The proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 requires the affirmative vote of the holders of a majority of the stock having voting power present in person at the live webcast or represented by proxy and entitled to vote on the subject matter of the proposal. Abstentions will have the same effect as a vote against this proposal. Ratification of the selection of Ernst & Young LLP is considered a routine matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes are expected to result from this proposal. Broker non-votes, if any, will have no effect on the outcome of the vote.
Approval of the non-binding advisory resolution on our executive compensation requires the affirmative vote of the holders of a majority of the stock having voting power present in person at the live webcast or represented by proxy and entitled to vote on the subject matter of the proposal. Abstentions will have the same effect as a vote against this proposal. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on the resolution to approve the compensation of our named executive officers. Broker non-votes will have no effect on the outcome of the vote.
The proposal to approve the amendment and restatement of our 2002 Stock Incentive Plan requires the affirmative vote of the holders of a majority of the stock having voting power present in person at the live webcast or represented by proxy and entitled to vote on the subject matter of the proposal. Abstentions will have the same effect as a vote against this proposal. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on the resolution to approve the amendment and restatement of our 2002 Stock Incentive Plan. Broker non-votes will have no effect on the outcome of the vote.
All votes will be counted by an inspector of elections appointed for the meeting. The inspector will count separately “yes” votes, “no” votes, votes withheld, abstentions and broker non-votes. Shares represented by proxies that reflect abstentions, votes withheld, or broker non-votes will be counted for purposes of determining the presence of a quorum.
Voting results will be tabulated and certified by our mailing and tabulating agent, Computershare.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders who have not previously requested the receipt of paper proxy materials advising them that they can access this proxy statement, the 2025 annual report and voting instructions over the internet at http://www.envisionreports.com/LGND, by calling toll-free (866) 641-4276, or by sending an e-mail to investorvote@computershare.com with “Proxy Materials Ligand Pharmaceuticals Incorporated” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse side, and state in the email that you want a paper copy of current proxy materials. You can also state your preference to receive a paper copy for future meetings. There is no charge for you requesting a copy. Please make your request for a copy on or before May 25, 2026 to facilitate timely delivery. In addition, stockholders may request to receive proxy materials electronically by email or in printed form by mail on an ongoing basis. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Our proxy statement and related materials are first being made available to our stockholders on or about April 21, 2026. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of the annual meeting.

How do I vote by proxy?	Record Holders
If you are a stockholder of record on the Record Date, you may vote in one of the following four ways:
:
By the internet. You may go to www.envisionreports.com/LGND 24 hours a day, 7 days a week, and follow the instructions. You will need the 15-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. The internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. Eastern Time, on June 4, 2026.

'
By telephone. On a touch-tone telephone, you may call toll-free 1-800-652-8683, 24 hours a day, 7 days a week, and follow the instructions. You will need the 15 digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. As with internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. Eastern Time, on June 4, 2026.

.
By mail. If you are a stockholder of record, and you elect to receive your proxy materials by mail, you may vote by proxy by marking, dating, and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. You should mail the proxy card form in plenty of time to allow for delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the internet or by telephone.

:
At the annual meeting. You may vote your shares at the virtual annual meeting by using the internet if you attend via live webcast. See “How can I attend the annual meeting?” and “How do I register to attend the annual meeting virtually on the internet?” above for additional details.

Even if you plan to attend the annual meeting, we encourage you to vote over the internet or by telephone prior to the meeting. It is fast and convenient, and votes are recorded and confirmed immediately.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. You may be eligible to vote your shares electronically over the internet or by telephone. A large number of banks and brokerage firms offer internet and telephone voting. If your bank or brokerage firm does not offer internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote during the annual meeting, you must obtain a valid legal proxy from your broker, bank or other agent and register with Computershare no later than 5:00 p.m., Eastern Time, on June 2, 2026. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a voting instruction form. See “How do I register to attend the annual meeting virtually on the internet” above for additional details on how to register with Computershare.

May I revoke my proxy?
If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy by sending in another signed proxy with a later date, by notifying our corporate secretary, Andrew Reardon, in writing, at Ligand Pharmaceuticals Incorporated, 555 Heritage Drive, Suite 200, Jupiter, Florida 33458, before the annual meeting that you have revoked your proxy, or by attending the annual meeting and voting during the meeting.

What is the quorum requirement?	A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued, outstanding and entitled to vote are present via live webcast or represented by proxy at the annual meeting. On the Record Date, there were 20,038,334 shares of our common stock outstanding and entitled to vote. Accordingly, 10,019,168 shares of our common stock must be represented by stockholders present via live webcast or represented by proxy at the annual meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the annual meeting. Votes withheld, abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the annual meeting or the stockholders entitled to vote at the annual meeting, present in person (as an attendee to the live webcast) or represented by proxy, may adjourn the annual meeting to another time or place.

I share an address with another stockholder, and we received only one paper copy of the proxy materials and annual report. How may I obtain an additional copy of these materials?
The rules of the SEC permit us, under certain circumstances, to send a single set of the Notice of Internet Availability of Proxy Materials, proxy materials, and annual report to any household at which two or more stockholders reside. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses.
In order to take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials or, if you previously requested to receive paper proxy materials by mail, one proxy statement and annual report to stockholders who share an address (unless we received contrary instructions from the affected stockholders prior to the mailing date). We will mail a separate copy of any of these documents, if requested. Requests for separate copies of any of these documents, either now or in the future, as well as requests for single copies in the future by stockholders who share an address and are currently receiving multiple copies, can be made by stockholders of record by contacting our corporate secretary at Ligand Pharmaceuticals Incorporated, 555 Heritage Drive, Suite 200, Jupiter, Florida 33458, or by telephone at (858) 550-7500. Such requests by street name holders should be made through their bank, broker or other holder of record.

How can I find out the results of the voting at the annual meeting?	Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

Proposal No. 1
ELECTION OF DIRECTORS
The persons named below have been nominated by the Board to serve as directors of our Company until the 2027 annual meeting of stockholders and until their successors have been elected and qualified. As of the date of this proxy statement, the Board is not aware of any nominee who is unable to or will decline to serve as a director. If, however, any of those director nominees are unable to serve at the time of the annual meeting, the proxyholders may exercise discretionary authority to vote for substitutes.
BUSINESS EXPERIENCE OF DIRECTOR NOMINEES
Jason M. Aryeh has 30 years of equity investment experience focused on the life sciences industry. He is the Founder and Managing General Partner of JALAA Equities, LP, a private investment fund focused on the biotechnology and medical device sectors. He has served in such capacity since 1997. Mr. Aryeh has served on the Board of Directors of Ligand Pharmaceuticals (NASDQ: LGND) since September 2006, on the board of directors of Orchestra BioMed (NASDQ: OBIO) since September 2018, on the board of directors of LifeCore Biomedical (NASDQ: LFCR) since August 2024, and on the board of directors of Anebulo Pharmaceuticals since March 2021. He serves as Chairman of Ligand’s Nominating & Corporate Governance Committee and on its Compensation Committee, as Chairman of Orchestra’s Nominating & Corporate Governance Committee and on its Compensation Committee, on Lifecore’s Nominating & Corporate Governance Committee and Audit Committee, and as Chairman of Anebulo’s Nominating & Corporate Governance Committee and on its Audit Committee. Since 2006, Mr. Aryeh has served as Chairman of the Board, on the Board of Directors or as a consultant to over fifteen public and private life sciences companies and charitable foundations, including the Cystic Fibrosis Foundation’s Therapeutics Board for seven years. Mr. Aryeh earned a B.A. in economics, with honors, from Colgate University, and is a member of the Omnicron Delta Epsilon Honor Society in economics. Mr. Aryeh’s experience in capital markets, including his service as managing general partner of a hedge fund focused on the life sciences sector, contributed to the Board’ conclusion that he should serve as a director of our Company.
Todd C. Davis is our Chief Executive Officer, a position he has held since December 2022, and has served as a member of the Board since March 2007. Mr. Davis was the Founder and Managing Partner of RoyaltyRx Capital, a special opportunities investment firm founded in 2018. From 2006 until 2018, Mr. Davis was a Founder and Managing Partner of HealthCare Royalty Partners (now HCRx), a global healthcare investment firm which grew from zero to approximately $4 billion in capital commitments during his tenure. Previously, Mr. Davis served as a partner responsible for biopharmaceutical growth equity investments at Apax Partners. Mr. Davis began his business career in sales at Abbott Laboratories where he held several sales and marketing positions of increasing responsibility. Subsequently he led corporate development and held strategic planning and general management responsibilities at Elan Pharmaceuticals. Cumulatively he has over thirty years of experience in both operations and investing in the biopharmaceutical and life sciences industries. Mr. Davis has been involved in over $4 billion of healthcare financings including growth equity, public equity turnarounds, structured debt and royalty acquisitions. He has also led, structured and closed over 40 additional intellectual property licenses, as well as hybrid royalty-debt transactions. Mr. Davis is a navy combat veteran and holds a B.S. from the U.S. Naval Academy and an M.B.A. from Harvard University. Mr. Davis currently serves on the boards of Pelthos Therapeutics, Inc. and Palvella Therapeutics Inc., which are both public companies. He currently also serves on the board of Benuvia Holdings, LLC, which is a privately held company. He is a former board member of the Harvard Business School Healthcare Alumni Association, BioDelivery Sciences International, Vaxart and ViroCell Biologics. Mr. Davis’ extensive knowledge of our business, as well as his financial and accounting expertise and his service as a director of public and private companies contributed to the Board’ conclusion that he should serve as a director of our Company.
Nancy R. Gray, Ph.D., has served as a member of the Board since August 2017. Dr. Gray has acted as the President and Chief Executive Officer of Gordon Research Conferences (“GRC”), a non-profit organization focused on organizing international scientific conferences, since 2003. In her capacity as CEO of the GRC, she is dedicated to mentoring scientists at all stages of their careers by developing forums that promote meaningful conversations about barriers to career advancement and strategies to support professional growth and success. Dr. Gray currently serves on the board of Slater Technology Fund, an evergreen not-for-profit fund dedicated to supporting new venture development in Rhode Island. From December 1997 until August 2003 she served as the Director of Membership for the American Chemical Society. Prior to that, Dr. Gray worked as a Senior Research Scientist at Exxon/Mobil Research and Engineering, a subsidiary of Exxon Mobil Corporation focused on researching oil and gas. Dr. Gray is a Fellow of the Royal Society of Chemistry, a Fellow of the American Association for the Advancement of Science and a member of the American Chemical Society. She was a Research Fellow at the Foundation on Matter Institute for Atomic and Molecular Physics in Amsterdam, and completed the

Harvard Executive Education Finance for Senior Executives program. She also has authored or co-authored numerous scientific articles. Dr. Gray received her B.S. in Chemistry from the University of Notre Dame in 1981 and her Ph.D. in Fuel Science from The Pennsylvania State University in 1985. Dr. Gray’s scientific background and knowledge of the biotechnology industry contributed to the Board’ conclusion that she should serve as a director of our Company.
Jason Haas has served as a member of the Board since June 2022. Since December 2024, Mr. Haas has been the Chief Financial Officer of Odyssey Therapeutics, a clinical-stage biopharmaceutical company. Prior to joining Odyssey, Mr. Haas was the Chief Financial Officer of Syros Pharmaceuticals, a Nasdaq listed biotech company focused on developing oncology therapeutics, from October 2021 to November 2024. Prior to Syros, Mr. Haas spent over 25 years in healthcare investment banking where he executed many strategic transactions and supported companies through equity and debt financings, mergers and acquisitions, divestitures and spin-offs. From 2016 to October 2021, he served as Co-Head of Americas, Healthcare Investment Banking at Barclays. Previously, he served as Head of Americas Healthcare Investment Banking at Deutsche Bank from 2012 to June 2016. Prior to his role at Deutsche Bank, he was Managing Director of Healthcare Investment Banking at Goldman Sachs & Co. Mr. Haas holds an M.B.A. in Finance from Columbia Business School and an A.B. in International Relations and Economics from Colgate University. In selecting Mr. Haas to serve as a director, the Board considered, among other things, his valuable financial and accounting experience in the pharmaceutical and biotechnology industries. Our company also benefits from Mr. Haas’ healthcare investment banking background with respect to acquisitions, debt financings and equity financings.
John W. Kozarich, Ph.D., has served as a member of the Board since March 2003. Since November 2021, Dr. Kozarich has been Chief Executive Officer and Co-Founder of Marsal Therapeutics and since June 2022, Chief Executive Officer and Co-Founder of Paludatus Pharmaceuticals, LLC. Dr. Kozarich also serves as Adjunct Professor of Chemical Biology and Medicinal Chemistry at the University of Texas at Austin since September 2019. Previously, he served on the board of directors of Curza Global, LLC, a biopharmaceutical company, from February 2019 through June 2024. Dr. Kozarich served at ActivX Biosciences as Chairman and President from 2004 through March 2017 and in other roles since February 2001. From 2004 through March 2017, he was also Chief Scientific Advisor of Kyorin Pharmaceutical Co. LTD (Tokyo). From 1992 to 2001, Dr. Kozarich was Vice President at Merck Research Laboratories and previously held professorships at the University of Maryland (1984-1994) and Yale University School of Medicine (1977-1984). He held key roles R&D roles at Alkermes and its IPO (1990-1992). Dr. Kozarich has also served as a director of Intec Pharma Ltd, Corium Intl, Novelion Therapeutics and Retrophin, Inc. He is also a recipient of the Distinguished Scientist Award from the San Diego Section of the American Chemical Society. Dr. Kozarich earned his B.S. in chemistry, summa cum laude, from Boston College, his Ph.D. in biological chemistry from the Massachusetts Institute of Technology and was an NIH Postdoctoral Fellow at Harvard. In selecting Dr. Kozarich to serve as a director, the Board considered, among other things, his valuable pharmaceutical and international experience, including his service at Merck Research Laboratories, which is part of one of the world’s largest pharmaceutical companies, and his service with ActivX Biosciences, Inc., Novelion Therapeutics Inc. and Corium Intl. Our Company also benefits from Dr. Kozarich’s financial and accounting experience in the pharmaceutical and biotechnology industries.
John L. LaMattina, Ph.D., has served as a member of the Board since February 2011. He spent 30 years at Pfizer Inc. with his last position starting in 2004 as President, Pfizer Global R&D. Dr. LaMattina began his career at Pfizer as a medicinal chemist in 1977. During his career, he was appointed to various positions of increasing responsibility for Pfizer Central Research, including Vice President of U.S. Discovery Operations in 1993, Senior Vice President of Worldwide Discovery Operations in 1998 and Senior Vice President of Worldwide Development in 1999. Dr. LaMattina graduated with cum laude honors from Boston College with a B.S. in Chemistry. He received a Ph.D. from the University of New Hampshire in Organic Chemistry and subsequently was at Princeton University in the National Institutes of Health Postdoctoral Fellowship program. Dr. LaMattina is currently a senior partner and board member at PureTech Health, a publicly-traded biopharmaceutical company, and several privately-held biopharmaceutical companies. From 2013 until May 2020, Dr. LaMattina served on the board of directors of Zafgen, Inc., a publicly-traded biotechnology company, until its acquisition by Chondrial Therapeutics, Inc. and subsequent name change to Larimar Therapeutics, Inc. in 2020. Dr. LaMattina also served on the scientific advisory board of Frequency Therapeutics, a publicly-traded biotechnology company, which effected a reverse merger with Korro Biosciences in 2023. Dr. LaMattina is the author of three books that address the challenges facing the pharmaceutical industry. Dr. LaMattina’s scientific and strategic knowledge of the biopharmaceutical industry and his directorship of public and private biopharmaceutical companies contributed to the Board’s conclusion that he should serve as a director of our Company.
Stephen L. Sabba, M.D., has served as a member of the Board since August 2008. Dr. Sabba has been a leading BioPharma Analyst and Fund Manager for Knott Partners, L.P., an investment fund company, since November 2006. Previously he was a Partner and Director of Research with Kilkenny Capital Management, a Chicago-based healthcare hedge fund. Prior to that, Dr. Sabba was Director of Research at Sturza’s Medical Research, and previously was a gastroenterologist and internist in private practice at Phelps Hospital in North Tarrytown, New York. He received his M.D. from the New York University School of Medicine, and completed a residency in internal medicine and a fellowship in gastroenterology at the Veterans Administration Medical Center in New York City. He earned a B.S. with honors at Cornell University. Dr. Sabba served as a member of the board of the directors for Novelion Therapeutics Inc., a leading Canadian biotech company from June 2012 to January 2020. Dr. Sabba’s experience in accounting and capital markets and deep knowledge of the biopharmaceutical industry, including his background as a medical doctor, contributed to the Board’ conclusion that he should serve as a director of our Company.
Martine Zimmermann, Pharm.D., has served as a member of the Board since September 2023. Dr. Zimmermann has served as Executive Vice President of Regulatory Affairs and Quality Assurance of France-based Inventiva (Euronext Paris and Nasdaq: IVA) since August 2025 and served as its board member since 2021. Between January 2023 and August 2025, Dr. Zimmermann served as the Senior Vice President, Head of Regulatory Affairs and R&D Quality at Ipsen Biopharmaceuticals, a global biopharmaceutical company. Prior to Ipsen, Dr. Zimmermann spent 13 years at Alexion Pharma International where she held several positions including Senior Vice President and Head of Global Regulatory Affairs. She is an active member of several life-sciences trade associations and was a member of the board of directors of Caelum Biosciences from 2019 until its acquisition by AstraZeneca in 2021. Dr. Zimmermann received her Doctorate in Pharmacy (PharmD) with a specialty in immunology from the Louis Pasteur University, Strasbourg in France. Dr. Zimmermann’s experience and knowledge of global regulatory compliance in the biopharmaceutical industry and her directorship of a biopharmaceutical company contributed to the Board’ conclusion that she should serve as a director of our Company.
DIRECTOR INDEPENDENCE
The Board has determined that, with the exception of Mr. Davis, each of the directors is an independent director under the Nasdaq Global Market listing standards. The independent directors have two or more regularly scheduled executive sessions per year at which only the independent directors are present.
BOARD MEETINGS AND COMMITTEES
During the year ended December 31, 2025, the Board held two in-person meetings, one videoconference meeting, and two hybrid meeting where some directors joined in-person and other directors joined via videoconference. During such year, each incumbent director attended all of the meetings of the Board and of each of the committees on which he or she served which were held during the periods in which he or she served. We do not have a policy regarding attendance of the directors at the annual meeting. At our 2025 annual meeting of stockholders, one current director was in attendance.
The Board has an Audit Committee, a Nominating and Corporate Governance Committee and a Human Capital Management and Compensation Committee. Each committee is described below. Each of these committees has a written charter approved by the Board. A copy of each charter can be found in the “Investors—Governance—Governance Documents” section of our website at www.ligand.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. The Board has determined that each member of these committees meets the applicable rules and regulations regarding independence and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to our company.
In addition to their general responsibilities, since 2024, our directors also contribute their time and expertise by serving on two specialized committees: the Strategic Transaction Committee and the Science & Technology Operations Committee. The Strategic Transaction Committee assists in evaluating capital markets issues and special transaction issues, while the Science & Technology Operations Committee provides insight and guidance on deal due diligence regarding science and clinical development issues as well as technology operations.
During 2024, these two newly formed committees operated on an initial, non-compensated basis as part of the Board’s ongoing efforts to assess their scope, workload, and governance framework. Based on the significant time commitment, increasing complexity of matters reviewed, and the substantial value provided by these committees over time, the Board determined that it was appropriate to begin compensating service on both committees starting in 2025, consistent with evolving responsibilities and market governance practices.
The Strategic Transaction Committee currently consists of Mr. Haas, Mr. Aryeh and Dr. Sabba. The Science & Technology Operations Committee currently consists of Dr. LaMattina, Dr. Kozarich and Dr. Gray. We believe our directors’ service on these committees reflects their deep commitment to the Company, the substantial workload they shoulder, and their dedication to the Company’s mission and long-term success.
Audit Committee

The Audit Committee is primarily responsible for overseeing our accounting and financial reporting processes, auditing of financial statements, systems of internal control, and financial compliance programs. The Audit Committee currently consists of Dr. Gray, Mr. Haas, Dr. Zimmermann and Dr. Sabba (Chair). The Audit Committee held two in-person meetings and four videoconference meetings during 2025. After reviewing the qualifications of all current committee members and any relationship they may have that might affect their independence from the Company, the Board has determined that (i) all current committee members are “independent” as defined under Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) all current committee members are “independent” as defined under the applicable Nasdaq Global Market listing standards, (iii) all current committee members have the ability to read and understand financial statements and (iv) Dr. Sabba qualifies as an “audit committee financial expert.” The latter determination is based on a qualitative assessment of his level of knowledge and experience based on a number of factors, including his formal education and experience.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for identifying and recommending candidates for director of our Company. The Nominating and Corporate Governance Committee currently consists of Mr. Aryeh (Chair), Dr. Gray and Dr. Kozarich. Each member of the Nominating and Corporate Governance Committee is an independent director under the Nasdaq Global Market listing standards. The Nominating and Corporate Governance Committee held one in-person meetings during 2025.
The Nominating and Corporate Governance Committee considers nominees recommended by stockholders, if submitted in writing to the Secretary at our principal executive offices and accompanied by such stockholders’ full name, current address and telephone number. The Nominating and Corporate Governance Committee has set no specific minimum qualifications for candidates it recommends, but considers each individual’s qualifications, such as high personal integrity and ethics, relevant expertise and professional experience, as a whole. The Nominating and Corporate Governance Committee and the Board as a whole consider it beneficial to us to have directors with a diversity of backgrounds and skills. The Nominating and Corporate Governance Committee and the Board as a whole have no formal policy with regard to the consideration of diversity in identifying director nominees. The Nominating and Corporate Governance Committee considers candidates throughout the year and makes recommendations as vacancies occur or the size of the Board expands. Candidates are identified from a variety of sources including recommendations by stockholders, current directors, management, and other parties. The Nominating and Corporate Governance Committee considers all such candidates in the same manner, regardless of source. Under its charter, the Nominating and Corporate Governance Committee may retain a search firm to identify and recommend candidates.
Human Capital Management and Compensation Committee
The Human Capital Management and Compensation Committee has the authority to review, monitor and discuss with management the Company’s strategies, policies and practices related to human capital management within the Company’s workforce, including employee development, compensation and incentives, retention and engagement, workplace safety, corporate culture and succession planning. The committee also has the authority to review and monitor the appropriateness, effectiveness, risk mitigation effects and value creation of such strategies, policies and practices. The committee reviews and approves our compensation policies, sets executive officers’ compensation, administers our incentive plans, oversees the administration of our clawback policy, and approves compensation for the Board of Directors. The Human Capital Management and Compensation Committee consists of Mr. Aryeh, Mr. Haas (Chair) and Dr. LaMattina. Each member is an independent director under the Nasdaq Global Market listing standards. The Human Capital Management and Compensation Committee held three in-person meetings and two videoconference meetings during 2025.
BOARD LEADERSHIP STRUCTURE
The Board has nominated eight persons to serve as directors of our company until the 2027 annual meeting of stockholders, seven of whom are independent. The Chief Executive Officer is responsible for setting the strategic direction for our Company and the day-to-day leadership and performance of our Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the full Board, which we believe is the appropriate structure.
BOARD’S ROLE IN RISK OVERSIGHT
The Board is actively involved in oversight of risks that could affect our company. The Board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to our Company, including risks associated with our operational, financial, legal and regulatory functions. The full Board (or the appropriate board committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a board committee engages in a discussion related to areas of material risk to our Company, the chairperson of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next board meeting. This enables the Board and its committees to coordinate the risk oversight role.
POLICY REGARDING TRANSACTIONS IN COMPANY SECURITIES
Our insider trading policy provides that officers, directors, employees and their respective family members (including spouses, minor children or any other family members living in the same household), should ordinarily not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety. Such activities would include the purchase of put or call options, or the writing of such options. In addition, put and call options and other hedging transactions are not permitted under a 10b5-1 trading plan implemented by any officer, director or employee. Aside from such prohibitions, we do not maintain any other policies regarding hedging transactions by our directors, officers and employees. In addition, with regard to our Company’s trading in our own securities, it is our policy to comply with the federal securities laws and the applicable exchange listing requirements. A copy of our Insider Trading Compliance Program is attached as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 27, 2026.
CORPORATE AND GOVERNANCE HIGHLIGHTS
Our Board supports policies and practices that it believes contribute to long-term performance, including strong governance, employee development and engagement, environmental health and safety, and compliance. We aim to maintain a workplace culture grounded in respect, accountability, and collaboration. We believe that attention to these factors strengthens our open and collaborative culture and enhances our ability to attract and retain top talent, which we believe is a key driver of engagement and innovation. We create a workplace where all employees are treated with dignity and respect, and individual differences are valued, all with the goal of securing the trust and satisfaction of our employees. We foster this culture through our robust learning and development program and our competitive compensation and health and benefit programs. Our culture supports inclusion, individuality and respect within the workplace. We will continue our proactive stockholder and employee engagement in 2026. See www.ligand.com for information about our environmental and workplace initiatives policies and practices.
ENVIRONMENTAL, HEALTH AND SAFETY
We are committed to providing a safe and healthy workplace, minimizing environmental risk, and complying with all relevant regulations and industry standards. We establish and monitor programs to prevent injuries and maintain compliance with applicable regulations. These practices support our operational resilience and maintain a healthy and safe environment. During 2025, we completed our $2.6 million solar investment at Kansas University Innovation Park, implemented other green initiatives that reduce our overall carbon footprint, implemented employee programs to educate and provide incentives for conservation, enhanced recycling and disposal programs for corporate and laboratory materials and electronic waste, and installed low-voltage lighting in offices. We expect to continue our effort and to refine our environmental and workplace initiatives, programs, policies and practices in 2026 as part of our ongoing focus on safety, compliance, and responsible operations.
COMMUNICATING WITH THE BOARD OF DIRECTORS
Stockholders may communicate with the Board or individual directors by mail, in care of the Secretary, at our principal executive offices. Letters are distributed to the Board, or to any individual director or directors as appropriate, depending on the content of the letter. However, items that are unrelated to the duties and responsibilities of the Board will be excluded. In addition, material that is illegal, inappropriate or similarly unsuitable will be excluded. Any letter that is filtered out under these standards, however, will be made available to any director upon request.
COMPENSATION OF DIRECTORS
Cash Compensation
We pay our non-employee directors an annual cash retainer that is paid in advance on an annual basis. Under our non-employee director compensation policy, through April 9, 2026, each director was eligible to receive an annual retainer of $42,000. On April 10, 2026, the annual retainer was increased to $45,000. No meeting fees are paid. In addition, the Chairperson of the Board receives an additional annual retainer of $35,000. Non-employee directors also receive additional annual retainers for service on committees of the Board, as provided in the table below. Directors may elect to receive their retainers in cash or vested shares of our common stock, which shares are issued under our 2002 Stock Incentive Plan (the “2002 Plan” or the “Existing Plan”), although none of our directors elected to do so during 2025.
Non-employee members of the Board are also reimbursed for expenses incurred in connection with such service.

Service	Annual Retainer (Chair)	Annual Retainer (Member)
Audit Committee	$20,000	$10,000
Human Capital Management and Compensation Committee	15,000	7,500
Nominating and Corporate Governance Committee	10,000	5,000
Strategic Transaction Committee	N/A	12,000
Science & Technology Operations Committee	N/A	8,000
Equity Compensation
Pursuant to our non-employee director compensation policy, each new non-employee director receives an initial grant of stock options and restricted stock units, or RSUs, under our 2002 Plan. These initial awards are granted effective on the date on which a recipient first becomes a non-employee director of our Company. In addition, effective on the date of each annual meeting of stockholders, each non-employee director receives an annual grant of stock options and RSUs under the 2002 Plan. The target values of the awards granted pursuant to our non-employee director compensation policy in effect through April 9, 2026 were as follows:

	Target Value of RSU Award(1)	Target Value of Option Award(2)	Total Target Value of Award
Initial Grant	$168,000	$337,000	$505,000
Annual Grant	125,000	250,000	375,000

Effective April 10, 2026, the target values of the annual awards granted pursuant to our non-employee director compensation policy were increased as follows:

	Target Value of RSU Award(1)	Target Value of Option Award(2)	Total Target Value of Award
Initial Grant	$244,000	$366,000	$610,000
Annual Grant	188,000	282,000	470,000

(1) The actual number of RSUs to be awarded is calculated by dividing (a) the target grant value of the RSU award, by (b) the average closing price per share of our common stock on the Nasdaq Global Market (or such other established stock exchange or national quotation system on which the stock is quoted) for the 30-calendar day period prior to the date of grant.
(2) The actual number of options to be awarded is calculated using the Black-Scholes option pricing model (utilizing the same assumptions that we utilize in the preparation of our financial statements, including using a 30-day average stock price).
The exercise price of options granted to our directors is equal to the fair market value of our common stock on the Nasdaq Global Market on the effective date of grant. The initial awards vest in three equal annual installments on each of the first three anniversaries following the date of grant. The annual awards vest in full on the earlier of (1) the date of the annual meeting of our stockholders following the grant date, and (2) the first anniversary of the date of grant. In addition, all awards will vest in full in the event of a change in control or a hostile take-over, each as defined under our 2002 Plan or in the event the director ceases to serve on the Board by reason of death or permanent disability. A non-employee director is able to exercise his or her stock options that were vested at the time of his or her cessation of board service until the first to occur of (1) the third anniversary of the date of his or her cessation of board service, or (2) the original expiration date of the term of such stock options.
Non-Employee Director Ownership Guidelines
Our non-employee director compensation policy contains ownership guidelines so that members of the Board are required to own shares with a value of at least five times the then-current annual cash retainer after they have completed five years of board service or five years after the date that the guidelines were adopted. Additional information regarding the stock ownership guidelines applicable to our non-employee directors is further described in the “Stock Ownership Guidelines” summary in the section titled “Executive Compensation and Other Information” below. As of the date of this proxy statement, all non-employee directors were in compliance with these guidelines.
DIRECTOR COMPENSATION TABLE

The following table provides information related to the compensation of each of our non-employee directors for the fiscal year ended December 31, 2025 (“fiscal year 2025”). Mr. Davis’ compensation is further described under the section titled “Executive Compensation and Other Information” below.

Name	Fees Paid in Cash	Stock Awards(1)	Option Awards(1)	Total
Jason M. Aryeh	$59,539	$128,142	$262,888	$450,569
Nancy R. Gray, Ph.D.	57,039	128,142	262,888	448,069
Jason Haas	67,039	128,142	262,888	458,069
John W. Kozarich, Ph.D.	82,039	128,142	262,888	473,069
John L. LaMattina, Ph.D.	49,539	128,142	262,888	440,569
Stephen L. Sabba, M.D.	62,039	128,142	262,888	453,069
Martine Zimmermann, Pharm.D.	53,155	128,142	262,888	444,185
(1)    Reflects the grant date fair value for stock and option awards granted to directors in 2025, calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of stock and option awards are set forth under Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 27, 2026.
As of December 31, 2025, our non-employee directors listed in the table above held outstanding stock awards and options, as follows:

Name	Number of Shares Underlying Outstanding Restricted Stock Units	Number of Shares Underlying Outstanding Stock Options
Jason M. Aryeh	1,209	41,493
Nancy R. Gray, Ph.D.	1,209	34,358
Jason Haas	1,209	26,826
John W. Kozarich, Ph.D.	1,209	45,666
John L. LaMattina, Ph.D.	1,209	39,348
Stephen L. Sabba, M.D.	1,209	45,666
Martine Zimmermann, Pharm.D.	1,970	22,572
REQUIRED VOTE
Directors will be elected by a plurality of the votes cast. Therefore, the eight director nominees receiving the most “For” votes from the holders of shares present at the meeting or represented by proxy and entitled to vote on the election of directors will be elected. Withholding authority to vote your shares with respect to one or more director nominees will have no effect on the election of those nominees. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on the election of directors. Broker non-votes will also have no effect on the election of the nominees. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board unanimously recommends a vote FOR the nominees listed above under “Business Experience of Director Nominees.”

Proposal No. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
In October 2025, our Audit Committee approved the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. You are being asked to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2016. Neither the firm nor any of its members has any relationship with us or any of our affiliates, except in the firm’s capacity as our independent registered public accounting firm.
Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by Delaware law, our certificate of incorporation, our amended and restated bylaws, or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board will reconsider its selection. Even if the selection is ratified, the Board or the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if such a change would be in our and our stockholders’ best interests.
Representatives of Ernst & Young LLP are expected to be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
INDEPENDENT AUDITOR’S FEES
The following is a summary of the fees incurred by us from Ernst & Young LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2025 and 2024:

Fee Category	Fiscal Year 2025 Fees	Fiscal Year 2024 Fees
Audit fees(1)	$1,461,576	$1,457,193
Audit-related fees(2)	664,150	1,060,808
Tax compliance fees (3)	803,987	486,069
All other fees(4)	120,725	61,515
Total fees	$3,050,438	$3,065,585
(1)     Audit fees consist of amounts for professional services rendered in connection with the integrated audit of our consolidated financial statements and related schedules and internal control over financial reporting, and review of the interim condensed consolidated financial statements included in quarterly reports.
(2)    Audit-related fees for 2025 were primarily incurred for accounting fees related to the Pelthos transaction and the convertible senior unsecured notes due 2030 issued in August 2025. Audit-related fees for 2024 were primarily incurred for accounting fees related to the Pelthos transaction, the acquisition of Apeiron and other assets, and at-the-market equity offering program.
(3)    Tax compliance fees consist of fees for federal, state and international tax compliance and the preparation of original and amended tax returns and refund claims.
(4)    All other fees include tax advice and tax planning assistance, including non-recurring tax assistance in connection with acquisitions and dispositions.
In considering the nature of the services provided by Ernst & Young LLP during the 2025 fiscal year, the Audit Committee determined that such services are compatible with the provision of independent audit services.
The Audit Committee discussed these services with Ernst & Young LLP and our management to determine that they are permitted under the rules and regulation concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
All services performed by Ernst & Young LLP in 2025 and 2024 were pre-approved in accordance with the requirements of the Audit Committee charter.
Except as stated above, there were no other fees charged by Ernst & Young LLP for 2025 or 2024. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of Ernst & Young LLP. None of the fees paid to Ernst & Young LLP under the category “Tax Fees” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

AUDIT COMMITTEE POLICY REGARDING PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
REQUIRED VOTE
The proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 requires the affirmative vote of the holders of a majority of the stock having voting power present in person at the live webcast or represented by proxy and entitled to vote on the subject matter of the proposal. Abstentions will have the same effect as a vote against this proposal. Ratification of the selection of Ernst & Young LLP is considered a routine matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes are expected to result from this proposal. Broker non-votes, if any, will have no effect on the outcome of the vote.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board unanimously recommends that stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2026.

AUDIT COMMITTEE REPORT
The following is the report delivered by the Audit Committee of the Company’s board of directors with respect to the principal factors considered by such committee in its oversight of the accounting, auditing and financial reporting practices of the Company for fiscal year 2025.
The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.
The Audit Committee reviewed and discussed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including those matters required under Auditing Standard 1301 (Communications with Audit Committees). In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from management and the Company, and has received from Ernst & Young LLP the written disclosures and the letter required by the Public Company Accounting Oversight Board Rule 3526.
The Audit Committee met with Ernst & Young LLP to discuss the overall scope of their services, the results of their audit and reviews, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. Ernst & Young LLP, as the Company’s independent registered public accounting firm, also periodically updates the Audit Committee about new accounting developments and their potential impact on the Company’s reporting. The Audit Committee’s meetings with Ernst & Young LLP were held with and without management present. The Audit Committee is not employed by the Company, nor does it provide any expert assurance or professional certification regarding the Company’s financial statements. The Audit Committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the Company’s independent registered public accounting firm.
In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Company’s board of directors that the audited consolidated financial statements be included in this proxy statement and in our annual report for the year ended December 31, 2025.
This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished by the Audit Committee.
Stephen L. Sabba, M.D., Chairperson of the Audit Committee
Nancy R. Gray, Ph.D.
Jason Haas
Martine Zimmermann, Pharm.D.

Proposal No. 3
APPROVAL OF COMPENSATION OF THE NAMED
EXECUTIVE OFFICERS
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our stockholders are entitled to vote at the annual meeting to provide advisory approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or the Board.
Although the vote is non-binding, our Human Capital Management and Compensation Committee and Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The Human Capital Management and Compensation Committee and the Board believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:
“RESOLVED, that Ligand Pharmaceuticals Incorporated stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Ligand Pharmaceuticals Incorporated’s Proxy Statement for the 2026 annual meeting of stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2025 Summary Compensation Table and the other related tables and disclosure.”
REQUIRED VOTE
Approval of the non-binding advisory resolution on our executive compensation requires the affirmative vote of the holders of a majority of the stock having voting power present in person at the live webcast or represented by proxy and entitled to vote on the subject matter of the proposal. Abstentions will have the same effect as a vote against this proposal. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on the resolution to approve the compensation of our named executive officers. Broker non-votes will have no effect on the outcome of the vote.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board unanimously recommends that stockholders vote FOR the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement.

Proposal No. 4
APPROVAL OF THE AMENDED AND RESTATED LIGAND PHARMACEUTICALS INCORPORATED 2002 STOCK INCENTIVE PLAN
We are asking our stockholders to approve the amendment and restatement of the Ligand Pharmaceuticals Incorporated 2002 Stock Incentive Plan, as most recently amended and restated effective June 14, 2024. The amendment and restatement of the Existing Plan is referred to herein as the “Restated Equity Plan.” The Restated Equity Plan was adopted by our Board on April 21, 2026, subject to stockholder approval. The Restated Equity Plan will become effective if it is approved by the stockholders at the annual meeting. We also maintain the Ligand Pharmaceuticals Incorporated 2022 Employment Inducement Plan (the “Inducement Plan”) and the Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”). The terms of the Inducement Plan are substantially similar to the terms of the Existing Plan with the exception that incentive stock options may not be issued under the Inducement Plan and awards under the Inducement Plan may only be issued to eligible recipients under the applicable Nasdaq Listing Rules. The Inducement Plan was adopted by the Board without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. From and after June 14, 2024, we no longer grant awards under the Inducement Plan, and the remaining shares available under such plan were cancelled (although the terms and conditions of the Inducement Plan will continue to govern any outstanding awards thereunder).
The proposed amendments to the Existing Plan would:
•Increase the Share Reserve. As part of the approval of the Restated Equity Plan we are asking our stockholders to approve an increase of 600,000 in the number of shares of our common stock available for issuance under the Restated Equity Plan over the existing share reserve under the Existing Plan. As of March 31, 2026 awards covering a total of 2,403,395 shares were subject to outstanding awards under the Existing Plan (with performance awards counted assuming “target” performance) and 200,016 shares remained available for future grants under the Existing Plan (with performance awards counted assuming “target” performance).
Based on our 2025 equity granting practices, projections for future equity grants, and expectations around new hires, we expect that the requested share pool will allow us to grant equity awards to our employees and members of the Board for the next year. Actual pool duration may be shorter or longer than projected due to factors such as market conditions, grant practices, and potential changes in the Company’s human capital and retention strategies.
In evaluating the proposed share reserve increase, the Board considered the Company’s evolving equity grant philosophy. The Company has transitioned toward granting predominantly full‑value awards, particularly performance‑based restricted stock units, as part of its long‑term incentive program. This shift reflects the Company’s focus on strengthening pay‑for‑performance alignment, enhancing retention of key talent, and promoting responsible equity usage. Full‑value awards generally require fewer shares per award than stock options and are expected to moderate annual share usage and support a more disciplined dilution profile over time, while continuing to provide meaningful long‑term incentives aligned with stockholder value creation.
The proposed increase in shares available for issuance under the Restated Equity Plan (over the existing share reserve under the Existing Plan) has been reviewed and approved by our Board. In the process, the Board determined that the existing number of shares available for issuance under the Existing Plan was insufficient to meet our ongoing needs to provide long-term incentive grants on an ongoing and regular basis to motivate, reward and retain key employees who create stockholder value. The increase in shares has been necessitated by the hiring of new employees, and by granting additional stock awards to current employees as long-term incentives. The increase will enable us to continue our policy of equity ownership by employees and directors as an incentive to contribute to our continued success.
•Remove the Fungible Pool Formula. Under the Restated Equity Plan, the fungible pool formula will be removed. As such, the authorized share limit will be reduced by one share of common stock for every one share granted as a “full-value”, similar to the formula used to reduce stock options and stock appreciation rights (“SARs”). Prior to this amendment, the authorized share limit was reduced by 1.5 shares of common stock for every one share subject to a “full-value award”. For purposes of the Restated Equity Plan, a full-value award is an award pursuant to which shares of our common stock are issuable that is granted with a per-share exercise or purchase price less than 100% of the fair market value of a share of our common stock on the date of grant. This change reflects the Company’s recent shift toward granting primarily full-value awards, and aligns the share reserve mechanics of the Restated Equity Plan with the Company’s current equity compensation practices.
•Increase the Limit on Incentive Stock Options. Under the Restated Equity Plan, no more than 10,313,754 shares may be issued upon the exercise of incentive stock options (“ISOs”), subject to adjustment for changes in our capitalization and certain corporate transactions, as described below under the heading “Adjustments.”
•Update Director Compensation Limits. Under the Restated Equity Plan, director compensation limits will be at $750,000 for non-employee directors, with the limit increased to $1,000,000 in the calendar year a non-employee director joins the Board of Directors. The amended director compensation limits, which cover cash compensation plus the grant date value of equity awards, would align with current market practice.
•Extend the Term. The Restated Equity Plan will have a term of ten years from the date it was adopted by our Board.
Each of these aspects of the Restated Equity Plan is discussed below.
The Restated Equity Plan is not being materially amended in any respect other than to reflect the changes described above.
WHY THE STOCKHOLDERS SHOULD VOTE TO APPROVE THE RESTATED EQUITY PLAN

•Equity Incentive Awards Are an Important Part of Our Compensation Philosophy. Our equity compensation plans are critical to our ongoing effort to build stockholder value. As discussed in the Compensation Discussion and Analysis section of this proxy statement, equity incentive awards are central to our compensation program. Our Board and the Human Capital Management and Compensation Committee believe that our ability to grant equity incentive awards to new and existing employees, directors and eligible consultants has helped us attract, retain and motivate world-class talent. Historically, we have primarily issued stock options, restricted stock units and performance-based restricted stock units because these forms of equity compensation provide a strong retention value and incentive for employees to work to grow the business and build stockholder value, and are attractive to employees who share the entrepreneurial spirit that has made us a success. As discussed in the Compensation Discussion & Analysis, 2025 was a defining year for Ligand. The talent that we have recruited as part of this transformation is comprised of experienced private equity and pharmaceutical dealmakers that are highly sought after for their skills and experience. As such, providing competitive long-term incentive award opportunities to these employees is key to executing our strategy and delivering stockholder returns. Also, our equity incentive programs are broad-based. The equity incentive programs we have in place have worked to build stockholder value by attracting and retaining talented employees. We believe we must continue to offer a competitive equity compensation plan in order to attract and motivate the talent necessary for our continued growth and success. As of March 31, 2026, all of our 48 employees (including our executive officers) and all of our seven non-employee directors held outstanding equity awards. Our low employee headcount exemplifies the advantages our business model is delivering. Our business model leverages external partnerships and infrastructure to deliver significant profit and market capitalization value per employee. Our business model requires senior and experienced deal experts, but far fewer total employees and therefore, far less cumulative employee expense. We have evolved our equity grant philosophy to emphasize predominantly full‑value awards, such as restricted stock units and performance‑based restricted stock units. The Board and the Human Capital Management and Compensation Committee believe this approach better aligns equity compensation with long‑term stockholder interests by strengthening the linkage between realized pay and sustained stock price performance while promoting retention of critical talent. The increased use of full‑value awards also supports sound equity governance practices by enabling more efficient use of the Company’s authorized share reserve, reducing potential dilution, and simplifying equity plan administration. This grant structure reflects prevailing market practices and provides meaningful long‑term incentives while maintaining responsible equity usage. The Board believes this evolution in grant philosophy appropriately balances the Company’s compensation objectives with stockholder dilution considerations and effective plan design.
•Removal of the Fungible Limit. The Company is recommending the elimination of the fungible ratio to account for changes in the long-term incentive mix for executive officers. More specifically, in 2026, the Company granted equity to named executive officers using the following mix: 50% performance-based RSUs (or “PSUs”), 30% time-based stock options, and 20% time-based RSUs. With 70% of equity awards granted in full-value shares, and the majority of those subject to the attainment of underlying performance goals, the Company would have had to increase the magnitude of the share pool request to accommodate the fungible ratio. Absent the removal of the fungible ratio, the Company estimates that an equity reserve increase of approximately 750,000 to 800,000 shares would have been required to support comparable projected grant activity. The proposed approach allows for a smaller pool, with a lower level of equity dilution, which is beneficial to stockholders.
•The Existing Plan Will No Longer Have Shares Available for Grant following 2026. Under our current forecasts, the Existing Plan will have insufficient shares available to grant equity awards in 2027, and we will not be able to continue to issue equity grants to our employees and directors unless our stockholders approve the Restated Equity Plan. This assumes we continue to grant awards consistent with our historical usage, as reflected in our historical burn rate discussed below, and noting that future circumstances may require us to change our current equity grant practices. As noted, the Company has adopted a change to executive officer long-term incentive mix to emphasize full-value shares, namely PSUs, which may result in lower share usage going-forward, depending on our performance relative to the pre-established PSU goals. While we could increase cash compensation if we are unable to grant equity incentives, we anticipate that we will have difficulty attracting, retaining and motivating our employees and directors if we are unable to make equity grants to them. In addition, equity usage over time may evolve as the Company continues its transition toward granting predominantly full‑value awards. As discussed above, full‑value awards generally consume fewer shares per award than stock options and are expected to result in lower annual share usage on a relative basis, particularly when tied to performance‑based vesting conditions. While actual share utilization will continue to depend on grant sizes, eligibility, and achievement of performance goals, the Board believes this grant structure supports a more disciplined approach to equity usage and may reduce overall dilution to stockholders over time, while continuing to provide meaningful long‑term incentives aligned with stockholder value creation.
•We Manage Our Equity Incentive Award Use Carefully. We manage our long-term stockholder dilution by limiting the number of equity awards granted annually. Our Human Capital Management and Compensation Committee carefully monitors our total dilution and equity expense to ensure that we maximize stockholder value by granting the balanced number of equity awards necessary to attract, reward and retain high value employees, directors and consultants. The following table summarizes the awards outstanding and shares available for grant under the Existing Plan and the Inducement Plan, each as of March 31, 2026, and the proposed increase in shares authorized for issuance under the Restated Equity Plan. As of March 31, 2026, the Existing Plan, the Inducement Plan and our Employee Stock Purchase Plan are the only equity plans under which we have outstanding equity awards. From and after June 14, 2024, we no longer grant awards under the Inducement Plan, and the remaining shares available under such plan were cancelled (although the terms and conditions of the Inducement Plan will continue to govern any outstanding awards thereunder). Therefore, the Existing Plan and our Employee Stock Purchase Plan are the only plans under which we have shares available for grant. The following table excludes the 19,657 shares available for grant under our Employee Stock Purchase Plan as of March 31, 2026.

	Number of Shares	As a % of Shares Outstanding (1)	Dollar Value (2)
Existing Plan
Options outstanding	2,002,254	10.0%	$399,750,011
Weighted average exercise price of outstanding options	$105.03
Weighted average remaining term (in years) of outstanding options	7.6 years
Restricted stock units (3)	161,526	0.8%	32,248,666
Performance stock units (3)	239,615	1.2%	47,839,135
Shares available for grant (4)	200,016	1.0%	39,933,194
Proposed increase in shares available for issuance under Restated Equity Plan	600,000	3.0%	119,790,000
Inducement Plan
Options outstanding	221,493	1.1%	44,221,077
Weighted average exercise price of outstanding options	$68.83
Weighted average remaining term (in years) of outstanding options	7.5 years
Restricted stock units (3)	18,648	0.1%	3,723,073

Performance stock units (3)	20,000	0.1%	3,993,000
Shares available for grant (5)	—	—%	—

(1) Based on 20,029,197 shares of our common stock outstanding as of March 31, 2026.
(2) Based on the closing price of our common stock on March 31, 2026, of $199.65 per share.
(3) Performance stock units that are subject to performance-based vesting are reflected assuming “target” performance.
(4) Shares remaining available for issuance under the Existing Plan reflects performance-based awards at “target” levels.
(5) Beginning on June 14, 2024, the Company stopped granting awards under the Inducement Plan.

In determining whether to approve the Restated Equity Plan, including the proposed increase to the share reserve under the Restated Equity Plan over the share reserve under the Existing Plan, our Board considered the following:

•The shares to be reserved for issuance under the Restated Equity Plan will represent an increase of 600,000 shares from the aggregate number of shares reserved for issuance under the Existing Plan as of March 31, 2026.
•In determining the size of the share reserve under the Restated Equity Plan, our Board considered the number of equity awards we granted during the past three calendar years. In calendar years 2023, 2024 and 2025, our annual equity burn rates (calculated by dividing (1) the number of shares subject to equity awards granted during the year (with performance awards counted assuming “target” performance) by (2) the weighted-average number of diluted shares outstanding at the end of the applicable year) under the Existing Plan and the Inducement Plan were 4.2%, 6.0% and 3.5%, respectively.
•In fiscal years 2023, 2024 and 2025, the number of stock options, time-vesting restricted stock units and performance-based RSUs granted, and the number of performance-based restricted stock units earned, was as follows:

	2025	2024	2023
Stock Options/SARs granted	468,876	783,064	537,432
Time-based RSUs granted	97,924	168,907	132,486
Performance-based RSUs granted	133,837	149,681	71,266
Performance-based RSUs earned	101,606	14,351	21,421

•We expect the proposed aggregate share reserve under the Restated Equity Plan to provide us with enough shares for awards for next year, assuming we continue to grant awards consistent with our current practices and historical usage, as reflected in our historical burn rate, and further dependent on the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards under the Existing Plan, and noting that future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Restated Equity Plan could last for a shorter or longer time.
•In calendar years 2023, 2024 and 2025, the end of year overhang rate (calculated by dividing (1) the sum of the number of shares subject to equity awards outstanding at the end of the calendar year (with performance awards counted assuming “target” performance) plus shares remaining available for issuance for future awards at the end of the calendar year by (2) the number of shares outstanding at the end of the calendar year) was 22.8%, 21.4% and 16.1%, respectively. If the Restated Equity Plan is approved, our overhang would increase by approximately 3.0% due to the increased share reserve under the Restated Equity Plan as noted in the table above. Our management team has generally held stock options for the majority of their terms to align with long-term stockholder interests, which increases our equity overhang.
•As of March 31, 2026, with the proposed share request, our equity overhang would equal 17.3%. To validate the appropriateness of our proposed share request, we analyzed market practice information for companies that conducted a share request in 2025 in our industry (GICS 3520), with market capitalizations ranging from $1.0 billion to $10.0 billion. Our share request as a percent of common shares outstanding (3.0%) is positioned below the 25th percentile of these companies (3.2%) and our total available pool to grant equity awards (4.0%) is also positioned below the 25th percentile of these companies (5.8%). Furthermore, our equity overhang with the proposed share request (17.3%) is positioned below the 25th percentile of these companies (18.0%). Each of these three data points confirms the proposed share request is reasonable and aligns with shareholder interests.
•Analysis by our compensation consultant, which was based on generally accepted evaluation methodologies used by proxy advisory firms, supports that the additional number of shares to be reserved under the Restated Equity Plan is within generally accepted standards as measured by an analysis of the Restated Equity Plan cost relative to industry standards.
In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain highly qualified individuals in the extremely competitive labor markets in which we compete, our Board has determined that the size of the share reserve under the Restated Equity Plan is reasonable and appropriate at this time. Our Board will not create a subcommittee to evaluate the risk and benefits for issuing shares under the Restated Equity Plan.
THE RESTATED EQUITY PLAN CONTAINS EQUITY COMPENSATION BEST PRACTICES
•Broad-based eligibility for equity awards. We grant equity awards to all our full-time U.S. employees and key international employees. By doing so, we link employee interests with stockholder interests throughout the organization and motivate our employees to act as owners of the business. As of March 31, 2026, all of our 48 employees, all of our seven non-employee directors and one of our numerous consultants had received grants of equity awards.
•Stockholder approval is required for additional shares. The Restated Equity Plan does not contain an annual “evergreen” provision. The Restated Equity Plan authorizes a fixed number of shares, so that stockholder approval is required to increase the maximum number of securities which may be issued under the Restated Equity Plan.
•No Re-pricing or Replacement of Options or Stock Appreciation Rights. The Restated Equity Plan prohibits, without stockholder approval: (1) the amendment of awards to reduce the exercise price, and (2) the replacement of an option or SAR with cash, any other award or an option or SAR with an exercise price that is less than the exercise price per share of the original option or SAR.
•No In-the-Money Option or Stock Appreciation Right Grants. The Restated Equity Plan prohibits the grant of options or SARs with an exercise or base price less than the fair market value of our common stock, generally the closing price of our common stock, on the date of grant.
•Limitations on Dividend Payments on Performance Awards. Dividends and dividend equivalents may be paid on awards subject to vesting conditions only to the extent such conditions are met.
•Limitations on Grants. No one person participating in the Restated Equity Plan may receive awards for more than 1,000,000 shares of our common stock in the aggregate per calendar year.
•Non-Employee Director Compensation Limit. The sum of any cash compensation, or other compensation, and the grant date fair value of awards granted to a non-employee director for services as a non-employee director during any calendar year, generally may not exceed $750,000 (which limit will be increased to $1,000,000 in the calendar year of his or her initial service as a non-employee director).
•No Tax Gross-Ups. The Restated Equity Plan does not provide for any tax gross-ups.
•Independent Administration. The Human Capital Management and Compensation Committee which consists of only independent directors, will administer the Restated Equity Plan if it is approved by stockholders.
STOCKHOLDER APPROVAL REQUIREMENT
Stockholder approval of the Restated Equity Plan is necessary in order for us to (1) meet the stockholder approval requirements of Nasdaq and (2) grant additional awards thereunder.
If the Restated Equity Plan is not approved by our stockholders, the Restated Equity Plan will not become effective, the Existing Plan and the Inducement Plan will continue in full force and effect, and we may continue to grant awards under the Existing Plan, subject to its terms, conditions and limitations, including the shares available for issuance thereunder.
SUMMARY OF THE RESTATED EQUITY PLAN

The following is a summary of the principal features of the Restated Equity Plan, assuming that stockholders approve this proposal. The summary, however, is not a complete description of all the provisions of the Restated Equity Plan. The proposed Restated Equity Plan is attached to this proxy statement as Appendix B.
Plan Structure
The Restated Equity Plan contains three separate equity programs; the Discretionary Option Grant Program, the Stock Issuance Program and the Other Stock Awards Program.
Administration
The Restated Equity Plan will be administered by the Human Capital Management and Compensation Committee. This committee has complete discretion, subject to the provisions of the Restated Equity Plan, to authorize awards under the Restated Equity Plan to all eligible persons other than non-employee members of our Board. However, the Board may also appoint a secondary committee of one or more members of our Board to have separate but concurrent authority to make awards under those programs to all eligible individuals other than our executive officers and non-employee members of our Board. The full Board will administer the Restated Equity Plan with respect to awards to the non-employee members of our Board. The term “Plan Administrator,” as used in this proxy statement, will mean the Board, the Human Capital Management and Compensation Committee or any secondary committee, to the extent each such entity is acting within the scope of its duties under the Restated Equity Plan.
Eligibility
Officers and employees of Ligand and its parents and subsidiaries, whether now existing or subsequently established, non-employee members of our Board and consultants and independent contractors of Ligand and its parent and subsidiaries are eligible to participate in the Restated Equity Plan.
As of March 31, 2026, all of our 48 employees (including our executive officers), all seven non-employee members of our Board and one of our numerous consultants were eligible to receive awards under the Existing Plan, and would have been eligible to receive awards under the Restated Equity Plan had it been in effect on such date.
Shares Available
As part of the approval of the Restated Equity Plan we are asking our stockholders to approve an increase of 600,000 in the number of shares available for issuance under the Restated Equity Plan over the existing share reserve under the Existing Plan. As a result, the share reserve under the Restated Equity Plan will be equal to the sum of (1) 600,000 shares, plus (2) the number of shares remaining available for future grant under the Existing Plan as of the effective date of the Restated Equity Plan, plus (3) the number of shares subject to outstanding awards under the Existing Plan as of the effective date of the Restated Equity Plan (counted for this purpose based on the number of shares originally deducted from the share reserve under the Existing Plan for such awards). As a result, as of the effective date of the Restated Equity Plan, the only shares available for future awards as of such date will be the sum of the shares in clauses (1) and (2) above, subject to the share recycling provisions of the Restated Equity Plan below. In no event may more than 10,313,754 shares of common stock be issued upon the exercise of ISOs under the Restated Equity Plan, subject to adjustment for changes in our capitalization and certain corporate transactions. For clarity, the share reserve under the Restated Equity Plan reflects the adjustments to the outstanding awards (and the corresponding adjustment to the share reserve) under the Existing Plan pursuant to the terms of the Existing Plan in connection with the adjustment of the outstanding awards under the Existing Plan to reflect the separation and spin-off of OmniAb Operations, Inc. (f/k/a OmniAb, Inc.).
If (1) any award (including an award granted under the Existing Plan) is forfeited or expires or such award is settled for cash, (2) any shares subject to a full-value award (including an award granted under the Existing Plan) are forfeited by the holder or repurchased by us at a price not greater than the price paid by the holder of such shares, or (3) any shares are tendered or withheld to satisfy any tax withholding obligation with respect to a full-value award (including an award granted under the Existing Plan), then the shares subject to such award may, to the extent of such forfeiture, expiration, cash settlement or repurchase, be used again for new grants under the Restated Equity Plan in an amount corresponding to the reduction in the share reserve previously made with respect to such award; provided, however, that, notwithstanding the foregoing, in the event shares subject to a full-value award are delivered by a participant or withheld by us to satisfy any tax withholding obligation at a tax withholding rate in excess of the minimum statutory withholding rates, such shares tendered or withheld to satisfy the tax withholding obligation at a rate in excess of the minimum statutory withholding rates shall not be available for future grants of awards under the Restated Equity Plan and shall continue to be counted against the share reserve in an amount corresponding to the reduction in the share reserve previously made with respect to such award. Any shares that again become available for grant will be added back as (1) one share if such shares were subject to an option or SAR, (2) 1.5 shares if such shares were subject to full-value awards granted before the date this amendment, and (3) 1.0 shares if such shares were subject to full-value awards granted after the date this amendment, if approved by the stockholders. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Restated Equity Plan.
Notwithstanding the foregoing, the following shares will not be added to the shares authorized for grant under the Restated Equity Plan: (1) any shares tendered or withheld to satisfy the exercise price of an option or any tax withholding obligation with respect to an option or SAR, (2) any shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise, and (3) any shares purchased on the open market with the cash proceeds from the exercise of options.
Adjustments
Should any change be made to the common stock issuable under the Restated Equity Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without our receipt of consideration, or as a result of a change in ownership or control of Ligand, then appropriate adjustments will be made to:
•the maximum number and/or class of securities issuable under the Restated Equity Plan and the maximum number of shares that may be issued upon exercise of ISOs under the Restated Equity Plan;
•the maximum number and/or class of securities for which any one person may be granted awards per calendar year under the Restated Equity Plan;
•the number and/or class of securities for which grants are subsequently to be made under an automatic grant program to new and continuing non-employee members of the Board;
•the number and/or class of securities and price per share in effect under each outstanding award; and
•terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or criteria with respect thereto).
In addition, equitable adjustments will be made to outstanding awards in the event a large non-recurring cash dividend is paid to our stockholders, which affects our common stock or share price of the common stock underlying the awards subject to the Restated Equity Plan. Such adjustments to the outstanding awards will be effected in a manner which will preclude the enlargement or dilution of rights and benefits under those awards.
Valuation
The fair market value per share of common stock on any relevant date under the Restated Equity Plan will be deemed to be equal to the closing selling price per share on that date on the Nasdaq Global Market. If there is no reported selling price for such date, then the fair market value per share will be the closing selling price on the last preceding date for which such quotation exists. On March 31, 2026, the closing selling price per share of our common stock was $199.65.
Discretionary Option Grant Program
Program Grants
The Plan Administrator has complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an ISO or a non-statutory option under the federal tax laws, the time or times when each option is to become exercisable, the vesting schedule (if any) to be in effect for the option grant and the maximum term (up to 10 years) for which any granted option is to remain outstanding.
Price and Exercisability
Each granted option will have an exercise price per share not less than 100% of the fair market value per share of our common stock on the option grant date, and no granted option will have a term in excess of 10 years. The shares subject to each option will generally become exercisable for fully-vested shares in a series of installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they are immediately exercisable for any or all of the option shares. The shares acquired under such immediately-exercisable options will normally be unvested and subject to repurchase by us, at the lower of (1) the exercise price paid per share or (2) the fair market value per share of our common stock at the time of cessation of service if the optionee ceases service with us prior to vesting in those shares.

The exercise price may be paid in cash or check or in shares of our common stock. Outstanding options may also be exercised through a same-day sale program pursuant to which a designated brokerage firm is to effect an immediate sale of the shares purchased under the option and pay to us, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes.
No optionee has any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are generally not assignable or transferable other than by will or the laws of inheritance and, during the optionee’s lifetime, the option may be exercised only by such optionee. However, the Plan Administrator may allow non-statutory options to be transferred or assigned during the optionee’s lifetime to one or more members of the optionee’s immediate family or to a trust established exclusively for one or more such family members or to the optionee’s former spouse, to the extent such transfer or assignment is in furtherance of the optionee’s estate plan or pursuant to a domestic relations order. The optionee may also designate one or more beneficiaries to automatically receive his or her outstanding options at death.
Termination of Service
Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options for any shares in which the optionee is vested at that time. The Plan Administrator has discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised, up to the date of the option’s expiration and/or to accelerate the exercisability or vesting of such options in whole or in part.
Stock Issuance Program
Program Grants
Shares may be issued under the Stock Issuance Program at a price per share, if any, determined by the Plan Administrator. The Plan Administrator has complete discretion under this program to determine which eligible individuals are to receive such stock issuances, the time or times when such issuances or awards are to be made, the number of shares subject to each such issuance or award and the vesting schedule, if any, to be in effect for the stock issuance.
The shares issued may be fully and immediately vested upon issuance or may vest upon the recipient’s completion of a designated service period or upon our attainment of pre-established performance goals. The Plan Administrator has, however, the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.
Any unvested shares for which the requisite service requirement or performance objective is not obtained must be surrendered to us for cancellation or repurchase, and the participant will not have any further stockholder rights with respect to those shares. Recipients of restricted shares under the Stock Issuance Program may have voting rights and may receive dividends, if any, prior to the time when the restrictions lapse, provided that any dividends paid on unvested shares will be subject to the same vesting conditions as the underlying unvested shares.
Other Stock Awards Program
The Plan Administrator has complete discretion under the Other Stock Awards Program to make awards of stock appreciation rights, restricted stock units or dividend equivalents to eligible persons under the Restated Equity Plan.
Stock Appreciation Rights
SARs may be granted in connection with stock options or other awards, or separately. SARs granted by the Plan Administrator in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our common stock over the exercise price of the SAR or a related option or other awards. Each granted SAR will have an exercise or base price per share not less than 100% of the fair market value per share of our common stock on the SAR grant date, and no granted SAR will have a term in excess of 10 years. There are no restrictions specified in the plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the Plan Administrator in the SAR agreements. The Plan Administrator may elect to pay SARs in cash or in shares of our common stock or in a combination of both.
Restricted Stock Units
Restricted stock units may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Human Capital Management and Compensation Committee. Like stock issuances that are subject to vesting, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike stock issuances, shares issuable pursuant to a restricted stock unit award will not be issued until the restricted stock unit award has vested, and recipients of restricted stock unit awards generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.
Dividend Equivalents
Dividend equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the stock options, SARs or other awards held by the participant. Dividend and dividend equivalents may not be paid on awards subject to vesting conditions unless and until such conditions are met.
Equity Awards to Non-Employee Directors
Non-employee members of our Board are eligible for automatic equity awards under the Restated Equity Plan pursuant to the terms of our director compensation policy, which is described above under “Compensation of Directors.”
Under the Restated Equity Plan, the sum of any cash compensation, or other compensation, and the grant date fair value of awards granted to a non-employee director for services as a non-employee director during any calendar year, generally may not exceed $750,000 (which limit will be increased to $1,000,000 in the calendar year of his or her initial service as a non-employee director). The Plan Administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.
General Plan Provisions
Change in Ownership or Control
In the event that we are acquired by merger or asset sale, or if there is a change in ownership or control, the Plan Administrator may provide for any or all of the following alternatives:
•require participants to surrender their outstanding awards for a cash payment;
•replace outstanding awards with other rights or property;
•accelerate the vesting of all or a portion of the awards;
•require that the successor or survivor corporation assume the awards or replace them with equivalent awards; or
•adjust the terms and conditions of outstanding awards.
In addition, in the event outstanding awards are not assumed or replaced with a comparable award or cash incentive program in connection with any such merger or asset sale, or change in ownership or control, such awards shall vest in full, unless such accelerated vesting is precluded by a limitation set forth in the applicable award agreement.
Tax Withholding
The Restated Equity Plan permits the Plan Administrator to allow for the withholding or surrender of shares in satisfaction of tax withholding with respect to awards with a value up to the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America).
Amendment and Termination
The Board may amend or modify the Restated Equity Plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the Board, the Restated Equity Plan will terminate on the earliest of:
•April 21, 2036; or
•the termination of all outstanding options in connection with certain changes in control or ownership of the Company.
Repricing Prohibited
The Restated Equity Plan prohibits, without stockholder approval: (1) the amendment of awards to reduce the exercise price, and (2) the replacement of an option or SAR with cash, any other award or an option or SAR with an exercise price that is less than the exercise price per share of the original option or SAR.
Performance-Based Awards

Any awards granted pursuant to the Restated Equity Plan may be subject to performance-based vesting conditions. The value of performance awards may be linked to any one or more of the performance criteria listed below, or other specific criteria determined by the Plan Administrator, in each case on a specified date or dates or over any period or periods determined by the Plan Administrator. The goals are established and evaluated by the Plan Administrator and may relate to performance over any periods as determined by the Plan Administrator.
The Human Capital Management and Compensation Committee will define in an objective fashion the manner of calculating the performance criteria it selects to use for such awards. With regard to a particular performance period, the Human Capital Management and Compensation Committee will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the Human Capital Management and Compensation Committee may reduce or eliminate (but not increase) the initial award. Generally, a participant will have to be employed by or providing services to us or any of our subsidiaries or affiliates on the date the performance-based award is paid to be eligible for a performance-based award for any period.
The Plan Administrator may, in its sole discretion, provide that one or more adjustments shall be made to one or more of the performance goals. Such adjustments may include, but are not limited to, one or more of the following:
•items related to a change in accounting principle;
•items relating to financing activities;
•expenses for restructuring or productivity initiatives;
•other non-operating items;
•items related to acquisitions;
•items attributable to the business operations of any entity acquired by us during the performance period;
•items related to the disposal of a business or segment of a business;
•items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards;
•items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period;
•other items of significant income or expense which are determined to be appropriate adjustments;
•items relating to unusual or extraordinary corporate transactions, events or developments;
•items related to amortization of acquired intangible assets;
•items that are outside the scope of our core, on-going business activities;
•items related to acquired in-process research and development;
•items relating to changes in tax laws;
•items relating to major licensing or partnership arrangements;
•items relating to asset impairment charges;
•items relating to gains or losses for litigation, arbitration and contractual settlements; or
•items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.
The maximum number of shares which may be subject to awards granted under the Restated Equity Plan to any individual in any calendar year may not exceed 1,000,000 shares of common stock.
Securities Laws. The Restated Equity Plan is intended to conform to all provisions of the Securities Act of 1933, as amended, and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3 of the Exchange Act. The Restated Equity Plan will be administered, and awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.
Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the material U.S. federal income tax consequences to an employee, consultant or non-employee director granted an award under the Restated Equity Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a holder’s personal circumstances. This summarized tax information is not tax advice and a holder of an award should rely on the advice of his or her legal and tax advisors.
Option Grants
Options granted under the Restated Equity Plan may be either ISOs which satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:
•Incentive Options. The optionee recognizes no taxable income at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the amount by which the fair market value (at the time of exercise) of the purchased shares exceeds the exercise price will be included in the optionee’s income for purposes of the alternative minimum tax. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (1) qualifying and (2) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.
Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (1) the amount realized upon the sale or other disposition of the purchased shares over (2) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (1) the lesser of the fair market value of those shares on the exercise date or the sale date over (2) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.
If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (1) the fair market value of such shares on the option exercise date or the sale date, if less, over (2) the exercise price paid for the shares. In no other instance will we be allowed a deduction with respect to the optionee’s disposition of the purchased shares.
•Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.
We are entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction is in general allowed for the taxable year of Ligand in which such ordinary income is recognized by the optionee.
Stock Appreciation Rights
No taxable income is recognized upon receipt of a SAR. The holder recognizes ordinary income, in the year in which the SAR is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder is required to satisfy the tax withholding requirements applicable to such income.
We are entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the SAR. The deduction generally is allowed for the taxable year in which such ordinary income is recognized.
Direct Stock Issuance
A participant to whom unvested shares are issued generally will not recognize taxable income upon such issuance and we generally will not then be entitled to a deduction unless an election is made by the participant under Section 83(b) of the Code. However, when the restrictions on the shares of stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income (and will be required to satisfy the tax withholding requirements applicable to such income) and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price, if any.
If a timely election is made under Section 83(b) of the Code with respect to unvested stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price therefore, and we will be entitled to a deduction for the same amount. A participant who receives stock in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received, and we generally will be entitled to a deduction for the same amount.
Restricted Stock Units
An individual to whom restricted stock units are issued will not have taxable income upon issuance and we will not then be entitled to a deduction. An individual to whom restricted stock units are issued will generally realize ordinary income at the time the shares issuable with respect to the restricted stock unit award are distributed to the individual in an amount equal to the fair market value of such shares (less any purchase price), and we will be entitled to a corresponding deduction.
Dividend Equivalents
A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income (and will be required to satisfy the tax withholding requirements applicable to such income), and we will be entitled to a corresponding deduction.
Section 409A of the Code
Certain awards under the Restated Equity Plan may be considered “nonqualified deferred compensation” subject to Section 409A of the Code, which imposes additional requirements on the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the nonqualified deferred compensation plan for the current taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includible in the gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount will be subject to income tax at regular income tax rates plus an additional 20 percent tax, as well as potential premium interest tax.
Section 162(m) Limitation.
In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million in any one year. We are unable to take a deduction for any compensation in excess of $1 million that is paid to a covered employee, including pursuant to awards under the plan. There is no guarantee that we will be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee under the Existing Plan or the Restated Equity Plan.
NEW PLAN BENEFITS
Our non-employee directors will be eligible to receive automatic awards of restricted stock units and option grants under the Restated Equity Plan pursuant to our director compensation policy, as reflected in the table below and as further described above under “Compensation of Directors.” All other future grants under the Restated Equity Plan are within the discretion of the Plan Administrator and the benefits of such grants are, therefore, not determinable.

Name and Position	Dollar Value of Shares Subject to Stock Option Awards(1)	Dollar Value of Shares Subject to RSUs(2)
Named Executive Officers
Todd Davis, Chief Executive Officer	—	—
Tavo Espinoza, Chief Financial Officer	—	—
Andrew Reardon, Chief Legal Officer	—	—
Executive Officers, as a group	—	—
Non-Employee Directors, as a group(3)	$1,974,000	$1,316,000

Nominees for election as Directors(3)(4)
Jason M. Aryeh	$282,000	$188,000
Nancy R. Gray	$282,000	$188,000
Jason Haas	$282,000	$188,000
John W. Kozarich	$282,000	$188,000
John L. LaMattina	$282,000	$188,000
Stephen Sabba	$282,000	$188,000
Martine Zimmermann	$282,000	$188,000
Each associate of any of any such Directors, Executive Officers or Nominees	—	—
Each other person who received or is to receive 5% of such options, warrants or rights	—	—
Employees other than Executive Officers, as a group	—	—

(1) The actual number of options to be awarded is calculated using the Black-Scholes option pricing model (utilizing the same assumptions that we utilize in the preparation of our financial statements).
(2) The actual number of RSUs to be awarded is calculated by dividing (a) the target grant value of the RSU award, by (b) the average closing price per share of our common stock on the Nasdaq Global Market for the 30-calendar day period prior to the date of grant.
(3) All of the non-employee members of our Board will, upon re-election to the Board at the Annual Meeting, receive an automatic award of restricted stock units and options to purchase shares of common stock under the Restated Equity Plan pursuant to our director compensation policy, as described above under “Compensation of Directors.” Each option will have an exercise price per share equal to the fair market value per share of our common stock on the grant date.
(4) The information for Mr. Davis, who is standing for reelection at the annual meeting, is set forth above.
PLAN BENEFITS
The table below shows, as to our NEOs and the various indicated groups, the number of shares of common stock subject to awards granted under the Existing Plan to date that were outstanding as of March 31, 2026:

Name and Position	Number of Shares Subject to Stock Option Awards	Number of Shares Subject to RSUs/PSUs(1)
Named Executive Officers
Todd Davis, Chief Executive Officer	455,516	108,134
Tavo Espinoza, Chief Financial Officer	163,525	38,340
Andrew Reardon, Chief Legal Officer	148,677	34,832
Executive Officers, as a group	767,718	181,306
Non-Employee Directors, as a group(2)	251,734	9,224
Nominees for election as Directors(2)(3)
Jason M. Aryeh	41,493	1,209
Nancy R. Gray, Ph.D.	34,358	1,209
Jason Haas	26,826	1,209
John W. Kozarich, Ph.D.	45,666	1,209
John L. LaMattina, Ph.D.	37,187	1,209
Stephen Sabba, M.D.	43,632	1,209
Martine Zimmermann, Pharm.D.	22,572	1,970
Each associate of any of any such Directors, Executive Officers or Nominees	—	—
Each other person who received or is to receive 5% of such options, warrants or rights	—	—
Employees other than Executive Officers, as a group	1,204,295	249,259

(1) Performance stock units that are subject to performance-based vesting are reflected assuming “target” performance.

(2) All of the non-employee members of our Board will, upon re-election to the Board at the Annual Meeting, receive an automatic award of restricted stock units and options to purchase shares of common stock under the Restated Equity Plan pursuant to our director compensation policy, as described above under “Compensation of Directors.” Each option will have an exercise price per share equal to the fair market value per share of common stock on the grant date.
(3) The information for Mr. Davis, who is standing for reelection at the Annual Meeting, is set forth above.
All other future grants under the Restated Equity Plan are within the discretion of the Plan Administrator and the benefits of such grants are, therefore, not determinable.
REQUIRED VOTE
The proposal to approve the amendment and restatement of our 2002 Stock Incentive Plan requires the affirmative vote of the holders of a majority of the stock having voting power present in person at the live webcast or represented by proxy and entitled to vote on the subject matter of the proposal. Abstentions will have the same effect as a vote against this proposal. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on the resolution to approve the amendment and restatement of our 2002 Stock Incentive Plan. Broker non-votes will have no effect on the outcome of the vote.
RECOMMENDATION OF THE BOARD OF DIRECTORS
Our Board unanimously recommends that stockholders vote FOR the approval of the amendment and restatement of the Ligand Pharmaceuticals Incorporated’s 2002 Stock Incentive Plan.

EXECUTIVE OFFICERS
The names of our executive officers and their ages, titles and biographies as of the Record Date are set forth below.
Todd C. Davis, 65, has served as our Chief Executive Officer since December 2022, and prior to that as a member of the Board since March 2007. See “Election of Directors” for a discussion of Mr. Davis’ business experience.
Octavio (“Tavo”) Espinoza, 55, has served as our Chief Financial Officer since November 2022, and prior to that as Senior Vice President, Finance since September 2020. Previously, Mr. Espinoza served in a variety of finance leadership roles since joining Ligand in 2016. Prior to that, from March 2015 to February 2016, Mr. Espinoza served as Senior Director, Finance for Receptos, a publicly traded drug-discovery company, that was acquired by Celgene (now Bristol-Myers Squibb). Before Receptos, Mr. Espinoza was Senior Director, Accounting for Illumina, a publicly traded life sciences analytics and genetics sequencing tools company, and prior to Illumina, served as Senior Manager, Accounting at Intuit. Mr. Espinoza began his professional career in public accounting at PricewaterhouseCoopers and holds a B.S. in business administration from San Diego State University and a license as a Certified Public Accountant in the State of California.
Andrew Reardon, 51, joined Ligand in August 2022 and has served as our Chief Legal Officer since November 2022. Prior to that he was Vice President, Special Counsel. Before joining Ligand, from July 2011 to May 2022, Mr. Reardon was Managing Director and Chief Legal Officer of HealthCare Royalty Partners, a global healthcare investment firm investing in biopharmaceutical products primarily through royalty and revenue interest purchases and structured credit. Prior to HealthCare Royalty Partners (now HCRx), Mr. Reardon was a senior associate with the international law firm Willkie Farr & Gallagher, where he focused on corporate transactions, including finance and mergers and acquisitions. Mr. Reardon earned his J.D. from the University of Iowa College of Law, graduating with High Distinction and receiving the Alan I. Widiss Faculty Scholar Award, and received his B.A. with honors from the State University of New York College at Old Westbury.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
The following table shows, based on information we have, the beneficial ownership of our common stock as of the Record Date, by:
•all persons who are beneficial owners of 5% or more of our outstanding common stock;
•each of our current directors;
•each of our named executive officers (as defined below in “Compensation Discussion and Analysis – Summary Compensation Table”); and
•all of our executive officers and directors as a group.
Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Percentage of ownership is based on approximately 20,038,334 shares of common stock outstanding on the Record Date. Shares of common stock underlying options include options which are currently exercisable or will become exercisable within 60 days after the Record Date, which are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group. The address for individuals for whom an address is not otherwise indicated is 555 Heritage Drive, Suite 200, Jupiter, Florida 33458.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class Owned
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	2,839,251	14.2%
Janus Henderson Group plc(2) 201 Bishopsgate EC2M 3AE United Kingdom	1,042,378	5.2%
Directors and Executive Officers
Todd C. Davis(3)(13)	421,925	2.1%
Tavo Espinoza(4)(13)	123,777	*
Andrew Reardon(5)(13)	114,334	*
John W. Kozarich, Ph.D.(6)	87,094	*
Jason M. Aryeh(7)	162,446	*
Nancy R. Gray, Ph.D.(8)	43,661	*
Jason Haas(9)	34,641	*
John L. LaMattina, Ph.D.(10)	70,936	*
Stephen L. Sabba, M.D.(11)	83,134	*
Martine Zimmermann, Pharm.D.(12)(13)	23,682	*
Directors and executive officers as a group (10 people)(13)	1,165,630	5.6%

*	Less than one percent.
(1)	Represents shares of common stock owned by funds affiliated with BlackRock, Inc.(“BlackRock”) at September 30, 2025, as indicated in the entity’s Schedule 13G/A filed with the SEC on October 17, 2025. The principal address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. BlackRock has sole voting power over 2,792,360 shares of our common stock and sole dispositive power over 2,839,251 shares of our common stock.
(2)	Represents shares of common stock owned by funds affiliated with Janus Henderson Group plc at September 30, 2025, as indicated in the entity’s Schedule 13G/A filed with the SEC on November 14, 2025. The principal address of Janus Henderson Group plc is 201 Bishopsgate EC2M 3AE, United Kingdom. Janus Henderson Group plc has shared voting and dispositive power over 1,042,378 shares of our common stock.
(3)
Consists of (i) 163,820 shares of common stock, and (ii) 258,105 shares of common stock Mr. Davis has the right to acquire pursuant to outstanding options which are exercisable within 60 days of the Record Date.

(4)
Consists of (i) 25,621 shares of common stock, and (ii) 98,156 shares of common stock Mr. Espinoza has the right to acquire pursuant to outstanding options which are exercisable within 60 days of the Record Date.

(5)
Consists of (i) 30,191 shares of common stock, and (ii) 84,143 shares of common stock Mr. Reardon has the right to acquire pursuant to outstanding options which are exercisable within 60 days of the Record Date.

(6)
Consists of (i) 42,253 shares of common stock, (ii) 1,209 shares of common stock issuable to Dr. Kozarich upon settlement of outstanding restricted stock units which will vest within 60 days of the Record Date, and (iii) 43,632 shares of common stock Dr. Kozarich has the right to acquire pursuant to outstanding options which are exercisable within 60 days of the Record Date.

(7)
Consists of (i) 93,636 shares of common stock held directly, (ii) 13,000 shares of common stock held by certain funds (collectively, the “Funds”) managed by JALAA Equities, LP (“JALAA”), (iii) 108 shares of common stock held by Mr. Aryeh in a self-directed investment retirement account, (iv) 13,000 shares of common stock held by Mr. Aryeh in a self-directed investment account, (v) 1,209 shares of common stock issuable to Mr. Aryeh upon settlement of outstanding restricted stock units which will vest within 60 days of the Record Date, and (vi) 41,493 shares Mr. Aryeh has the right to acquire pursuant to outstanding options which are exercisable within 60 days of the Record Date. In his role as a general partner of JALAA, Mr. Aryeh may be deemed to beneficially own the shares managed by the Funds. Mr. Aryeh disclaims beneficial ownership of the shares held by the Funds except to the extent of his pecuniary interest therein.

(8)
Consists of (i) 8,094 shares of common stock, (ii) 1,209 shares of common stock issuable to Dr. Gray upon settlement of outstanding restricted stock units which will vest within 60 days of the Record Date, and (iii) 34,358 shares of common stock Dr. Gray has the right to acquire pursuant to outstanding options which are exercisable within 60 days of the Record Date.

(9)
Consists of (i) 6,606 shares of common stock, (ii) 1,209 shares of common stock issuable to Mr. Haas upon settlement of outstanding restricted stock units which will vest within 60 days after the Record Date, and (iii) 26,826 shares of common stock Mr. Haas has the right to acquire pursuant to outstanding options which are exercisable within 60 days of the Record Date.

(10)
Consists of (i) 30,724 shares of common stock, (ii) 1,816 shares of common stock held by Dr. LaMattina in a self-directed investment account, (iii) 1,209 shares of common stock issuable to Dr. LaMattina upon settlement of outstanding restricted stock units which will vest within 60 days after the Record Date, and (iv) 37,187 shares of common stock Dr. LaMattina has the right to acquire pursuant to outstanding options which are exercisable within 60 days of the Record Date.

(11)
Consists of (i) 32,793 shares of common stock, (ii) 5,500 shares of common stock held by Dr. Sabba in self-directed investment accounts, (iii) 1,209 shares of common stock issuable to Dr. Sabba upon settlement of outstanding restricted stock units which will vest within 60 days of the Record Date, and (iv) 43,632 shares of common stock Dr. Sabba has the right to acquire pursuant to outstanding options which are exercisable within 60 days of the Record Date.

(12)
Consists of (i) 3,682 shares of common stock, (ii) 1,209 shares of common stock issuable to Dr. Zimmermann upon settlement of outstanding restricted stock units which will vest within 60 days of the Record Date, and (iii) 18,791 shares of common stock Dr. Zimmermann has the right to acquire pursuant to outstanding options which are exercisable within 60 days of the Record Date.

(13)
The number and percentage of shares beneficially owned excludes the number of shares which are subject to restricted stock units and held by the applicable individual that are not scheduled to vest within 60 days of the Record Date.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of 10% or more of our common stock to file reports with the SEC. We assist our directors and officers by monitoring transactions and completing and filing these reports on their behalf. Based on our records and other information, we believe that all reports that were required to be filed under Section 16(a) during 2025 were timely filed, other than one Form 4 for Mr. Sabba that was filed late.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy and programs, the compensation decisions the Human Capital Management and Compensation Committee made under those programs, and the factors considered in making those decisions. This CD&A focuses on the compensation of our named executive officers (“NEOs”) for 2025:

Name	Title
Todd C. Davis	Chief Executive Officer
Tavo Espinoza	Chief Financial Officer
Andrew Reardon	Chief Legal Officer and Secretary
2025 BUSINESS HIGHLIGHTS
Our fiscal year 2025 accomplishments, guided by our NEOs, illustrate the success of our executive compensation program, and included, among other things, the following:
•Royalty Revenue Increased by approximately 48% Over 2024: Royalty revenue for 2025 increased by approximately 48% as compared to 2024. Royalty revenue is comprised of many products and we currently have 12 major commercial stage royalty assets comprising the majority of our royalty revenue. Our key royalty revenue contributors are Kyprolis®, Filspari®, Qarziba®, Rylaze®, Capvaxive®, Ohtuvayre™, Teriparatide, VaxneuvanceTM and Evomela®. Our growth in royalty revenue reflects another strong year in sales for these products with increasing contributions from Filspari, Capvaxive, and Ohtuvayre. Our core business model at Ligand is built around technology licensing and sharing in the success of our partners through royalties. We are now at the point where we anticipate significant top line growth by existing and new royalty streams that should fuel superior bottom line results and cash flow, as we manage a lean operating structure.

Royalty Revenue
$180.0
$160.0
$140.0
$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
$-
60%
50%
40%
30%
20%
10%
0%
18%
27%
48%
2023
2024
2025
Revenue ($ in millions)
Growth Rate (%)

•Adjusted Earnings: Adjusted net income2 from continuing operations for full year 2025 was $165.1 million, or $8.13 per diluted share, compared with $108.5 million, or $5.74 per diluted share, for full year 2024, as reflected in our non-GAAP reconciliation in Appendix A.
•2025 Investment Highlights:
▪In February 2025, we entered into a royalty financing agreement with Castle Creek Biosciences, Inc., a late-stage cell and gene therapy company, to support Castle Creek’s D-Fi (FCX-007) Phase 3 clinical study. D-Fi is an injectable autologous gene-modified cell therapy in development for the treatment of dystrophic epidermolysis bullosa (“DEB”) a devastating, painful, and debilitating rare genetic skin disorder. Under the terms of the agreement, we have invested $50 million in exchange for a mid-single digit royalty on worldwide sales of D-Fi and a portion of a future milestone payment upon D-Fi achieving FDA approval. Throughout 2024 and into January of 2025, we acquired additional royalties from several Ohtuvayre inventors, bringing our total Ohtuvayre royalty to 3%.
▪On July 31, 2025, we invested $25 million in strategic capital to fund Orchestra BioMed Holdings, Inc.'s (“Orchestra” or “Orchestra Biomed”) late-stage partnered cardiology programs, consisting of a $20 million cash payment paid at closing and an additional $5 million to purchase shares of Orchestra’s common stock in an equity private placement at the price of $2.75 per share (the price of Orchestra’s common stock at its last public offering). Ligand also agreed to fund an additional $15 million, subject to certain conditions precedent, at the nine-month anniversary of the transaction closing date. In exchange, we received a low double-digit royalty on the first $100 million of Orchestra's annual revenues related to the AVIM and Virtue SAB programs in all indications. We will also earn a mid-single-digit royalty on Orchestra's annual revenues exceeding $100 million related to AVIM therapy in the uncontrolled hypertension and increased cardiovascular risk indication and Virtue SAB in coronary artery disease indications. We also received warrants to purchase shares of Orchestra’s common stock. The transaction closed on August 4, 2025.
▪On September 24, 2025, we invested $7 million in strategic capital to purchase economic rights from Arecor Limited (“Arecor”), with an additional $1 million in deferred consideration payable in two equal parts at the six- and twelve-month anniversaries of the transaction closing date.
▪In connection with the Arecor transaction, we received the economic rights in two partner programs: 1) a single-digit royalty on global net sales of AT220, an Arestat®-enhanced biosimilar product marketed by a global pharmaceutical company; and 2) potential annual technology access fees and milestones from AT292 (efdoralprin alfa/SAR447537/INBRX-101), a partnered program with Sanofi. In addition to the economic rights, we received warrants to purchase 1,002,739 ordinary shares of Arecor Therapeutics Plc, exercisable over a ten-year period. We are also obligated to pay up to $3 million in contingent consideration tied to commercial milestones in the AT292 partnered program.
•Pelthos Strategic Transaction:
▪In July 2025, pursuant to an Agreement and Plan of Merger dated April 17, 2025 (the “Merger Agreement”), Ligand’s wholly owned subsidiary, LNHC, Inc. merged with and into CHRO Merger Sub Inc., a wholly owned subsidiary of Channel Therapeutics, and became a wholly owned subsidiary of Channel Therapeutics (the “Pelthos Transaction”). The merger was supported by $50 million in capital raised from a group of strategic investors led by Murchinson (“Investor Group”). The combined company now operates under the name Pelthos Therapeutics Inc. (“Pelthos”) and trades on the NYSE American exchange under the ticker “PTHS”.
▪Under the terms of the Merger Agreement, Channel Therapeutics acquired 100% of the issued and outstanding equity interests of Pelthos, and changed its name to Pelthos Therapeutics Inc. In connection with the transaction, we invested $18 million in the combined company and the Investor Group invested $32 million for a total of $50 million. As of December 31, 2025, we own approximately 48% of Pelthos’ outstanding shares of common stock, and approximately 60% of Pelthos outstanding shares of Series A convertible preferred stock.
▪The combined company is focused on accelerating the commercialization of Pelthos’ Zelsuvmi (berdazimer) topical gel, 10.3%, for the treatment of molluscum contagiosum infections (“molluscum”) in
2 “Adjusted net income” is a non-GAAP financial measure. Refer to Appendix A to this proxy statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

adults and pediatric patients one year of age and older. In July 2025, Pelthos commercially launched Zelsuvmi, the first U.S. FDA approved at-home treatment for molluscum contagiosum. We earned a $5 million milestone payment from Pelthos following the commercial launch of Zelsuvmi. We are also entitled to a 13% royalty on worldwide sales of Zelsuvmi, and up to an additional $5 million in commercial sales milestones.
▪In November 2025, we invested in Pelthos’ private convertible notes financing to support the acquisition and relaunch of Xepi by Pelthos and for other general business purposes. Xepi is a non-fluorinated quinolone antimicrobial indicated for the topical treatment of impetigo due to Staphylococcus aureus or Streptococcus pyogenes in adult and pediatric patients two months of age and older. We are entitled to a low single-digit royalty on U.S. net sales of Xepi.
•Finance and Investor Relations: We delivered exceptional stockholder returns in 2025, materially outperforming both biotech peers and the broader market. In August 2025, we executed a successful convertible debt financing by issuing our 0.75% convertible senior notes due 2030 in an aggregate principal amount of $460 million, strengthening our liquidity and balance-sheet flexibility. We also achieved meaningful expansion in sell-side coverage. In addition, we expanded institutional investor base, including Fidelity, Goldman Saches, Franklin and MFS.
•Team Talents: Our highly qualified team brings decades of investing, clinical, operational, and regulatory experience as well as strong origination networks throughout the industry. Our team works diligently to source, diligence, and negotiate proprietary investments, with customized investment structures and novel tactics to create new investment opportunities. As we look ahead to 2026, we are accelerating our business development efforts. Our team is expanding, our pipeline is deeper and our capital base is stronger than ever in our efforts to fuel our growth initiatives. Additionally, in 2025 we launched a systematic portfolio management strategy to drive value in our development stage partnerships. We are now focused on more proactively communicating with our partners and doing what we do the best: identifying new opportunities to provide additional investment or expand the partnerships in other ways.
•Compensation Philosophy: Our broader executive team is relatively senior and experienced compared with the typical peer group executive teams. They are recruited for their breadth of pharmaceutical industry experience and investment experience. This team is able to use their broad networks and deal experience to create and grow our royalty revenue with a comparatively low level of total employees. This superior operating leverage is possible because Ligand’s business model leverages the talent, team, assets and infrastructure around the industry that the typical biopharmaceutical drug / device partner company will have. In particular, many members of our team are recruited from investment firms and have significant private equity experience. Therefore, our compensation deliberations consider not just what comparable life science company executives would be compensated, but also what comparable private equity executives would be compensated.

OVERVIEW OF 2025 COMPENSATION PROGRAMS AND DECISIONS
In line with our executive compensation program’s emphasis on pay for performance, compensation awarded to our NEOs for 2025 reflected our financial results and overall compensation philosophy.

Base Salary Adjustments:	During 2025, the salaries of Mr. Davis, Mr. Espinoza, and Mr. Reardon increased by 4.0%, 12.1% and 5.9%, respectively, as compared to their salaries for 2024.

Pay-for-Performance Annual Bonuses:
Our annual bonus program rewards our named executive officers based on company achievement of pre-established financial and strategic objectives.
For 2025, our Company focused on key corporate objectives in the following areas: financial performance, business development and operations. The annual program is formulaic using pre-set goals. Based on corporate performance in these areas during 2025, our Human Capital Management and Compensation Committee determined that our NEOs should be paid annual bonuses between 140% and 150% of targeted levels.

Equity Emphasis on Performance-Based Equity Awards
Our Human Capital Management and Compensation Committee continued its practice of ensuring that a substantial portion of our NEOs’ total compensation is awarded in the form of long-term equity incentive awards. During 2025, our NEOs received the following annual awards granted in accordance with the weightings described below.
•Stock Options – 44% of Total Target Equity Value: 44% of each named executive officer’s annual long-term equity incentive award was granted in the form of stock options, which we consider to be performance-based awards as they provide value to our executives only if our stock price increases. These stock options are subject to our standard four-year vesting schedule.
•Performance-Based Restricted Stock Units (“PSUs”) – 31% of Total Target Equity Value:
i.31% of each named executive officer’s annual long-term equity incentive award was granted in the form of PSUs. The PSUs granted in 2025 were tied to two corporate goals with equal weightings: (i) the projected adjusted EPS ending December 31, 2027 and (ii) the projected 2029 revenue derived from assets acquired from January 1, 2025 through December 31, 2026.
ii.The Human Capital Management and Compensation Committee selected the foregoing performance measures because they represent two key performance metrics tied to our near-term and long-term business objectives and, with respect to the PSU objectives, are appropriately measured over the related period of time, thereby creating the clearest link between executive actions, corporate results and our continued long-term success.
•Time-Based Restricted Stock Units (“RSUs”) – 25% of Total Target Equity Value: The remainder of the annual long-term equity incentive awards granted to our NEOs was granted in the form of RSUs that are subject to our standard three year vesting schedule.

For 2026, the Human Capital Management and Compensation Committee approved a revised equity award mix that places greater emphasis on performance‑based compensation. Under this structure, equity awards are weighted 30% toward stock options, 20% toward RSUs, and 50% toward PSUs. The Human Capital Management and Compensation Committee increased the weighting allocated to PSUs to further strengthen the link between executive compensation and the achievement of key corporate objectives, reinforcing management’s focus on delivering sustained long‑term performance and value creation for stockholders.

RESPONSE TO 2025 SAY-ON-PAY VOTE
In June 2025, we held a stockholder advisory vote on the compensation of our NEOs, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our NEOs, with approximately 92.6% of stockholder votes cast in favor of our 2025 say-on-pay resolution. As we evaluated our compensation practices and talent needs throughout 2025 and in setting 2026 compensation, we were mindful of the strong support our stockholders expressed for our compensation philosophy. At our 2023 annual meeting, our stockholders had the opportunity to cast an advisory vote on the frequency of our say-on-pay votes, and the majority of our stockholders recommended holding such votes on an annual basis. Our Board considered the outcome of this advisory vote and determined that the Company will hold an annual say-on-pay vote. Our next say-on-pay vote will occur at this 2026 annual meeting of stockholders
AT-RISK COMPENSATION
The charts below show that the significant majority of target total direct compensation for our NEOs is variable (or “at-risk”) – 94% for our Chief Executive Officer for 2025 and 87% for our other NEOs for 2025. The calculation is based on total target direct compensation for the applicable year, calculated as the sum of the annual base salaries and target annual bonuses for such year, and the value of the long-term equity incentive awards granted in such year, assuming “target” performance. “At-risk” pay is tied to the achievement of corporate and individual performance objectives or stock price performance (including the RSUs, which are time‑based vesting awards but whose value depends on stock price performance through the applicable vesting dates). The chart below for our Chief Executive Officer and other NEOs reflects their target total direct compensation for 2025.
LIGAND’S EXECUTIVE COMPENSATION BEST PRACTICES
We regularly review and refine our executive compensation program to ensure that it continues to reflect practices and policies that are aligned with our pay-for-performance philosophy. Refer to section “Key Executive Compensation Practices” above for a list of practices and policies we believe are in line with current best practices for aligning executive and stockholder interests and sound corporate governance practices.
TOTAL STOCKHOLDER RETURN PERFORMANCE
The graph below shows the five-year cumulative total stockholder return assuming the investment of $100 and is based on the returns of the component companies weighted monthly according to their market capitalizations. The graph compares total stockholder returns of our common stock and of the NASDAQ Biotechnology Index and the NASDAQ Composite Index, as prepared by The Nasdaq Stock Market Inc.
Ligand’s total stockholder return in 2025 reflects meaningful outperformance relative to both its peer index and the broader market. As shown in the Pay Versus Performance table, Ligand generated cumulative total stockholder returns of $279.02 per $100 invested as of December 31, 2025, compared to $124.75 per $100 invested for the NASDAQ Biotechnology Index.
The Company’s strong TSR performance in 2025 was driven by continued execution of its royalty‑based business model, favorable financial results, and successful strategic transactions that strengthened long‑term earnings visibility. While the biotechnology sector has faced broader macroeconomic and market challenges in recent periods, Ligand’s performance in 2025 demonstrates the effectiveness of its strategy and management execution.
In light of the Company’s strong total stockholder return performance in 2025 and continued evolution of its business model, the Board has focused on adjusting the corporate strategy to capitalize on the most promising growth opportunities, including targeting specific growth metrics in both the annual performance-based cash program and the long-term performance-based equity incentive program.
Because of the importance of tying executive compensation outcomes to long-term stockholder value creation, relative total stockholder return (“TSR”) as compared to the NASDAQ Biotechnology Index was selected by our Human Capital

Management and Compensation Committee as one of the two performance objectives for purposes of the PSUs granted to our NEOs in 2023. By 2024, we had already layered multiple overlapping TSR-based PSU awards into the compensation program, so the Human Capital Management and Compensation Committee deliberately shifted new PSU grants to operational and financial performance metrics to avoid over-weighting TSR and better align incentives with management-controlled drivers. The PSUs granted in 2024 were tied to two corporate goals with equal weightings: (i) the projected 2028 revenue from the new deals earned from January 1, 2024 through December 31, 2025 and (ii) the compound annual growth rate of adjusted EPS between January 1, 2024 and December 31, 2025. The PSUs granted in 2025 were tied to two corporate goals with equal weightings: (i) the projected adjusted EPS ending December 31, 2027 and (ii) the projected 2029 revenue derived from assets acquired from January 1, 2025 through December 31, 2026.
The stockholder return shown on the graph below is not necessarily indicative of future performance and we will not make or endorse any predictions to future stockholder returns.
COMPENSATION PHILOSOPHY AND OBJECTIVES
The Human Capital Management and Compensation Committee has designed our executive compensation program with the following key principles in mind:

Attract and Retain the Right Individuals	Our compensation program is designed to attract, motivate and retain individuals of superior ability and managerial talent critical to its long-term success.
Pay for Performance	The majority of our NEOs’ total compensation ties compensation directly to the achievement of corporate objectives, increases in our stock price or both. We emphasize pay for performance in order to create incentives to achieve key strategic and corporate performance objectives, align executive compensation with our business strategy and the creation of long-term stockholder value.
Align Executive Pay with Corporate Objectives and Stockholder Interests	Our compensation program aligns executive compensation with our corporate strategies, business objectives and long-term stockholder interests by rewarding successful execution of our business plan and tying a significant portion of total compensation opportunities to performance-based compensation. As a result, our compensation program enhances the executives’ incentive to increase our stock price and maximize stockholder value.
Market Competitive Pay	The Human Capital Management and Compensation Committee uses competitive compensation data from the annual total compensation study of peer companies and investment firms to inform its decisions about overall compensation opportunities and specific compensation elements, including base salary. Competitive market data represents one of many factors considered by the Human Capital Management and Compensation Committee in determining compensation for the CEO and other executive officers.
PRINCIPAL ELEMENTS OF PAY AND PAY POSITIONING
Our executive compensation program generally consists of four principal components: base salary, annual performance bonus, long-term equity incentives and other benefits.
The Human Capital Management and Compensation Committee has, however, adopted a compensation philosophy that places a greater emphasis on long-term equity incentive compensation for our NEOs than cash compensation. In addition, the mix of compensation paid to our NEOs is intended to ensure that total compensation reflects our overall success or failure, including our long-term stock performance, and to motivate executive officers to meet appropriate performance measures.
In determining each element of compensation for any given year, our Human Capital Management and Compensation Committee considers and determines each element individually and then reviews the resulting total compensation and determines whether it is reasonable and competitive. We do not have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

	Description and Purpose	Pay Positioning Philosophy
Base Salary	Competitive fixed cash compensation used to attract and retain talented executives.
We generally provide our NEOs with a base salary that is positioned around the median for similar positions at our peer groups as our Human Capital Management and Compensation Committee considers equity incentive awards to provide better long-term retention value than base salary.

Annual Performance Bonus Award	Cash incentives designed to reward executive officers for successful corporate performance against board approved annual bonus objectives.	Target total cash compensation generally at or below the median of executive officers performing similar job functions at companies in our peer groups, ensuring total compensation is competitive with market.

Long-Term Equity Incentive Awards	Stock options, RSU, and PSU awards subject to time-based and performance-based vesting designed to align each executive officer’s incentives with stockholder value creation.
We emphasize long-term equity incentive compensation within our NEOs’ total target compensation opportunity. While we do not set target equity compensation at a specific market position relative to our peer groups, annual target equity opportunities may exceed the median of executive officers performing similar job functions at companies in our peer groups if the Human Capital Management and Compensation Committee believes that is appropriate based on other compensation components, retention and incentive needs and individual executive officer and Company performance. For 2025, the annual target equity opportunity for our CEO was positioned above the 75th percentile of CEOs at both our middle market private equity peer group and life sciences peer group, and for our other NEOs, the annual target equity opportunity was positioned around the 50th percentile for similar positions at our middle market private equity peer group and 75th percentile for similar positions at our life sciences peer group after the Human Capital Management and Compensation Committee's review of the foregoing factors, with a specific focus on our operational performance in 2025.

Benefits & Other Compensation Programs	Healthcare and insurance coverage, deferred compensation arrangements, 401(k) matching program, employee stock purchase plan offering and other fringe benefits.	Benefits and other compensation programs designed to further incentivize our executive officers and provide competitive compensation.
We strongly believe in retaining the best talent among our senior executive management team and while we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely on a comparison to data from these companies. Therefore, the Human Capital Management and Compensation Committee may approve total compensation packages for senior executive management that vary from the foregoing positioning based on several factors, including overall experiences, accumulated years of service with us, level of responsibilities and/or performance ratings.
Our 2025 total compensation for our NEOs was generally consistent with the foregoing compensation philosophy. The compensation levels of our NEOs reflect to a significant degree their varying roles and responsibilities. Our Chief Executive

Officer (“CEO”) has the greatest level of responsibility among our NEOs and, therefore, receives the highest level of pay. This is also consistent with the practices of the companies in our peer group and the summary compensation data included in the summaries of comparable companies reviewed by our Human Capital Management and Compensation Committee.
For 2025, the annual target equity opportunity for our CEO was positioned above the 75th percentile of CEOs at both our middle market private equity peer group and life sciences peer group. In determining this position, the Human Capital and Compensation Committee considered several factors specific to our business model, strategic objectives, and CEO’s individual qualifications. We operate a capital-efficient, royalty-driven, business model that depends on disciplined capital allocation, complex transaction execution, and sustained access to high-quality external opportunities. Our CEO’s responsibilities extend beyond traditional life sciences leadership and include sourcing, negotiating, and structuring transactions that require expertise comparable to senior investment professionals in the private equity sector. The Human Capital and Compensation Committee also considered retention risk in light of our CEO’s specialized experience, proven deal-making track record, and centralized role in executing our long-term strategy. The market for executives with demonstrated expertise across biotechnology, structured royalties, and private investment is highly competitive. Given our lean management structure and reliance on executive leadership to originate, evaluate, and execute strategic transactions, the Human Capital and Compensation Committee determined that positioning the CEO’s long-term incentives above the 75th percentile against both life sciences and private equity peers was appropriate and in the best interests of stockholders.
COMPENSATION DETERMINATION PROCESS
Role of the Human Capital Management and Compensation Committee
The Human Capital Management and Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers. In determining each level of compensation and the total package, the Human Capital Management and Compensation Committee reviewed a variety of sources to determine and set compensation.
In the fourth quarter of each year or the first quarter of the following year, the Human Capital Management and Compensation Committee reviews the performance of each of our NEOs during the year under review. Generally at this time, the Human Capital Management and Compensation Committee also reviews our performance relative to the corporate performance objectives set by the Board for the previous year and makes the final bonus payment determinations based on our overall corporate performance and, with respect to the NEOs other than our Chief Executive Officer, the Human Capital Management and Compensation Committee’s evaluation of each named executive officer’s performance for the year under review. In connection with this review, the Human Capital Management and Compensation Committee also reviews and adjusts, as appropriate, annual base salaries for our NEOs and grants, as appropriate, additional equity awards to our NEOs and certain other eligible employees.
During the fourth quarter of each year our Human Capital Management and Compensation Committee also reviews the corporate performance objectives for purposes of our performance bonus programs for the following year, but such objectives historically have been recommended to the full Board for approval.
Role of Our Executive Officers
The Chief Executive Officer aids the Human Capital Management and Compensation Committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. Each named executive officer and senior executive management team member, in turn, participates in an annual performance review with the Chief Executive Officer to provide input about his contributions to our success for the period being assessed. The performance of our Chief Executive Officer and senior executive management team as a group is reviewed annually by the Human Capital Management and Compensation Committee.
Role of Compensation Consultant
In 2025, the Human Capital Management and Compensation Committee retained Aon’s Talent Solutions practice, a division of Aon, a national executive compensation consulting firm, as its independent compensation consultant. During 2025, Aon provided the following services to the Human Capital Management and Compensation Committee:
•Assisted in the formulation of the peer group used to determine executive compensation during 2025.
•Advised regarding the determination of the key elements of the executive compensation program.
•Advised regarding the market competitiveness of the director compensation program.

Aon reports to and is accountable to the Human Capital Management and Compensation Committee, and may not conduct any other work for us without the authorization of the Human Capital Management and Compensation Committee. After review and consultation with Aon, the Human Capital Management and Compensation Committee has determined that Aon is independent and there is no conflict of interest resulting from retaining Aon currently or during the year ended December 31, 2025. In reaching these conclusions, the Human Capital Management and Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and Nasdaq listing standards.
Role of Comparable Company Information
Consistent with the past two years, the Human Capital Management and Compensation Committee used the following approach to comparator groups:
Middle Market Private Equity Firms
In connection with the transformation of the Company’s profile to focus on royalty assets, the Company’s market for talent has evolved to focus on “dealmakers”. Our primary source of talent for these individuals is private equity firms and other organizations focused on pharmaceutical and life science royalty investing. In order to attract and retain these uniquely talented individuals, Ligand needs to understand the competitive compensation market for these companies. Accordingly, the Human Capital Management and Compensation Committee worked with Aon to identify middle market private equity firms participating in the McLagan survey with flagship fund sizes between $1.0 billion and $6.0 billion. The middle market private equity firm comparator group was comprised of the following 24 companies:

Atlas	Court Square Capital Partners	OrbiMed Advisors
Andalusian Private Capital	Crestview	PSG Equity
Audax Management Company, LLC	Dorilton Capital	Riverside Company
BDT Capital Partners, LLC	GI Partners	RTW
Berkshire Partners	Great Hill Partners	SK Capital
CapitalG	J.F. Lehman & Company	Stellex
CC Capital Management, LLC	LLR Partners	TH Lee
Centerbridge Partners	Oak Hill Capital	Vision Ridge
Life Sciences Peer Group
The Human Capital Management and Compensation Committee also worked with Aon to update the peer group of Life Sciences companies, which will serve as market reference point for operational roles.
The peer group was not selected on the basis of executive compensation levels and reflects companies that are our peers in terms of our then current business model and stage of development, including the number of programs maintained by us and the importance of licensing to our business model.
The selected companies in our peer group are companies that fall within a reasonable range of comparison factors and/or that we may compete with for executive talent. In addition to the criteria related to finding companies with similar business models and at a similar stage of development as Ligand. Given the significant shifts in our corporate strategy, the Human Capital Management and Compensation Committee and Aon undertook a comprehensive review of the corporate profile and peer group construction process, which resulted in a peer group refresh to better align with the Company’s transformed business and market for talent. Following that process, the peer criteria are as follows:

Peer Group Selection Criteria
•Pharmaceuticals, Late-Stage Pre-Commercial & Commercial, with consideration towards Ligand’s various assets.
•Revenues ranging from $0 million to $450 million. At the time the peer group was established in September 2024, Ligand was positioned at the 73rd percentile of the peer group for projected revenues for fiscal year 2024 and 2025.

•Market capitalizations between $600 million and $5.5 billion. Ligand’s 30-day average market capitalization as of August 2024 was approximately $1.87 billion. The peer group ranged between 1/3x to 3x of Ligand’s 30-day average. Ligand’s market capitalization was positioned at the 55th percentile of the approved peer group.

•Companies with a headcount generally below 160 employees.

The life sciences peer group companies for 2025 compensation was comprised of the following companies:

89bio	Day One Biopharmaceuticals	Protagonist Therapeutics
Akero Therapeutics	Geron	SIGA Technologies
Ardelyx	Halozyme Therapeutics	Soleno Therapeutics
ARS Pharmaceuticals	IDEAYA Biosciences	Structure Therapeutics
Cassava Sciences	Innoviva	Theravance Biopharma
Catalyst Pharmaceuticals	Liquidia	Vera Therapeutics
CG Oncology	MoonLake Immunotherapeutics
The peer group compensation data is derived from public filings and information reported to Aon in its proprietary compensation survey. The pool of senior executive talent from which we draw and against which we compare ourselves extends beyond the limited community of our immediate peer group and includes a wide range of other organizations outside of our traditional competitors, which range is represented by such surveys. As a result, the Human Capital Management and Compensation Committee uses peer group data to analyze the overall competitiveness of our compensation with our direct peers and our general compensation philosophy, and to determine equity award levels for the NEOs, but also relies on industry survey data in determining actual executive compensation.
ELEMENTS OF COMPENSATION
Base Compensation
Annual base salary increases are based upon the performance of the executive officers, internal pay equity considerations and peer practices, as assessed by the Chief Executive Officer (for executives other than himself) and approved by the Human Capital Management and Compensation Committee. The Human Capital Management and Compensation Committee assesses these factors with respect to the Chief Executive Officer.
For 2025, Mr. Davis received a 4.0% increase in base salary compared to 2024, Mr. Espinoza received a 12.1% increase in base salary compared to 2024, and Mr. Reardon received a 5.9% increase in base salary compared to 2024. These increases were determined to be appropriate by our Human Capital Management and Compensation Committee in light of individual and Company performance and to ensure that the base salaries of our NEOs continued to be generally consistent with our pay positioning philosophy, as described above. The larger increase for Mr. Espinoza reflects his performance as CFO, including his expanded responsibilities, leadership across the Company’s finance, treasury and investor relations functions, and his role in supporting strategic initiatives, capital allocation, and long‑term financial stewardship and places Mr. Espinoza in line with the 50th percentile for comparable positions at private equity firms. The Human Capital Management and Compensation Committee also evaluated market competitiveness and internal pay alignment and determined that these increases were appropriate to ensure that the base salaries of our named executive officers remained generally consistent with our pay‑positioning philosophy, as described above. The annualized base salaries for our NEOs in 2025 were as follows:

Name	2025 Base Salary	% Base Salary Increase (Over 2024)
Todd C. Davis	$728,000	4.0%
Tavo Espinoza	$530,000	12.1%
Andrew Reardon	$480,000	5.9%
Annual Performance-Based Cash Compensation
It is the Human Capital Management and Compensation Committee’s objective to have a substantial portion of each named executive officer’s compensation contingent upon company performance. Our annual performance-based bonus program provides for cash bonus payments tied to achievement of key annual corporate performance objectives established by the Board for such purpose. Our annual performance-based bonus program is intended to complement our long-term equity program, which more directly aligns realized executive compensation with longer-term share price and corporate objectives.
Target Annual Bonus Opportunities
The target incentive opportunities for our NEOs for 2025 are set forth in the table below. Each executive’s annual bonus is tied 100% to corporate performance. The target incentive opportunity for Mr. Espinoza as a percentage of base salary increased from 40% in 2024 to 45% in 2025 and is within our pay positioning philosophy, as described above. The target incentive opportunities for the remaining NEOs remained unchanged from 2024.

Name	2025 Target Bonus (as a % of Base Salary)
Todd C. Davis	70%
Tavo Espinoza	45%
Andrew Reardon	40%
2025 Corporate Performance Objectives and Achievements
At the beginning of each year, the Board sets corporate objectives for the year in a number of areas after considering management input and our overall strategic objectives. Following the conclusion of each year, the Human Capital Management and Compensation Committee assesses the level of achievement relative to these corporate objectives. This achievement level is then applied to each named executive officer’s target bonus to determine that year’s total annual bonus. The Human Capital Management and Compensation Committee retains the discretion to reduce the final bonus payout to a named executive officer based on other factors deemed relevant to assessing the company’s performance in comparison to its peers and the industry.
In February 2025, the Human Capital Management and Compensation Committee and the Board approved the performance objectives for the 2025 annual bonus program. The metrics were established after careful consideration of key short-term corporate goals. The performance goals were deemed to be challenging, yet attainable, by the Human Capital Management and Compensation Committee. In designing the 2025 annual bonus program, the Human Capital Management and Compensation Committee selected metrics that it believed best reflects the way Ligand creates value. Given our business model, the Human Capital Management and Compensation Committee believes it is more appropriate to evaluate performance based on a balanced assessment of financial results, business development execution, and operational progress than rigidly-weighted financial metrics.

Objective	Actual	Performance Achievement
Business Development - 45% Weighting •Investment Plan: methodically invest approximately $150 million to $200 million in high-quality opportunities. Add programs to the pipeline that potentially provide significant launching royalty revenue between 2028 and 2030; include near-term accretive commercial risk deals where returns warrant investment •Add approximately 5 new programs to the portfolio in clinical development or more advanced stages	•Invested $131 million •Added 10 new programs through spin-off, assets purchase and other investments	137%
Financial - 30% Weighting •Revenue of $190 million •Core cash flow(1) of $120 million	•Revenue of $268 million – 141% of target goal •Core cash flow(1) of $215 million – 179% of target goal	160%
Operations - 25% Weighting •Complete Pelthos transaction •Complete at least 5 new Captisol licenses or CUA transactions. Complete Captisol lifecycle extenstion analysis and business expansion analysis •Develop business plan for NitricilTM •Maintain cash operating expenses such that the core cash flow of $120 million is achieved •Develop and retain top leadership talent, ensuring succession planning for key roles	•Pelthos spin-out - completed on July 1, 2025 •Added 5 new licenses or CUAs achieved. Lifecycle and business expansion analysis completed •Developed business plan for Nitricil - completed by April 30, 2025 •2025 core cash flow(1) was $215 million for 2025 •Developed and retained top talent and ensured succession planning or key roles by onboarding key talent and realigning leadership roles to meet evolving business needs and position the organization for long-term growth	126%
(1)    Core cash flow for annual bonus plan purposes is a non-GAAP measure and is generally calculated as revenue less 1) cost of sales, and 2) cash operating expenses.

In evaluating management’s performance against our 2025 corporate objectives in December 2025, our Human Capital Management and Compensation Committee assessed performance relative to the predefined goals to be in line with the targeted levels of performance anticipated by the Board when such objectives were first established.
The Business Development component of the 2025 annual bonus program consisted of two distinct sub‑objectives: (i) disciplined capital deployment within a targeted investment range and (ii) expansion of the Company’s royalty and development‑stage portfolio through the addition of new programs. These sub‑objectives were evaluated holistically to assess overall business development performance for the year. While total capital deployed in 2025 of $131 million was below the low end of the targeted investment range of $150 million to $200 million, the Company substantially exceeded expectations with respect to portfolio expansion, adding 10 new programs during the year versus an initial target of approximately five new programs. The Company’s ability to originate and execute a higher‑than‑expected number of strategic transactions reflected strong deal sourcing, execution capabilities, and disciplined selectivity in capital deployment. In assessing performance, the Human Capital Management and Compensation Committee placed meaningful weight on the quality and volume of portfolio additions, recognizing that the Company’s long‑term value creation is driven not solely by aggregate capital deployed, but by the strategic impact, diversification, and return profile of the assets acquired. When considered in combination, the significant overachievement in program additions more than offset the shortfall relative to the capital deployment range, resulting in an overall Business Development achievement level of 137%. The Committee believes this outcome appropriately reflects performance against the Company’s strategic objectives and aligns incentive outcomes with long‑term stockholder value creation.
In determining the final payout, the Human Capital Management and Compensation Committee considered the overall quality and significance of the Company’s performance during the year beyond the above-target achievement against the above pre-established 2025 objectives. In particular, the Human Capital Management and Compensation Committee considered that 2025 marked a meaningful step forward in Ligand’s transformation into a royalty-focused company, with strong growth in royalty revenue, continued expansion and maturation of the Company’s royalty portfolio, disciplined capital deployment, and the maintenance of substantial liquidity entering 2026. The Human Capital Management and Compensation Committee viewed these outcomes as important because they strengthened the Company’s long-term earnings profile and advanced the strategic positioning of the business beyond what was captured by our annual objectives. In addition, our Human Capital Management and Compensation Committee considered our business achievements in 2025 as discussed above under “2025 Business Highlights.” In determining individual payout levels, the Human Capital Management and Compensation Committee considered the performance against the pre-established goals, differences in role, scope of responsibility, and relative impact on the Company’s achievement of its 2025 objectives, which resulted in payout levels of 150% of target for Messrs. Davis and Espinoza and 140% of target for Mr. Reardon.
2025 Annual Bonus Determinations

Name	Base Salary	Target Bonus (as % of base salary)	Corporate Performance Achievement %	Total 2025 Annual Bonus(1)
Todd Davis	$728,000	70%	150%	$764,400
Tavo Espinoza	530,000	45%	150%	357,750
Andrew Reardon	480,000	40%	140%	268,800
(1) Annual bonus amounts were calculated based on the annualized salary earned during 2025 for the executives.
Long-Term Performance-Based Equity Incentive Program
Our long-term performance-based compensation is designed to link the ultimate level of an executive officer’s compensation to our stock price performance and long-term stockholder interests while creating an incentive for sustained growth. All equity awards granted in 2025 for our executive officers were granted under our 2002 Plan.
Equity Vehicles
We provide equity compensation to our NEOs through grants of stock options, RSUs and PSUs. For 2025 annual award purposes, these equity vehicles were weighted at 44%, 25% and 31%, respectively. For 2025, the Human Capital Management and Compensation Committee viewed stock options as appropriate equity compensation for 2025 because they deliver value only to the extent the Company’s stock price appreciates after the grant date, thereby directly aligning executives with long-term stockholder value creation.
•Time-based stock options granted to our NEOs generally have a four-year vesting schedule designed to provide an incentive for continued employment, with a six-month vesting cliff and vesting in equal monthly increments thereafter. Options have a ten-year term and an exercise price equal to 100% of the fair market value of the underlying stock on the date of grant. Accordingly, options will provide a return to the executive officer only if the market price of the shares appreciates over the option term.
•Time-based restricted stock units generally vest in equal annual installments over three years.
•Performance stock units are a significant component of our annual long-term equity incentive awards for our NEOs that vest based on key corporate and financial objectives over multi-year performance periods. At the time of grant, our Human Capital Management and Compensation Committee conducts a review of the performance measures and associated payout levels, the rigor of the performance goals and their alignment with performance. Our PSUs are structured with two staggered performance periods to provide our Human Capital Management and Compensation Committee the ability to design performance objectives that are tailored to specifically drive long-term stockholder value creation over varying time horizons. This staggered performance period design results in PSUs from two awards vesting each year and facilitates more diversity in performance objectives.
The Human Capital Management and Compensation Committee views granting equity awards as both a valuable retention device and a means to effectively align the interests of our NEOs with our long-term objectives and stockholder interests. In line with the retention benefits of our equity awards, the Human Capital Management and Compensation Committee therefore also reviews the status of vesting and number of vested versus unvested awards at the time of grant. Guidelines for the number of equity awards granted to each executive officer are determined using a procedure approved by the Human Capital Management and Compensation Committee based upon several factors, including the executive officer’s level of responsibility, performance, retention power of previously granted equity awards, and the value of the equity awards at the time of grant. We emphasize long-term equity incentive compensation within our NEOs' total target compensation opportunity. While we do not set target equity compensation at a specific level relative to our peer group, annual target equity opportunities may exceed the median of executive officers performing similar job functions at companies in our peer groups if the Human Capital Management and Compensation Committee believes that is appropriate based on its review of the foregoing factors, each executive’s total compensation and individual executive officer performance.
2025 Annual Awards
Our Human Capital Management and Compensation Committee’s long-standing practice has been to grant all equity awards on a predetermined schedule. In March 2025, our Human Capital Management and Compensation Committee approved annual long-term incentive awards to our NEOs as described in the table below.

Name	Total Stock Option Target Value (44%)	Number of Stock Options Granted(1)	Total RSU Target Value (25%)	Number of RSUs Granted(2)	Total PSU Target Value (31%)	Number of PSUs Granted (at Target)(2)
Todd Davis	$4,400,000	93,476	$2,500,000	21,382	$3,100,000	26,514
Tavo Espinoza	1,540,000	32,717	875,000	7,484	1,085,000	9,280
Andrew Reardon	1,320,000	28,043	750,000	6,415	930,000	7,954
(1) The actual number of options awarded was calculated using the Black-Scholes option pricing model (utilizing the same assumptions that we utilize in the preparation of our financial statements).
(2) The actual number of RSUs and PSUs awarded is calculated by dividing (a) the target grant value of the RSU and PSU awards, by (b) the average closing price per share of our common stock on the Nasdaq Global Market (or such other established stock exchange or national quotation system on which the stock is quoted) for the 30-calendar day period through and including March 4, 2025.
Our Human Capital Management and Compensation Committee does not take material nonpublic information into account when determining the timing and terms of equity awards, and we do not time the disclosure of such material nonpublic information for purposes of affecting the value of executive compensation. The timing of grants is aligned with the start of the new fiscal year as a way to incentivize the executives to deliver on our strategic objectives for the new fiscal year. We did not grant option awards to our NEOs during any period beginning four business days before the filing or furnishing of a periodic report or current report disclosing material nonpublic information and ending one business day after the filing or furnishing of such report with the SEC in the fiscal year 2025.
The annual time-based stock options and RSUs granted to our NEOs and reflected in the table above vest in accordance with the standard vesting schedules described above.
The PSUs granted by our Human Capital Management and Compensation Committee in 2025 (the “2025 PSUs”) were divided into two equally weighted components: one subject to the level of projected 2029 revenue derived from acquired assets between January 1, 2025 and December 31, 2026 and one tied to the projected adjusted EPS ending December 31, 2027. Our Human Capital Management and Compensation Committee selected these performance measures in order to drive the key behaviors that reinforce and align pay with stockholder returns.
Threshold, target and maximum performance levels for both components of the 2025 PSUs were established, as described below. The Human Capital Management and Compensation Committee selected the foregoing performance measures because they represent the key financial and operational performance metrics for which the executives are responsible as well as align with stockholders’ interests, thereby creating the clearest link between executive actions, corporate results and our continued long-term success.
Projected 2029 Revenue from Acquired Assets Component. The performance-based vesting requirement for the projected 2029 revenue component of the 2025 PSUs is based on the level of Ligand’s revenue generated from newly acquired assets between January 1, 2025 and December 31, 2026 (“Revenue Performance Period”).

Projected 2029 Revenue from Acquired Assets During Revenue Performance Period	% OF TARGET PAID
$95 million	200%
$80 million	150%
$65 million	100%
$50 million	50%
< $50 million	—%

Performance between achievement levels will be determined by linear interpolation. Except as described below, to receive the earned shares, an executive officer must generally remain employed with us through the last day of the applicable performance period.
2027 Adjusted EPS Component. The performance-based vesting requirement for the projected adjusted EPS ending on December 31, 2027.

Adjusted EPS	Adjusted EPS Performance Multiplier
$10.00	200%
$8.75	100%
$8.00	75%
$7.25	50%
<$7.25	—%
Performance between achievement levels will be determined by linear interpolation. Except as described below, to receive the earned shares, an executive officer must generally remain employed with us through the last day of the performance period.
OTHER ELEMENTS OF COMPENSATION AND PERQUISITES
We also provide our named executive officers and other employees the following benefits and perquisites.
Health and Welfare Benefits
We provide to each named executive officer, the named executive officer’s spouse and children such health, dental and vision insurance coverage as we may from time to time make available to its other executives of the same level of employment. We pay a portion of the premiums for this insurance for all employees.
We provide each named executive officer such disability and/or life insurance as we may from time to time make available to our other employees of the same level of employment. We pay the premiums for this life insurance coverage for the named executive officers.
Defined Contribution Plan
We and our designated affiliates offer the Section 401(k) Savings/Retirement Plan (the “401(k) Plan”), a tax-qualified retirement plan, to their eligible employees. The 401(k) Plan permits eligible employees to defer from 1% to 90% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. We also make matching contributions to the 401(k) Plan. In 2025, the company matched 100% of the first 4% of an employee’s eligible compensation contributed to the plan, with no fixed dollar cap.
Employee Stock Purchase Plan
Our 2002 Employee Stock Purchase Plan, as amended, which is intended to qualify under Section 423 of the Internal Revenue Code, permit participants to purchase Company stock on favorable terms. Plan participants are granted a purchase right to acquire shares of our common stock at a price that is 85% of the stock price on either the first day of the six month offering period or the stock price on the last day of the six month offering period, whichever is lower. The purchase dates occur on the last business days of December and June of each year. To pay for the shares, each participant may authorize periodic payroll deductions from 1% to 10% of his or her cash compensation, subject to certain limitations imposed by the Internal Revenue Code. All payroll deductions collected from the participant in an offering period are automatically applied to the purchase of common stock on that offering period’s purchase date provided the participant remains an eligible employee and has not withdrawn from the employee stock purchase plan prior to that date.
Limited Perquisites and Other Benefits
We make available certain other perquisites or fringe benefits to named executive officers and other employees, such as tuition reimbursement, professional society dues and food and recreational fees incidental to official company functions, including board meetings. The aggregate of these other benefits was less than $11,000 for each named executive officer in the last fiscal year.
Stock Ownership Guidelines

We adopted stock ownership guidelines on October 23, 2025 that apply to our directors and executive officers based on the Board’s determination of appropriate share ownership levels as follows:

Position	Ownership Requirement
Chief Executive Officer	6x annual base salary
Other Executive Officers	2x annual base salary
Non-Employee Directors	5x annual retainer
For purposes of determining compliance with the stock ownership guidelines, the following shares are considered to be owned by the covered executive or director:
•shares owned directly by the executive or director or by members of the covered executive’s or director’s immediate family;
•shares owned indirectly through the covered executive’s or director’s account in the Company’s 401(k) plan;
•shares underlying unvested restricted stock units held by the covered executive or director, including shares deferred in accordance with the Company’s non-qualified deferred compensation plan; and
•shares held in trust for the benefit of the executive or director
The number of shares required to comply with the guidelines is calculated (or recalculated) on the last day of the month following the annual equity grant to the directors and employees. Our directors and executive officers have five years from the date that the guidelines were adopted October 23, 2025, or the date of appointment to the position triggering the calculation date to comply with the stock ownership guidelines.
All directors and executive officers have met their ownership guidelines and continue to accumulate and hold shares consistent with the guidelines.
CLAWBACK POLICY
We have adopted a clawback policy that requires the recovery of certain erroneously paid incentive compensation received by our Section 16 officers on or after October 2, 2023, as required by new SEC rules and Nasdaq Listing Standards implemented pursuant to the Dodd-Frank Act. Under our clawback policy, in the event that we are required to prepare an accounting restatement, we will attempt to recover from our current or former Section 16 officers the pre-tax amount of any erroneously awarded incentive compensation as required by such rules and listing standards. For purposes of the clawback policy, incentive compensation means any compensation that is granted, earned or vested based wholly or in part upon the attainment of any measures determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, as well as stock or share price and total stockholder return. There were no events during fiscal year 2025 that triggered a right to a clawback or recoupment from any of our Section 16 officers pursuant to our clawback policy.
SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS
We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following an involuntary termination of employment. We also believe that it is important to protect our named executive officers in the event of a change in control transaction involving us. In addition, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control severance benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders. Accordingly, the severance arrangements we have entered into with each of our named executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with an involuntary termination following a change in control.
Severance Agreement with Todd C. Davis
We entered into a severance agreement with Mr. Davis in connection with his appointment as our Chief Executive Officer. In the event Mr. Davis’ employment is terminated by us without cause or he resigns for good reason prior to a change in control of the Company or more than 24 months following a change in control of the Company, he will be eligible to receive a severance benefit equal to:

•eighteen months of his base salary at the rate in effect at the time of involuntary termination; plus
•eighteen multiplied by the monthly premium he would be required to pay for continued health coverage for himself and his eligible dependents.
In the event Mr. Davis’ employment is terminated by us without cause or he resigns for good reason within 24 months following a change in control of our company, he will be eligible to receive a severance benefit equal to:
•two times the annual rate of base salary in effect at the time of involuntary termination; plus
•two times the greater of: (a) the maximum target bonus for the fiscal year in which the termination occurs; or (b) the maximum target bonus for the fiscal year in which the change in control occurs, if different; plus
•twenty-four multiplied by the monthly premium the executive would be required to pay for continued health coverage for himself and his eligible dependents.
The foregoing severance amounts will be payable in a lump sum following Mr. Davis’ termination of employment, subject to his execution of a general release of claims acceptable to us.
The severance agreement also provides that in the event Mr. Davis’ employment is terminated by us without cause or he resigns for good reason, all of Mr. Davis’ outstanding stock awards will vest in the event of such involuntary termination (provided that the acceleration of performance-based awards will be governed by the applicable award agreements). In addition, the post-termination exercise period of Mr. Davis’ stock options will be extended from three months to the date that is 24 months following the date of termination (but in no event beyond the original expiration date of such options), subject to his agreement to certain restrictions on the transfer of shares of the Company’s common stock held by him.
For purposes of the severance agreement, an involuntary termination is either a termination of Mr. Davis’ employment by us without cause or his resignation for good reason. “Cause” is generally defined as Mr. Davis’ conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, his willful and material breach of any obligation or duty under the employment agreement, any confidentiality and proprietary rights agreement or any written employment or other written policies that have previously been furnished to him, which breach is not cured within 30 days after written notice thereof is received by him, if such breach is capable of cure, Mr. Davis’ gross negligence or willful misconduct, including without limitation, fraud, dishonesty or embezzlement, in the performance of his duties, or his continuing failure or refusal to perform his assigned duties or to comply with reasonable directives of the Board that are consistent with his job duties (which directives are not in conflict with applicable law), which failure is not cured within 30 days after written notice thereof is received by him.
For purposes of the Mr. Davis severance agreement, “good reason” is generally defined as a material diminution in the officer’s authority, duties or responsibilities, a material diminution in the officer’s base compensation, a material change in the geographic location at which the officer must perform his duties, or any other action or inaction that constitutes a material breach by us or any successor or affiliate of its obligations to the officer under the employment agreement. An officer must provide written notice to us of the occurrence of any of the foregoing events or conditions without his written consent within 90 days of the occurrence of such event. We will have a period of 30 days to cure such event or condition after receipt of written notice of such event from the officer. Any voluntary termination of an officer’s employment for “good reason” must occur no later than the date that is six months following the initial occurrence of one of the foregoing events or conditions.
For purposes of Mr. Davis’ severance agreement, a “change in control” has generally the same definition as given to such term under our 2002 Plan, as described below.
Change in Control Arrangements
In addition to our agreement with Mr. Davis, we have change in control severance agreements with our other named executive officers. In the event a named executive officer’s employment is terminated by us without cause or he or she resigns for good reason within 24 months following a change in control of our company, he or she will be eligible to receive a severance benefit equal to:
•one times the annual rate of base salary in effect for such officer at the time of involuntary termination; plus
•one times the greater of: (a) the maximum target bonus for the fiscal year in which the termination occurs; or (b) the maximum target bonus for the fiscal year in which the change in control occurs, if different; plus
•twelve multiplied by the monthly premium the executive would be required to pay for continued health coverage for himself or herself and his or her eligible dependents.

The foregoing severance amounts will be payable in a lump sum following the officer’s termination of employment, subject to the officer’s execution of a general release of claims acceptable to us.
The change in control severance agreements also provide that all of the participating named executive officer’s outstanding stock awards will vest in the event of such a termination (provided that the acceleration of performance-based awards will be governed by the applicable award agreements). In addition, the post-termination exercise period of a named executive officer’s stock options will be extended from three months to the date that is nine months following the date of termination, unless a longer date is specified in the relevant grant agreement (but in no event beyond the original expiration date of such options). For purposes of the change in control severance agreements, an involuntary termination is either a termination of a named executive officer’s employment by us without cause or his resignation for good reason. “Cause” and “good reason” have the same definitions as given to such terms under Mr. Davis’ severance agreement described above.
For purposes of the change in control severance agreements, a “change in control” has generally the same definition as given to such term under our 2002 Plan, as described below.
Severance Plan
We maintain the Ligand Pharmaceuticals Incorporated Severance Plan to provide severance payments to our employees and the employees of our subsidiaries upon an involuntary termination of employment without cause. Each of the named executive officers (other than Mr. Davis) is eligible to participate in the severance plan, provided that he or she is not subject to disciplinary action or a formal performance improvement plan at the time of termination. However, if, as a result of his or her involuntary termination by us without “cause,” a named executive officer would be eligible to receive severance under any individual change in control severance agreement, employment agreement or other arrangement providing severance benefits, as approved by the Board or a committee thereof, such named executive officer will not be eligible for benefits under the severance plan.
Under the terms of the severance plan, a named executive officer will be eligible to receive (1) a lump sum payment in cash for his fully earned but unpaid base salary and accrued but unused vacation through the date of termination, (2) an amount equal to his base salary for the severance period, which period will be equal to (a) two months plus (b) one week for each year of service as of the date of termination and (c) continued health coverage at the same cost as was in effect for the named executive officer at the date of termination throughout such severance period, provided that such named executive officer elects continued coverage under COBRA. The foregoing cash severance benefit will be payable in a lump sum following the officer’s termination of employment, subject to the officer’s execution of a general release of claims acceptable to us.
For purposes of the severance plan, “cause” is generally defined as an officer’s conviction of (or entry of a plea of no contest to) any felony or any other criminal act, an officer’s commission of any act of fraud or embezzlement, an officer’s unauthorized use or disclosure of our confidential or proprietary information or trade secrets, an officer’s commission of any material violation of our policies, or an officer’s commission of any other intentional misconduct which adversely affects our business or affairs in a material manner.
Change in Control Acceleration of Equity Awards
In the event outstanding awards under our 2002 Plan or our Inducement Plan are not assumed or replaced with a comparable award or cash incentive program in connection with any such merger or asset sale, or change in ownership or control, such awards shall vest in full, unless such accelerated vesting is precluded by a limitation set forth in the applicable award agreement.
In the event the equity is assumed or replaced, the severance agreement or change in control severance agreement in place with each name executive officer and the terms of the relevant grant documents would apply.
Under the 2002 Plan, a “change in control” is generally defined as:
•a merger, consolidation or reorganization of our company in which 50% or more of our voting securities change ownership;
•the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution of our company; or
•a change in control of our company effected through a successful tender offer for more than 50% of our outstanding common stock or through a change in the majority of the Board as a result of one or more contested elections for board membership.

In addition, the PSUs granted to the NEOs in 2024 and 2025 contain additional vesting provisions that will apply in the event of a change in control. In the event of a change in control prior to the end of both of the applicable performance periods under the PSUs, the number of PSUs in which a named executive officer will be eligible to vest under each PSU will be set at the “target” number of units (as set forth in the applicable grant document), which “target” PSUs will continue to be eligible to vest based solely on the participant’s continued employment or service, with 50% of such “target” PSUs vesting on the last day of the first performance period and 50% of such “target” PSUs vesting on the last day of the second performance period. In the event of a change in control after the completion of the first performance period but prior to the completion of the second performance period, the remaining number of PSUs in which a participant will be eligible to vest under each PSU will be set at 50% of the “target” number of PSUs, which “target” PSUs will continue to be eligible to vest based solely on the participant’s continued employment or service through the last day of the second performance period.
RISK ASSESSMENT OF COMPENSATION POLICIES AND PROGRAMS
Management annually assesses our compensation policies and programs for all employees for purposes of determining the enterprise risks faced by us in connection with such policies and programs and presents its assessment to our Human Capital Management and Compensation Committee. Based on these assessments, management has concluded, and the Human Capital Management and Compensation Committee has agreed, that none of our compensation policies or programs create risks that are reasonably likely to have a material adverse effect on us. In connection with their review, management and the Human Capital Management and Compensation Committee noted certain key attributes of our compensation policies and programs that help to reduce the likelihood of excessive risk taking, including:
•The program design provides a balanced mix of cash and equity compensation, fixed and variable compensation and annual and long-term incentives.
•Corporate performance objectives are designed to be consistent with our overall business plan and strategy, as approved by the Board.
•The determination of executive incentive awards is based on a review of a variety of indicators of performance, reducing the risk associated with any single indicator of performance.
•Our equity awards generally vest over multi-year periods.
•The Human Capital Management and Compensation Committee has the right to exercise negative discretion over executive annual incentive plan payments.
POLICIES REGARDING TAX DEDUCTIBILITY OF COMPENSATION
Section 162(m) of the Internal Revenue Code restricts the ability of publicly held companies to take a federal income tax deduction for compensation paid to “covered employees” to the extent that compensation exceeds $1.0 million per covered employee in any fiscal year. While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Human Capital Management and Compensation Committee retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

HUMAN CAPITAL MANAGEMENT AND COMPENSATION
COMMITTEE REPORT
The Human Capital Management and Compensation Committee of the board of directors has submitted the following report for inclusion in this proxy statement:
The Human Capital Management and Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with the company’s management. Based on the review and discussions, the Human Capital Management and Compensation Committee has recommended to the board of directors that this Compensation Discussion and Analysis be included in this proxy statement and our annual report for the year ended December 31, 2025.
This report of the Human Capital Management and Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished by the Human Capital Management and Compensation Committee.
Jason Haas, Chair
Jason M. Aryeh
John L. LaMattina, Ph.D.

COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The following table provides information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2025, 2024 and 2023:

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total

Todd C. Davis	2025	$724,500	$5,520,493	$4,441,120	$764,400	$21,582	$11,472,095
Chief Executive Officer	2024	695,834	6,429,536	5,142,650	637,000	9,960	12,914,980
	2023	650,007	3,378,456	1,788,095	390,000	9,960	6,216,518

Tavo Espinoza	2025	522,825	1,932,219	1,554,411	357,750	14,943	4,382,148
Chief Financial Officer	2024	469,550	1,428,806	1,142,820	250,000	7,380	3,298,556
	2023	433,005	1,201,271	635,773	173,202	7,380	2,450,631

Andrew Reardon	2025	476,675	1,656,171	1,332,345	268,800	13,291	3,747,282
Chief Legal Officer and Secretary	2024	451,950	1,428,806	1,142,820	240,000	7,380	3,270,956
	2023	434,262	1,126,169	596,045	173,705	6,900	2,337,081

(1)    Reflects the grant date fair value for stock and option awards granted in 2023, 2024 and 2025, calculated in accordance with FASB ASC Topic 718, Compensation - Stock Compensation, (“Topic 718”). The assumptions used to calculate the value of stock and option awards are set forth under Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 27, 2026. With respect to the PSU awards included in the Summary Compensation Table, these amounts include the grant date fair value of such PSUs granted to each of the named executive officers based on the estimated probable outcome of the performance-based objectives applicable to such awards on the grant date.
With respect to the PSUs granted in 2025, the number of PSUs that are eligible to vest will be determined based on the measurement of two equally weighted metrics, the level of projected 2029 revenue derived from acquired assets over a two year period ending December 31, 2026 and the projected adjusted EPS achieved through December 31, 2027. The grant date fair value of the PSUs granted during 2025 included in this column was calculated based on the probable achievement of the performance goals as determined at the date of grant, which was determined to be the target level of performance. The full grant date fair value of the PSUs awarded to our named executive officers during fiscal year 2025, assuming maximum achievement of the applicable performance objectives, was $6,112,007 for Mr. Davis, $2,139,226 for Mr. Espinoza and $1,833,556 for Mr. Reardon.
(2)    Represents performance bonus awards under the management bonus plan earned in 2025, 2024 and 2023, but paid in the subsequent year.
(3) Represents life insurance premiums paid by us for each year represented in the table, as follows: $7,620 in 2025 and $3,960 in 2024 and 2023 for Mr. Davis, $2,580 in 2025 and $1,380 in 2024 and 2023 for Mr. Espinoza, and $1,380 in 2025 and 2024 and $900 in 2023 for Mr. Reardon. The amount also includes 401(k) matching funds paid by us for the named executive officers, as follows: $13,962 in 2025 and $6,000 in 2024 and 2023 for Mr. Davis, $12,363 in 2025 and $6,000 in 2024 and 2023 for Mr. Espinoza, and $11,911 in 2025 and $6,000 in 2024 and 2023 for Mr. Reardon.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2025
The following table summarizes plan-based awards granted to our named executive officers during fiscal year 2025:

Name	Grant Date	Date of Board Action approving Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Todd C. Davis
	02/12/25	02/12/25	—	509,600	—	—	—	—	—	—	—	—
	03/04/25	03/04/25	—	—	—	—	26,514	53,028	—	—	—	3,056,004
	03/04/25	03/04/25	—	—	—	—	—	—	21,382	—	—	2,464,489
	03/04/25	03/04/25	—	—	—	—	—	—	—	93,476	115.26	4,441,120
Tavo Espinoza
	02/12/25	02/12/25	—	238,500	—	—	—	—	—	—	—	—
	03/04/25	03/04/25	—	—	—	—	9,280	18,560	—	—	—	1,069,613
	03/04/25	03/04/25	—	—	—	—	—	—	7,484	—	—	862,606
	03/04/25	03/04/25	—	—	—	—	—	—	—	32,717	115.26	1,554,411
Andrew Reardon
	02/12/25	02/12/25	—	192,000	—	—	—	—	—	—	—	—
	03/04/25	03/04/25	—	—	—	—	7,954	15,908	—	—	—	916,778
	03/04/25	03/04/25	—	—	—	—	—	—	6,415	—	—	739,393
	03/04/25	03/04/25	—	—	—	—	—	—	—	28,043	115.26	1,332,345
(1)    Represents the target cash bonus awards granted under our annual performance bonus program. Actual bonus amounts paid are reflected in the Summary Compensation Table above.
(2)    The PSUs are eligible to vest based on objectives related to our projected revenue derived from assets acquired between January 1, 2025 and December 31, 2026 and the projected adjusted EPS ending December 31, 2027, with each such objective equally weighted (and a possible performance multiplier of 200% for “maximum” performance relative to each objective). Threshold performance levels, below which no vesting will be awarded, were also established for each performance objective. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above.
(3)    The RSU awards granted to the named executive officers vest in equal installments over a three year period on each of February 15, 2026, 2027 and 2028. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above.
(4)     Each option grant to the named executive officers vests 12.5% on September 4, 2025 and the remainder in 42 equal monthly installments. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above.
(5)    Represents the fair value of the stock option or stock award at the time of grant as determined in accordance with the provisions of Topic 718. The assumptions used to calculate the value of stock and option awards are set forth under Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 27, 2026. With respect to awards, the vesting of which is performance-based, the grant date fair value is based on the estimated probable outcome of the performance objectives applicable to such awards on the grant date. See additional disclosure in footnote (1) under the “Summary Compensation Table” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information on all stock and option awards held by our named executive officers as of December 31, 2025. All outstanding equity awards are in shares of our common stock.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Expiration Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Unit or Other Rights That Have Not Vested (#)	Equity incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Todd C. Davis	99,000	33,000	—	69.70	12/4/2032	—	—	—	—
	1,561	520	—	67.03	12/21/2032	—	—	—	—
	32,710	13,468	—	75.09	2/22/2033	—	—	—	—
	60,373	71,350	—	89.20	2/26/2034	—	—	—	—
	17,527	75,949	—	115.26	3/4/2035	—	—	—	—
	—	—	—	—	—	48,674(4)	9,202,793	—	—
	—	—	—	—	—	—	—	26,514(5)	5,013,002
	—	—	—	—	—	—	—	39,644(6)	7,495,491
	—	—	—	—	—	—	—	10,391(7)	1,964,626
Tavo Espinoza	466	—	—	80.72	8/1/2026	—	—	—	—
	1,607	—	—	58.49	2/24/2027	—	—	—	—
	2,405	—	—	92.65	3/1/2028	—	—	—	—
	2,074	—	—	70.04	1/31/2029	—	—	—	—
	3,348	—	—	68.74	2/10/2029	—	—	—	—
	2,869	—	—	55.75	2/12/2030	—	—	—	—
	7,171	—	—	57.22	10/1/2030	—	—	—	—
	4,186	—	—	103.42	2/3/2031	—	—	—	—
	16,179	972	—	52.84	5/4/2032	—	—	—	—
	13,171	5,000	—	63.62	12/12/2032	—	—	—	—
	4,965	1,655	—	67.03	12/21/2032	—	—	—	—
	11,630	4,789	—	75.09	2/22/2033	—	—	—	—
	13,416	15,856	—	89.20	2/26/2034
	6,135	26,582	—	115.26	3/4/2035	—	—	—	—
	—	—	—	—	—	14,304(8)	2,704,457	—	—
	—	—	—	—	—	—	—	9,280(5)	1,754,570
	—	—	—	—	—	—	—	8,810(6)	1,665,707
	—	—	—	—	—	—	—	3,695(7)	698,614
Andrew Reardon	47,293	12,151	—	52.27	7/31/2032	—	—	—	—
	10,904	4,489	—	75.09	2/22/2033	—	—	—	—
	13,416	15,856	—	89.20	2/26/2034
	5,259	22,784	—	115.26	3/4/2035	—	—	—	—
	—	—	—	—	—	13,109(9)	2,478,519	—	—
	—	—	—	—	—	—	—	7,954(5)	1,503,863
	—	—	—	—	—	—	—	8,810(6)	1,665,707
	—	—	—	—	—	—	—	3,464(7)	654,938
(1)    Each option grant to the named executive officers has a ten year term from the date of grant. Except as described below, each option vests 12.5% after six months from grant and the remainder in 42 equal monthly installments. For a description of the change in control provisions applicable to the stock option awards, see “Severance and Change in Control Arrangements” above.
(2)    The RSU awards granted to the named executive officers vest over a three year period in equal installments on February 15 of the first three calendar years following the year in which the date of grant occurs. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.
(3)    Computed by multiplying the closing market price of our common stock on December 31, 2025, the last trading day of 2025, of $189.07, by the number of shares of common stock subject to such award.

(4)    This balance represents the remaining unvested RSUs from the following RSU grants to Mr. Davis: 5,668 unvested RSUs granted on February 23, 2023, 21,624 unvested RSUs granted on February 27, 2024, and 21,382 unvested RSUs granted on March 4, 2025. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.
(5) Represents the “target” number of PSUs granted to the named executive officer in 2025. The PSUs granted in 2025 are eligible to vest based on objectives related to projected revenue derived from assets acquired between January 1, 2025 and December 31, 2026 and the projected adjusted EPS achieved on December 31, 2027, with each such objective equally weighted (and a possible performance multiplier of 200% for “maximum” performance relative to each objective). Threshold performance levels, below which no vesting will be awarded, were also established for each performance objective. The “target” number of 2025 PSUs granted to the named executive officers that remain eligible to vest are as follows: Mr. Davis, 26,514 shares, Mr. Espinoza, 9,280 shares, and Mr. Reardon, 7,954 shares. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above.
(6) Represents the “target” number of PSUs granted to the named executive officer in 2024. The PSUs granted in 2024 are eligible to vest based on objectives related to projected revenue derived from assets acquired between January 1, 2024 and December 31, 2025 and the compound annual growth rate of Adjusted EPS between January 1, 2024 and ending December 31, 2026, with each such objective equally weighted (and a possible performance multiplier of 200% for “maximum” performance relative to each objective). Threshold performance levels, below which no vesting will be awarded, were also established for each performance objective. The “target” number of 2024 PSUs granted to the named executive officers that remain eligible to vest are as follows: Mr. Davis, 39,644 shares, Mr. Espinoza, 8,810 shares, and Mr. Reardon, 8,810 shares. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above.
(7)    Represents the “target” number of PSUs granted to the named executive officer in 2023. The PSUs granted in 2023 are eligible to vest based on the achievement of TSR relative to the NASDAQ Biotechnology Index for three year performance period commencing January 1, 2023 and ending December 31, 2025 (and a possible performance multiplier of 200% for “maximum” performance), and the number of new programs for the two year performance period commencing January 1, 2023 and ending December 31, 2024. Threshold performance levels, below which no vesting will be awarded, were also established for each performance objective. The “target” number of 2023 PSUs granted to the named executive officers that remain eligible to vest are as follows: Mr. Davis, 10,391 shares, Mr. Espinoza, 3,695 shares, and Mr. Reardon, 3,464 shares. For a description of the change in control provisions applicable to the foregoing equity awards, see “Severance and Change in Control Arrangements” above.
(8)    This balance represents the remaining unvested RSUs from the following RSU grants to Mr. Espinoza: 2,015 unvested RSUs granted on February 23, 2023, 4,805 unvested RSUs granted on February 27, 2024, and 7,484 unvested RSUs granted on March 4, 2025. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.
(9)        This balance represents the remaining unvested RSUs from the following RSU grants to Mr. Reardon: 1,889 unvested RSUs granted on February 23, 2023, 4,805 unvested RSUs granted on February 27, 2024, and 6,415 unvested RSUs granted on March 4, 2025. For a description of the change in control provisions applicable to the stock awards, see “Severance and Change in Control Arrangements” above.
OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2025
The following table provides information on stock option exercises and stock vesting in fiscal year 2025 by our named executive officers.

	Option Awards		Stock Awards
Name	No. of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Todd C. Davis	—	—	37,264	4,471,680
Tavo Espinoza	2,381	294,394	22,442	2,930,853
Andrew Reardon	—	—	19,508	2,426,902
(1)    Computed by multiplying the (a) the closing market price of our common stock on the exercise date, less the option exercise price per share, multiplied by (b) the number of shares acquired upon exercise of the option.
(2)    Computed by multiplying the closing market price of our common stock on the vesting date by the number of RSUs or PSUs subject to such award vesting on the applicable vesting date.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table summarizes potential change in control and severance payments to each named executive officer as of December 31, 2025. The three right-hand columns describe the payments that would apply in three different potential scenarios—a termination without cause prior to a change in control or more than 24 months following a change in control (Mr. Davis would also be entitled to such benefits if he resigned for good reason at such times); a change in control without a termination of employment; or a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case within 24 months following a change in control.

The table assumes that the termination or change in control occurred on December 31, 2025. For purposes of estimating the value of accelerated equity awards to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $189.07, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 31, 2025, the last trading day of 2025. All cash severance benefits will be paid in a lump sum. For a description of the severance and other benefits payable in connection with these termination events, see “Compensation Discussion and Analysis - Severance and Change in Control Arrangements”.

Name	Benefit	Termination Without Cause; No Change of Control ($)	Change of Control; No Termination ($)(1)	Termination Without Cause or Resignation for Good Reason within 24 Months Following a Change of Control ($)(2)
Todd C. Davis	Salary	$1,092,000	$—	$1,456,000
	Bonus	—	—	1,528,800
	Option acceleration	18,269,274	—	18,269,274
	Stock Award acceleration	23,675,913	—	23,675,913
	Benefits continuation	73,729	—	73,729
	Total value:	43,110,916	—	45,003,716
Tavo Espinoza	Salary	190,256	—	530,000
	Bonus	—	—	238,500
	Option acceleration	—	—	5,053,048
	Stock Award acceleration	—	—	6,823,347
	Benefits continuation	20,480	—	73,729
	Total value:	210,736	—	12,718,624
Andrew Reardon	Salary	107,692	—	480,000
	Bonus	—	—	192,000
	Option acceleration	—	—	5,439,139
	Stock Award acceleration	—	—	6,303,027
	Benefits continuation	7,215	—	43,289
	Total value:	114,907	—	12,457,455
(1)    The 2002 Plan and the Inducement Plan provide that equity awards will vest in the event of a change in control and the equity awards are not assumed or replaced by a successor. This disclosure assumes that the successor will assume or replace the outstanding equity awards under the 2002 Plan and the Inducement Plan in the event of a change in control.
(2)    The severance agreement with Mr. Davis and the change in control severance agreements with our other named executive officers provide that all of a named executive officer’s outstanding stock awards will vest in the event of an involuntary termination following a change in control. In addition, the severance agreement with Mr. Davis provides that all of his outstanding stock awards the vesting of which is time-based will vest upon an involuntary termination at any time, and any performance-based awards will be governed by the terms of the applicable award agreements. The agreements governing our PSUs provide for accelerated vesting of such PSUs in connection with a change in control, as described above under “Severance and Change in Control Arrangements.” For purposes of calculating the values in the table above, PSUs are included at “target” performance levels.

PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our median compensated employee to the total annual compensation of Todd C. Davis, our Chief Executive Officer:
•Total annual compensation of our Chief Executive Officer, Mr. Davis, in 2025 was $11,472,095, as further described below. The total compensation for the median employee, other than our Chief Executive Officer, was $403,453. The total compensation for the median employee was calculated according to the requirements of the Summary Compensation Table.
•The ratio of our Chief Executive Officer’s annualized compensation (as determined below) to the compensation of the median employee for 2025 was 28 to 1.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
We had 46 active employees as of December 31, 2025. To identify the median of the annual total compensation of our employees as of December 31, 2025, we compared the sum of each employee’s base salary, 2025 bonus, the grant date fair value of equity awards granted during 2025 (determined in accordance with Topic 718) and 401(k) matching contributions for 2025. This compensation measure was consistently applied to all of our employees included in this calculation.

PAY VERSUS PERFORMANCE DISCLOSURE
As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, the following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2021, 2022, 2023, 2024, and 2025, and our financial performance for each such fiscal year:

							Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO Todd C. Davis ($)	Summary Compensation Table Total for PEO John L. Higgins ($)	Compensation Actually Paid to PEO Todd C. Davis ($)(1)	Compensation Actually Paid for PEO John L. Higgins ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)(3)	Total Stockholder Return ($)	Peer Group Total Stockholder Return ($)(4)	Net Income (Loss) ($ thousands)	Revenue ($ thousands)(5)
2025	11,472,095	—	43,774,333	—	4,074,316	13,202,069	279.02	124.75	124,453	268,087
2024	12,914,980	—	21,709,965	—	6,578,393	6,211,312	158.15	93.49	(4,032)	167,133
2023	6,216,518	—	5,060,695	—	2,788,000	2,366,969	105.43	94.03	52,154	131,314
2022	5,195,169	16,764,990	4,977,510	12,243,958	3,852,731	2,922,612	98.62	89.90	(33,361)	196,245
2021	—	9,587,211	—	15,958,534	4,996,210	7,722,154	155.21	100.02	57,138	241,544
(1)    John L. Higgins was the first PEO in 2021 and 2022 and Todd C. Davis was the second PEO from 2022 to present. The individuals comprising the Non-PEO NEOs for each year presented are listed below:

Year	Non-PEO NEOs
2025	Tavo Espinoza, and Andrew Reardon
2024	Matthew Korenberg, Tavo Espinoza, and Andrew Reardon
2023	Matthew Korenberg, Tavo Espinoza, and Andrew Reardon
2022	Matthew Korenberg, Tavo Espinoza, Andrew Reardon, Matthew W. Foehr, and Charles S. Berkman
2021	Matthew Korenberg, Matthew W. Foehr, and Charles S. Berkman
(2)    The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
(3)     Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Todd C. Davis ($)	Exclusion of Stock Awards and Option Awards for Todd C. Davis ($)	Inclusion of Equity Values for Todd C. Davis ($)	Compensation Actually Paid to Todd C. Davis ($)
2025	11,472,095	(9,961,612)	42,263,850	43,774,333

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs	Average Inclusion of Equity Values for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs
2025	4,074,316	(3,237,573)	12,365,326	13,202,069
    The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Todd C. Davis ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Todd C. Davis ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Todd C. Davis ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Todd C. Davis ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Todd C. Davis ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Todd C. Davis ($)	Total - Inclusion of Equity Values for Todd C. Davis ($)
2025	16,158,784	22,637,848	1,259,893	2,207,325	—	—	42,263,850

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Inclusion of Equity Values for Non-PEO NEOs ($)
2025	5,252,797	5,627,875	409,518	1,075,136	—	—	12,365,326
(4)     The Peer Group TSR set forth in this table utilizes the Nasdaq Biotechnology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2025. The comparison assumes $100 was invested for the period starting December

31, 2020, through the end of the listed year in the Company and in the Nasdaq Biotechnology Index, respectively, assuming all dividends are reinvested. Historical stock performance is not necessarily indicative of future stock performance.
(5)     We determined revenue to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2025.
Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, the Company’s cumulative TSR over the five most recently completed fiscal years, and the Peer Group TSR over the same period.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the five most recently completed fiscal years.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Revenue
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our revenue during the five most recently completed fiscal years.

Tabular List of Most Important Financial Performance Measures

We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2025:
•Revenue
•Adjusted EBITDA
•Total Stockholder Return
The measures in the above list are not ranked. For additional details regarding how we link pay to financial performance measures, please see the section titled “Elements of Compensation—Annual Performance-Based Cash Compensation” and “Elements of Compensation—Long-Term Performance-Based Equity Incentive Program” in our Compensation Discussion and Analysis above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal 2025, the Human Capital Management and Compensation Committee was composed of Mr. Haas, Dr. LaMattina, and Mr. Aryeh. No executive officer of our company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of our Board or Human Capital Management and Compensation Committee.
EQUITY COMPENSATION PLANS
We have two compensation plans approved by our stockholders under which our equity securities are authorized for issuance to employees and directors for goods or services, the 2002 Plan and the Employee Stock Purchase Plan. We also maintain the Inducement Plan, which has not been approved by our stockholders.
The following table summarizes information about our equity compensation plans as of December 31, 2025:

	(a) Number of securities to be issued upon exercises of outstanding options, warrants and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	2,136,100	$86.69	755,870(2)
Equity compensation plans not approved by security holders	320,458	$69.02	0(3)
	2,456,558	$84.48	755,870
(1)Includes options and RSUs outstanding under the plans, with PSUs included at “target” levels.
(2)At December 31, 2025, 736,213, and 19,657 shares were available under the 2002 Plan and the Employee Stock Purchase Plan, respectively, for future grants of awards (calculated by including PSUs at the “target” level). Of the shares available under the Employee Stock Purchase Plan at December 31, 2025, 1,480 of the 19,657 shares that were eligible for purchase were purchased during the offering period in effect on such date.
(3)With respect to the Inducement Plan, zero shares were available for issuance under such plan as of December 31, 2025. The Company adopted the Inducement Plan in August 2022. We initially reserved 300,000 shares of our common stock for issuance pursuant to awards granted under the Inducement Plan and in January 2024, our Board approved an amendment to the Inducement Plan to increase the number of shares of our common stock reserved thereunder by 225,000 shares. The terms of the Inducement Plan are substantially similar to the terms of our 2002 Plan with the exception that awards may only be made to an employee who has not previously been an employee or member of the Board if the award is in connection with commencement of employment and incentive stock options may not be issued under the Inducement Plan. The Inducement Plan was adopted by the Board without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. At our 2024 annual meeting of stockholders, our stockholders approved an amendment and restatement of the Company’s 2002 Plan, which became effective on the date of the 2024 annual meeting. In addition, from and after June 14, 2024, the Company no longer grants awards under the Inducement Plan, and the remaining shares available under such plan were cancelled (although the terms and conditions of the Inducement Plan will continue to govern any outstanding awards thereunder).
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We describe below transactions and series of similar transactions, since the beginning of fiscal year 2025, with respect to which we were a party, will be a party, or otherwise benefited, in which:
•the amounts involved exceeded or will exceed $120,000; and
•a director, nominee for director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.
Pursuant to our Audit Committee charter and conflict of interest policy, the Strategic Transaction Committee is responsible for evaluating and approving any transaction involving the Company where there is a deemed conflict of interest. In the event such conflict of interest constitutes a “related party transaction” under applicable SEC rules, approval of such transaction would then be required by the Audit Committee. In addition, the Human Capital Management and Compensation Committee of the Board and/or the Board will review and approve all compensation-related policies involving our directors and executive officers.

The severance arrangements we have entered into with each of our named executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change in control. See “Compensation Discussion and Analysis—Severance and Change in Control Arrangements.”
Our certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.
All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by the Audit Committee or a majority of the independent and disinterested members of the Board.
OTHER INFORMATION
COMMUNICATION WITH THE BOARD OF DIRECTORS
Any interested parties desiring to communicate with the Board or any of the independent directors regarding the Company may communicate with such director(s) by delivering written correspondence to the desired director addressed to the attention of our corporate secretary as follows:
Corporate Secretary
Ligand Pharmaceuticals Incorporated
555 Heritage Drive, Suite 200
Jupiter, Florida 33458
Communications are distributed to the Board, any committee thereof or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. The corporate secretary will not forward to the Board, any committee or any director communications of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the chief legal officer to be immaterial to the Company.
DEADLINE FOR PROPOSALS FOR NEXT ANNUAL MEETING
The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for the 2027 annual meeting of stockholders is December 22, 2026 (120 calendar days in advance of the anniversary of the date of this proxy statement), unless the date of the 2027 annual meeting of stockholders is changed by more than 30 days from the anniversary of the 2026 annual meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC in Rule 14a-8 of the Exchange Act for such proposals in order to be included in the proxy statement.
Stockholders intending to present a proposal at the 2027 annual meeting of stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director must comply with the requirements set forth in our amended and restated bylaws. Our amended and restated bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not more than 120 days nor less than 90 days nor prior to the one-year anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2027 annual meeting of stockholders no earlier than February 5,
2027 and no later than March 7, 2027. In the event that the date of the 2026 annual meeting of stockholders is more than 30 days before or more than 60 days after such anniversary date, then our Secretary must receive such written notice not later than the 90th day prior to the 2027 annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by the Company. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases, notwithstanding the stockholder’s compliance with this deadline. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice. Our current amended and restated bylaws are available at the SEC’s website, www.sec.gov, or upon written request to our Corporate Secretary at the address listed below. Stockholder proposals and director nominations should be directed to Corporate Secretary, Ligand Pharmaceuticals Incorporated, 555 Heritage Drive, Suite 200, Jupiter, Florida 33458.

In addition to satisfying the foregoing requirements under our amended and restated bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 6, 2027, which is 60 days prior to the one-year anniversary of the date of the 2026 annual meeting.
ANNUAL REPORT ON FORM 10-K
Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our fiscal 2025 Annual Report at http://www.envisionreports.com/LGND, which does not have cookies that identify visitors to the site. A copy of the Annual Report of the Company on Form 10-K for the 2025 fiscal year has been mailed concurrently with this proxy statement to all stockholders that received a copy of the proxy materials in the mail. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material. Written requests for copies of our 2025 Annual Report to stockholders may also be directed to our Corporate Secretary, Ligand Pharmaceuticals Incorporated, 555 Heritage Drive, Suite 200, Jupiter, Florida 33458.
SOLICITATION OF PROXIES
We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to directors, officers or employees of the Company for any such services. Except as described above, we do not presently intend to solicit proxies other than by Internet.
We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2026 annual meeting of stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially results in a reduced usage of natural resources and cost savings for companies.
A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and one annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Any stockholder at a shared address to which a single copy of the documents was delivered and who wishes to receive a separate copy of the documents can request a copy of the documents by sending a written request to our Corporate Secretary, Ligand Pharmaceuticals Incorporated, 555 Heritage Drive, Suite 200, Jupiter, Florida 33458, or contact our Corporate Secretary at (858) 550-7500. Also, if you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future, please notify your broker or direct your written request to Corporate Secretary, Ligand Pharmaceuticals Incorporated, 555 Heritage Drive, Suite 200, Jupiter, Florida 33458, or contact our Corporate Secretary at (858) 550-7500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
OTHER BUSINESS
As of the date of this proxy statement, the Board knows of no other business that will be presented for consideration at the annual meeting. If other matters are properly brought before the annual meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ ANDREW REARDON
Andrew Reardon
Chief Legal Officer and Secretary
April 21, 2026

If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2025 that we filed with the SEC, we will send you one without charge. Please write to: 555 Heritage Drive, Suite 200, Jupiter, Florida 33458, Attn: Corporate Secretary. All of our SEC filings are also available in the Investors section of our website at www.ligand.com.

Appendix A

We report adjusted net income from continuing operations and adjusted earnings per diluted share in addition to, not as a substitute for, and does not consider such measures superior to, financial measures calculated in accordance with GAAP. We also report a core calculation for each of the foregoing measures which excludes any realized gain from sales of Viking Therapeutics common stock. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Board to measure, in part, management’s performance and determine significant elements of management’s compensation.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024

Net income (loss)	$44,784	$(31,088)	$124,453	$(4,032)
Adjustments:
Share-based compensation expense	14,270	7,524	46,849	41,089
Non-cash interest expense (1)	596	786	2,859	2,724
Amortization of intangible assets	8,096	8,258	32,708	32,959
Amortization of financial royalty assets (2)	4,854	3,824	15,923	10,811
Change in contingent liabilities (3)	(615)	(310)	860	683
Pelthos operating loss	—	4,386	13,212	20,879
Transaction costs	120	—	4,935	—
(Gain) loss from short-term investments	(22,063)	23,899	(18,433)	(75,024)
Realized gain (loss) from short-term investments	32	(21)	10	59,897
Provision for current expected credit losses on financial royalty assets	(198)	(852)	(922)	(4,315)
Impairment of financial royalty assets (4)	6,197	4,081	6,197	30,572
Loss from equity method investment in Primrose Bio	—	1,245	—	7,008
R&D funding expenses	1,218	472	65,904	1,197
(Gain) loss from derivative assets	(1,156)	12,478	(1,022)	27,133
(Gain) loss from change in fair value of equity method investments and other investments (5)	(14,783)	—	(90,670)	34,601
Income from Pelthos transaction - gain on sale of Pelthos business (6)	—	—	(28,569)	—
Other (7)	14	3,155	(1,598)	3,504
Income tax effect of adjusted reconciling items above	2,595	(12,478)	(4,267)	(34,158)
Discrete tax expense related to increase in unrecognized tax benefits	—	—	—	426
Excess tax benefit (shortfall) from share-based compensation (8)	(1,298)	(139)	(3,371)	87
Adjusted net income	$42,663	$25,220	$165,058	$156,041
Realized gain from sales of VKTX stock, net of tax	—	—	—	(47,563)
Core adjusted net income	$42,663	$25,220	$165,058	$108,478

Total revenues and income	$59,666	$42,812	$268,087	$167,133
Less: Income from Pelthos transaction - gain on the sale of the Pelthos business (6)	—	—	(28,569)	—
Core revenues and income	$59,666	$42,812	$239,518	$167,133

Diluted per-share amounts attributable to common stockholders:
Diluted net income (loss) per share	$2.12	$(1.64)	$6.13	$(0.22)
Adjustments:
Share-based compensation expense	0.68	0.38	2.31	2.17
Non-cash interest expense (1)	0.03	0.04	0.14	0.14
Amortization of intangible assets	0.38	0.41	1.61	1.74

Amortization of financial royalty assets (2)	0.23	0.19	0.78	0.57
Change in contingent liabilities (3)	(0.03)	(0.02)	0.04	0.04
Pelthos operating loss	—	0.22	0.65	1.10
Transaction costs	0.01	—	0.24	—
(Gain) loss from short-term investments	(1.04)	1.20	(0.91)	(3.97)
Realized gain (loss) from short-term investments	—	—	—	3.17
Provision for current expected credit losses on financial royalty assets	(0.01)	(0.04)	(0.05)	(0.23)
Impairment of financial royalty assets (4)	0.29	0.21	0.31	1.62
Loss from equity method investment in Primrose Bio	—	0.06	—	0.37
R&D funding expenses	0.06	0.02	3.25	0.06
(Gain) loss from derivative assets	(0.05)	0.63	(0.05)	1.43
(Gain) loss from change in fair value of equity method investments and other investments (5)	(0.70)	—	(4.47)	1.83
Income from Pelthos transaction - gain on sale of Pelthos business (6)	—	—	(1.41)	—
Other (7)	—	0.17	(0.07)	0.20
Income tax effect of adjusted reconciling items above	0.11	(0.63)	(0.20)	(1.80)
Discrete tax expense related to increase in unrecognized tax benefits	—	—	—	0.02
Excess tax benefit (shortfall) from share-based compensation (8)	(0.06)	(0.01)	(0.17)	—
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	—	0.08	—	0.01
Adjusted diluted net income per share	$2.02	$1.27	$8.13	$8.25
Realized gain from sales of VKTX stock, net of tax	—	—	—	(2.51)
Core adjusted diluted net income per share	$2.02	$1.27	$8.13	$5.74

GAAP - weighted average number of common shares - diluted	21,138	18,974	20,294	18,290
Shares excluded due to anti-dilutive effect on GAAP net loss	—	931	—	619
Adjusted weighted average number of common shares - diluted	21,138	19,905	20,294	18,909

(1) Amounts represent (a) non-cash interest expense in connection with the royalty and milestone payments purchase agreement assumed as part of the Novan acquisition in September 2023; (b) non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for our convertible debt instruments that may be settled in cash and revolving credit facility; and (c) non-cash interest income from notes receivable.
(2) Amounts represent a portion of the contract payments and royalty receipts that are applied to reduce the carrying balance of our financial royalty assets.
(3) Amounts represent changes in fair value of contingent consideration related to CyDex and Metabasis transactions.
(4) Amounts represent the impairment of financial royalty assets primarily related to Agenus returned partner programs and the discontinuation of Takeda’s soticlestat program.
(5) Amounts for 2025 represent gain from change in fair value of equity method investment in Pelthos and Pelthos Series A Preferred Shares. Amounts for full year 2024 represent a downward adjustment of $25.8 million in the price of the Primrose Bio Series A Preferred Shares and a $5.8 million impairment charge to our equity method investment in Primrose Bio due to Primrose Bio’s Series B preferred stock offering and a $3.0 million full impairment to our investment in Neuritek Warrant.
(6) During the third quarter of 2025, the Company recognized $53.1 million in total income related to the divestiture of its Pelthos subsidiary. This included $24.5 million associated with the out-license of Zelsuvmi and a $28.6 million gain on the sale of the business. The full $53.1 million is reported in contract revenue and income. For purposes of adjusted net income, management included $24.5 million, which represents the estimated standalone value of the out-license component as core revenue and income. The remaining $28.6 million, related to the gain on the sale of the business, has been excluded. Management believes this presentation enhances transparency and comparability by aligning the license-related economics with the Company’s recurring operations and long-term value creation strategy.
(7) Amounts primarily relate to loss on other investments and other.
(8) Excess tax benefit (shortfall) from share-based compensation are recorded within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders’ equity.

Appendix B

LIGAND PHARMACEUTICALS INCORPORATED

2002 STOCK INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE JUNE 5, 2026)

ARTICLE ONE

GENERAL PROVISIONS

I. PURPOSE OF THE PLAN

This 2002 Stock Incentive Plan is intended to promote the interests of Ligand Pharmaceuticals Incorporated, a Delaware corporation, by providing eligible persons in the Corporation’s and its Subsidiaries’ service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in such service.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II. STRUCTURE OF THE PLAN

A. The Plan shall be divided into three separate equity incentives programs:

1. the Discretionary Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock,

2. the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock, and

3. the Other Stock Award Program under which eligible persons may, at the discretion of the Plan Administrator, be granted restricted stock units, stock appreciation rights and dividend equivalents.

B. The provisions of Articles One, Five and Six shall apply to all equity programs under the Plan and shall govern the interests of all persons under the Plan.

III. ADMINISTRATION OF THE PLAN

A. The Primary Committee shall have sole and exclusive authority to administer the Plan with respect to Section 16 Insiders (other than non-employee Board members, whose Awards shall be administered by the full Board, as provided below). Administration of the Plan with respect to all other persons eligible to participate in those programs may, at the Board’s discretion, be vested in the Primary Committee or a Secondary Committee, or the Board may retain the power to administer those programs with respect to all such persons. However, any discretionary Awards for members of the Primary Committee must be authorized by a disinterested majority of the Board.

B. Members of the Primary Committee or any Secondary Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Committee and reassume all powers and authority previously delegated to such committee.

C. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of those programs and any outstanding Awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the equity incentive programs under its jurisdiction or any Award thereunder.

D. Service on the Primary Committee or the Secondary Committee shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any Awards under the Plan.

E. Notwithstanding the foregoing, the full Board shall administer the Plan with respect to any Awards to the non-employee members of the Board. In addition, in its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Primary Committee or any Secondary Committee under the Plan except with respect to matters which under Rule 16b‑3 under the Exchange Act, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Primary Committee.

IV. ELIGIBILITY

A. The persons eligible to participate in the Discretionary Option Grant, Stock Issuance and Other Stock Award Programs are as follows:

(i) Employees,

(ii) non-employee members of the Board or the board of directors of any Parent or Subsidiary, and

(iii) consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B. Each Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine, (i) with respect to the option grants under the Discretionary Option Grant Program, which eligible persons are to receive such grants, the time or times when those grants are to be made, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares, the maximum term for which the option is to remain outstanding and such other terms and conditions of such option as the Plan Administrator determines are appropriate, (ii) with respect to stock issuances under the Stock Issuance Program, which eligible persons are to receive such issuances, the time or times when the issuances are to be made, the number of shares to be issued to each Participant, the vesting schedule (if any) applicable to the issued shares, the purchase price, if any, and consideration for such shares and such other terms and conditions of such issued shares as the Plan Administrator determines are appropriate, and (iii) with respect to other Awards under the Other Stock Awards Program, which eligible persons are to receive such Awards, the type of Award, the time or times when the issuances are to be made, the number of shares subject to such Award to be issued to each Participant, the vesting schedule (if any) applicable to the Awards, the consideration for such Awards and such other terms and conditions of such Awards as the Plan Administrator determines are appropriate.

V. STOCK SUBJECT TO THE PLAN

A. Subject to adjustment pursuant to this Section V, the number of shares of Common Stock which may be issued or transferred pursuant to Awards under the Plan on or following the Restatement Effective Date is equal to the sum of (1) 600,000 shares, plus (2) the number of shares remaining available for grant under the Existing Plan as of the Restatement Effective Date, plus (3) the aggregate number of shares subject to Awards granted under the Existing Plan that remain outstanding as of the Restatement Effective Date (with the number of shares pursuant to this clause (3) equal to the number of shares by which the share reserve under the Existing Plan was reduced in respect of such Awards in accordance with Section V.A of the Existing Plan). Any shares subject to Awards granted following the Restatement Effective Date shall be counted against this limit as (i) one share for each share subject to any Award that is not a Full Value Award, and (ii) one share for each share subject to any Award that is a Full Value Award. Notwithstanding anything in this Section V.A to the contrary, the number of shares of Common Stock that may be issued or transferred pursuant to Incentive Stock Options under the Plan shall not exceed an aggregate of 10,313,754 shares, subject to adjustment pursuant to this Section V. Awards previously granted under the Existing Plan prior to the Restatement Effective Date shall continue unaffected and shall continue to be governed by the terms of the Plan.

B. No one person participating in the Plan may receive Awards for more than 1,000,000 shares of Common Stock in the aggregate per calendar year. In addition, notwithstanding any provision to the contrary in the Plan, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee member of the Board as compensation for services as a non-employee member of the Board during any calendar year of the Corporation may not exceed $750,000, increased to $1,000,000 in the calendar year of his or her initial service as a non-employee member of the Board. The Plan Administrator may make exceptions to this limit for individual non-employee members of the Board in extraordinary circumstances, as the Plan Administrator may determine in its discretion, provided that the non-employee member of the Board receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee members of the Board.

C. To the extent that, on or following the Restatement Effective Date, all or a portion of an Award (including an Award granted under the Existing Plan that remains outstanding as of the Restatement Effective Date) is forfeited, expires or such Award or portion thereof is settled for cash (in whole or in part), the shares of Common Stock subject to such Award or portion thereof, shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan in an amount corresponding to the reduction in the share reserve previously made in accordance with Section V.A above. Notwithstanding anything to the contrary contained herein, the following shares of Common Stock shall not be added to the shares of Common Stock authorized for grant under Section V.A and will not be available for future grants of Awards: (i) shares of Common Stock tendered by an Optionee or withheld by the Corporation in payment of the exercise price of an option; (ii) shares of Common Stock tendered by the Optionee or Participant or withheld by the Corporation to satisfy any tax withholding obligation with respect to an option or stock appreciation right; (iii) shares of Common Stock subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof; and (iv) shares of Common Stock purchased on the open market with the cash proceeds from the exercise of options. Shares of Common Stock tendered by the Participant or withheld by the Corporation to satisfy any tax withholding obligation with respect to a Full Value Award (including an Award granted under the Existing Plan that remains outstanding as of the Restatement Effective Date) shall be available for future grants of Awards under the Plan in an amount corresponding to the reduction in the share reserve previously made in accordance with Section V.A. above; provided, however, that, notwithstanding the foregoing, in the event shares subject to a Full Value Award are delivered by a Participant or withheld by the Corporation to satisfy any Withholding Taxes at a tax withholding rate in excess of the minimum statutory withholding rates, such shares tendered or withheld to satisfy the Withholding Taxes at a rate in excess of the minimum statutory withholding rates shall not be available for future grants of Awards under the Plan.

Any shares of Common Stock forfeited by the Participant or repurchased by the Corporation under Article Three, Section I.C at a price not greater than the price originally paid by the Participant so that such shares are returned to the Corporation will again be available for Awards in an amount corresponding to the reduction in the share reserve previously made in accordance with Section V.A above. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section V.C, no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Option to fail to qualify as an incentive stock option under Section 422 of the Code.

D. If any change is made to the Common Stock by reason of any stock split, stock or cash dividend (other than normal cash dividends), recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan or with respect to Incentive Stock Options under the Plan, (ii) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan per calendar year, (iii) the number and/or class of securities for which grants are subsequently to be made under the Automatic Option Grant Program to new and continuing non-employee Board members, (iv) the number and/or class of securities and the exercise or purchase price per share in effect under each outstanding Award under the Plan, and (v) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto). Such adjustments to the outstanding Awards are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such Awards. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

E. Subject to Article Two, Section III, Article Three, Section II and Article Four, Section V, in the event of any transaction or event described in Section V.D or any unusual or nonrecurring transactions or events affecting the Corporation, any affiliate of the Corporation, or the financial statements of the Corporation or any affiliate, or of changes in applicable laws, regulations or accounting principles, including, without limitation, a Change in Control or a Hostile Take-Over, the Plan Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Optionee’s or Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Plan Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

1. To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Optionee’s or Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section V.E the Plan Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Optionee’s or Participant’s rights, then such Award may be terminated by the Corporation without payment) or (B) the replacement of such Award with other rights or property selected by the Plan Administrator in its sole discretion;

2. To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar Awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

3. To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

4. To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable award agreement; and

5. To provide that the Award cannot vest, be exercised or become payable after such event.

F. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Corporation assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock, for reasons of administrative convenience, the Corporation in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

ARTICLE TWO

DISCRETIONARY OPTION GRANT PROGRAM

I. OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A. EXERCISE PRICE.

1. The exercise price per share shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

2. The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of the documents evidencing the option, be payable in one or more of the forms specified below:

(i) cash or check made payable to the Corporation,

(ii) shares of Common Stock held by the Optionee or otherwise issuable upon exercise of the option and valued at Fair Market Value on the Exercise Date, or

(iii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date. Notwithstanding any other provision of the Plan to the contrary, no Optionee who is a member of the Board or an “executive officer” of the Corporation within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an option, or continue any extension of credit with respect to the exercise of an option, with a loan from the Corporation or a loan arranged by the Corporation in violation of Section 13(k) of the Exchange Act.

B. EXERCISE AND TERM OF OPTIONS. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

C. EFFECT OF TERMINATION OF SERVICE.

1. The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

(i) Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

(ii) Any option held by the Optionee at the time of death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the Optionee’s designated beneficiary or beneficiaries of that option.

(iii) During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee’s cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee’s cessation of Service, terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares.

2. The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i) extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

(ii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.

D. STOCKHOLDER RIGHTS. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

E. REPURCHASE RIGHTS. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F. LIMITED TRANSFERABILITY OF OPTIONS. During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee’s death. Non-Statutory Options shall be subject to the same restriction, except that a Non-Statutory Option may be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s family or to a trust established exclusively for one or more such family members or to Optionee’s former spouse, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. Notwithstanding the foregoing, the Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Two, and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

II. INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Five and Six shall be applicable to Incentive Options. To the extent an option which is designated as an Incentive Option fails to meet the requirements of Section 422 of the Code, then such option shall be treated as a Non-Statutory Option. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

A. ELIGIBILITY. Incentive Options may only be granted to Employees.

B. DOLLAR LIMITATION. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

C. 10% STOCKHOLDER. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

III. CHANGE IN CONTROL/HOSTILE TAKE-OVER

A. In the event of a Change in Control, each outstanding option under the Discretionary Option Grant Program shall automatically accelerate so that each such option shall, immediately prior to the effective date of that Change in Control, become exercisable for all the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully vested shares of Common Stock. However, an outstanding option shall NOT become exercisable on such an accelerated basis if and to the extent: (i) such option is to be assumed by the successor corporation (or parent thereof) or is otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Change in Control on any shares for which the option is not otherwise at that time exercisable and provides for subsequent payout of that spread in accordance with the same exercise/vesting schedule applicable to those option shares or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant.

B. All outstanding repurchase rights under the Discretionary Option Grant Program shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of a Change in Control, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) or are otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

C. Immediately following the consummation of the Change in Control, all outstanding options under the Discretionary Option Grant Program shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

D. Each option which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Change in Control had the option been exercised immediately prior to such Change in Control. Appropriate adjustments shall also be made to the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same (subject only to reduction by reason of rounding). To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption of the outstanding options under the Discretionary Option Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction.

E. The Plan Administrator shall have the discretionary authority to structure one or more outstanding options under the Discretionary Option Grant Program so that those options shall, immediately prior to the effective date of a Change in Control, become exercisable for all the shares of Common Stock at the time subject to those options and may be exercised for any or all of those shares as fully vested shares of Common Stock, whether or not those options are to be assumed in the Change in Control transaction or otherwise continued in effect. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Option Grant Program so that those rights shall immediately terminate upon the consummation of the Change in Control transaction, and the shares subject to those terminated rights shall thereupon vest in full.

F. The Plan Administrator shall have full power and authority to structure one or more outstanding options under the Discretionary Option Grant Program so that those options shall become exercisable for all the shares of Common Stock at the time subject to those options in the event the Optionee’s Service is subsequently terminated by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Change in Control transaction in which those options do not otherwise accelerate. In addition, the Plan Administrator may structure one or more of the Corporation’s repurchase rights so that those rights shall immediately terminate with respect to any shares held by the Optionee at the time of such Involuntary Termination, and the shares subject to those terminated repurchase rights shall accordingly vest in full at that time.

G. The Plan Administrator shall have the discretionary authority to structure one or more outstanding options under the Discretionary Option Grant Program so that those options shall, immediately prior to the effective date of a Hostile Take-Over, become exercisable for all the shares of Common Stock at the time subject to those options and may be exercised for any or all of those shares as fully vested shares of Common Stock. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Option Grant Program so that those rights shall terminate automatically upon the consummation of such Hostile Take-Over, and the shares subject to those terminated rights shall thereupon vest in full. Alternatively, the Plan Administrator may condition the automatic acceleration of one or more outstanding options under the Discretionary Option Grant Program and the termination of one or more of the Corporation’s outstanding repurchase rights under such program upon the subsequent termination of the Optionee’s Service by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of such Hostile Take-Over.

H. The portion of any Incentive Option accelerated in connection with a Change in Control or Hostile Take-Over shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Nonstatutory Option under the Federal tax laws.

I. The outstanding options shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

ARTICLE THREE

STOCK ISSUANCE PROGRAM

I. STOCK ISSUANCE TERMS

Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to share right awards which entitle the recipients to receive those shares upon the attainment of designated performance goals or the satisfaction of specified Service requirements.

A. PURCHASE PRICE.

1. The purchase price per share, if any, shall be fixed by the Plan Administrator.

2. Shares of Common Stock may be issued under the Stock Issuance Program for any form of consideration as the Plan Administrator may deem appropriate in each individual instance, including, without limitation:

(i) cash or check made payable to the Corporation, or

(ii) past services rendered to the Corporation (or any Parent or Subsidiary), or

(iii) future services to be rendered to the Corporation (or any Parent or Subsidiary).

B. RESTRICTIONS. Shares of Common Stock issued under this Stock Issuance Program shall be subject to such restrictions on transferability and other restrictions as the Plan Administrator may impose (including, without limitation, limitations on the right to vote such shares or the right to receive dividends on such shares). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Plan Administrator determines at the time of the grant of the shares or thereafter. Notwithstanding the foregoing, with respect to shares of Common Stock issued under this Stock Issuance Program subject to vesting, dividends which are paid prior to vesting shall only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied and the share vests.

C. Forfeiture. Except as otherwise determined by the Plan Administrator at the time of the grant of the shares or thereafter, upon termination of employment or service during the applicable restriction period, shares of Common Stock issued under this Stock Issuance Program that are at that time subject to restrictions shall be forfeited; provided, however, that, the Plan Administrator may (a) provide in any award agreement that restrictions or forfeiture conditions relating to such shares will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to such shares.

II. CHANGE IN CONTROL/HOSTILE TAKE-OVER

A. All of the Corporation’s outstanding forfeiture restrictions or repurchase rights on any shares of Common Stock issued under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Change in Control, except to the extent (i) those forfeiture restrictions or repurchase rights are to be assigned to the successor corporation (or parent thereof) or are otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the Stock Issuance Agreement.

B. The Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s forfeiture restrictions or repurchase rights under the Stock Issuance Program so that those rights shall automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated rights shall immediately vest, in the event the Participant’s Service should subsequently terminate by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Change in Control transaction in which those forfeiture restrictions or repurchase rights are assigned to the successor corporation (or parent thereof) or are otherwise continued in effect.

C. The Plan Administrator shall also have the discretionary authority to structure one or more of the Corporation’s forfeiture restrictions or repurchase rights under the Stock Issuance Program so that those rights shall automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated rights shall immediately vest, either upon the occurrence of a Hostile Take-Over or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of that Hostile Take-Over.

III. SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

ARTICLE FOUR

OTHER STOCK AWARDS PROGRAM

I. STOCK APPRECIATION RIGHTS

A. A stock appreciation right may be granted to any eligible person selected by the Plan Administrator. A stock appreciation right shall be subject to such terms and conditions not inconsistent with the Plan as the Plan Administrator shall impose and shall be evidenced by a stock appreciation right agreement.

B. A stock appreciation right shall entitle the Participant (or other person entitled to exercise the stock appreciation right pursuant to the Plan) to exercise all or a specified portion of the stock appreciation right (to the extent then exercisable pursuant to its terms) and to receive from the Corporation an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Common Stock on the date the stock appreciation right is exercised over (B) the Fair Market Value of the Common Stock on the date the stock appreciation right was granted and (ii) the number of shares of Common Stock with respect to which the stock appreciation right is exercised, subject to any limitations the Plan Administrator may impose. The exercise or base price per share of a stock appreciation right shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the date the stock appreciation right was granted.

C. Subject to Section I.B above, payment of the amounts determined under Sections I.B above shall be in cash, in Common Stock (based on its Fair Market Value as of the date the stock appreciation right is exercised) or a combination of both, as determined by the Plan Administrator. To the extent any payment is effected in Stock, it shall be made subject to satisfaction of all provisions of Article Two above pertaining to options.

D. Each stock appreciation right shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the stock appreciation right. However, no stock appreciation right shall have a term in excess of ten (10) years measured from the date the stock appreciation right was granted.

II. Dividend Equivalents

Any eligible person selected by the Plan Administrator may be granted dividend equivalents based on the dividends declared on the shares of Common Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Plan Administrator. Such dividend equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Plan Administrator. Notwithstanding anything to the contrary, dividends or dividend equivalents with respect to an Award that is subject to vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the extent that the vesting conditions are subsequently satisfied and the Award vests. In addition, notwithstanding anything to the contrary, no dividend equivalents shall be payable with respect to options or stock appreciation rights.

III. Restricted Stock Units

The Plan Administrator is authorized to make Awards of restricted stock units (a right to shares of Common Stock deliverable in the future) to any eligible person selected by the Plan Administrator in such amounts and subject to such terms and conditions as determined by the Plan Administrator. At the time of grant, the Plan Administrator shall specify the date or dates on which the restricted stock units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Plan Administrator shall specify the maturity date applicable to each grant of restricted stock units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee. On the maturity date, the Corporation shall, subject to Article Six, Section V, transfer to the Participant one unrestricted, fully transferable share of Common Stock for each restricted stock unit scheduled to be paid out on such date and not previously forfeited.

IV. OTHER TERMS
A. Except as otherwise provided herein, the term of any award of stock appreciation rights, dividend equivalents or restricted stock units shall be set by the Plan Administrator in its discretion.

B. Except as otherwise provided herein, the Plan Administrator may establish the exercise or purchase price, if any, of any award of stock appreciation rights, dividend equivalents or restricted stock units.

C. An award of stock appreciation rights, dividend equivalents or restricted stock units shall only be exercisable or payable prior to the Participant’s termination of Service; provided, however, that the Plan Administrator in its sole and absolute discretion may provide that an award of stock appreciation rights, dividend equivalents or restricted stock units may be exercised or paid subsequent to a termination of Service, as applicable, or following a Change in Control of the Corporation, or because of the Participant’s retirement, death or disability, or otherwise.

D. Payments with respect to any Awards granted under this Article Four shall be made in cash, in Stock or a combination of both, as determined by the Committee.

E. All Awards under this Article Four shall be subject to such additional terms and conditions as determined by the Plan Administrator and shall be evidenced by an award agreement.

V. CHANGE IN CONTROL/HOSTILE TAKE-OVER

A. In the event of a Change in Control, each outstanding Award under the Other Stock Award Program shall automatically accelerate so that each such Award shall, immediately prior to the effective date of that Change in Control, become vested and exercisable and/or payable with respect to all the shares of Common Stock at the time subject to such Award and may be exercised or paid for any or all of those shares as fully vested shares of Common Stock. However, an outstanding Award shall NOT become vested and exercisable and/or payable on such an accelerated basis if and to the extent: (i) such Award is to be assumed by the successor corporation (or parent thereof) or is otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such Award is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Change in Control on any shares for which the Award is not otherwise at that time vested, exercisable or payable and provides for subsequent payout of that spread in accordance with the same exercise/vesting/payment schedule applicable to those Award shares or (iii) the acceleration of such Award is subject to other limitations imposed by the Plan Administrator at the time of the Award grant.

B. Immediately following the consummation of the Change in Control, all outstanding Awards under the Other Stock Award Program shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

C. Each Award which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Participant in consummation of such Change in Control had the Award been exercised or paid immediately prior to such Change in Control. Appropriate adjustments shall also be made to the exercise or purchase price payable per share under each outstanding Award, provided the aggregate exercise or purchase price payable for such securities shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption of the outstanding Awards under the Other Stock Award Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction.

D. The Plan Administrator shall have the discretionary authority to structure one or more outstanding Awards under the Other Stock Award Program so that those Awards shall, immediately prior to the effective date of a Change in Control, become vested and exercisable and/or payable exercisable for all the shares of Common Stock at the time subject to those Awards and may be exercised or paid for any or all of those shares as fully vested shares of Common Stock, whether or not those Awards are to be assumed in the Change in Control transaction or otherwise continued in effect. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Other Stock Award Program so that those rights shall immediately terminate upon the consummation of the Change in Control transaction, and the shares subject to those terminated rights shall thereupon vest in full.

E. The Plan Administrator shall have full power and authority to structure one or more outstanding Awards under the Other Stock Award Program so that those Awards shall become vested and exercisable and/or payable for all the shares of Common Stock at the time subject to those Awards in the event the Participant’s Service is subsequently terminated by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Change in Control transaction in which those Awards do not otherwise accelerate.

F. The Plan Administrator shall have the discretionary authority to structure one or more outstanding Awards under the Other Stock Award Program so that those Awards shall, immediately prior to the effective date of a Hostile Take-Over, become vested and exercisable and/or payable for all the shares of Common Stock at the time subject to those Awards and may be exercised or paid for any or all of those shares as fully vested shares of Common Stock. Alternatively, the Plan Administrator

may condition the automatic acceleration of one or more outstanding Awards under the Other Stock Award Program upon the subsequent termination of the Optionee’s Service by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of such Hostile Take-Over.

G. The outstanding Awards shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

ARTICLE FIVE

RESERVED

ARTICLE SIX

MISCELLANEOUS

I. TAX WITHHOLDING

A. The Corporation’s obligation to deliver shares of Common Stock upon the exercise, vesting or payment of Awards under the Plan shall be subject to the satisfaction of all applicable income and employment tax withholding requirements.

B. The Plan Administrator may, in its discretion, provide any or all holders of Awards under the Plan with the right to use shares of Common Stock in satisfaction of all or part of the Withholding Taxes to which such holders may become subject in connection with the exercise, vesting or payment of their Awards. Such right may be provided to any such holder in either or both of the following formats:

Stock Withholding: The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise, vesting or payment of such Award, a portion of those shares with an aggregate Fair Market Value equal to the minimum required percentage of the Withholding Taxes.

Stock Delivery: The election to deliver to the Corporation, at the time the Award is exercised, vests or is paid, one or more shares of Common Stock previously acquired by such holder (other than in connection with the exercise, vesting or payment triggering the Withholding Taxes) and held for at least six (6) months (or such other period determined by the Plan Administrator) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder.

C. Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be withheld or delivered by the Participant in order to satisfy the Withholding Taxes with respect to the exercise, vesting or payment of an Award shall be limited to the number of shares of Common Stock which have a Fair Market Value on the date of withholding or delivery equal to the aggregate amount of such Withholding Taxes based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income or such higher rate as may approved by the Administrator (which rates shall in no event exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America)); provided, however, unless otherwise approved by the Administrator, to the extent such shares of Common Stock were acquired by the Participant from the Corporation as compensation, the shares of Common Stock must have been held for the minimum period required by applicable accounting rules to avoid a charge to the Corporation’s earnings for financial reporting purposes; provided, further, that the number of shares of Common Stock withheld or delivered shall be rounded up to the nearest whole share sufficient to cover the Withholding Taxes to the extent rounding up to the nearest whole share does not result in the liability classification of the applicable Award under generally accepted accounting principles in the United States of America.

II. EFFECTIVE DATE AND TERM OF THE PLAN

A. This Plan constitutes an amendment and restatement of the Ligand Pharmaceuticals Incorporated 2002 Stock Incentive Plan most recently adopted by the Board on April 17, 2024 and approved by the Corporation’s stockholders on June 14, 2024 (the “Existing Plan”). This amended and restated Plan was adopted by the Board on April [21], 2026, and will become effective on the Restatement Effective Date.

B. The Plan shall terminate upon the earliest to occur of (i) April [21], 2036, or (ii) the termination of all outstanding options in connection with a Change in Control. In the event of the termination of the Plan, then all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing such grants or issuances.

C. This amended and restated Plan shall be submitted for the approval of the Corporation’s stockholders within 12 months after the date of the Board’s adoption of this amended and restated Plan. If this amended and restated Plan is not approved by the Corporation’s stockholders, this amended and restated Plan shall not become effective and the Existing Plan shall continue in full force and effect in accordance with its terms.

III. AMENDMENT OF THE PLAN

The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to applicable laws or regulations. Except as permitted by Article One, Section V, Article Two, Section III or Article Four, Section V in connection with a transaction specified in Article One, Section V.D or V.E (including, without limitation, any Change in Control, Hostile Take-Over, stock dividend, stock split, extraordinary cash dividend, recapitalization, combination of shares or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or stock appreciation rights or cancel, exchange, substitute, buyout or surrender outstanding Options or stock appreciation rights in exchange for cash, other Awards or Options or stock appreciation rights with an exercise price that is less than the exercise price of the original Options or stock appreciation rights without stockholder approval.

IV. USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

V. REGULATORY APPROVALS

A. The implementation of the Plan, the granting of any Award under the Plan and the issuance of any shares of Common Stock under the Plan shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards granted under it and the shares of Common Stock issued pursuant to it.

B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq Global Market, if applicable) on which Common Stock is then listed for trading.

C. All stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Plan Administrator deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Plan Administrator may place legends on any stock certificate to reference restrictions applicable to the Common Stock. In addition to the terms and conditions provided herein, the Board may require that an Optionee or Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Plan Administrator shall have the right to require any Optionee or Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Plan Administrator.

D. Notwithstanding any other provision of the Plan, unless otherwise determined by the Plan Administrator or required by any applicable law, rule or regulation, the Corporation shall not deliver to any Optionee or Participant certificates evidencing shares of Common Stock issued in connection with any award and instead such shares of Common Stock shall be recorded in the books of the Corporation (or, as applicable, its transfer agent or stock plan administrator).

E. In the event that the Corporation establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by an Optionee or a Participant may be permitted through the use of such an automated system.

VI. NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

VII. COMPLIANCE WITH SECTION 409A OF THE CODE

To the extent that the Plan Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that following the adoption of the Plan the Plan Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the adoption of the Plan), the Plan Administrator may adopt such amendments to the Plan and the applicable Award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Plan Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

VIII. FORFEITURE AND CLAW-BACK PROVISIONS

A. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Plan Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a participant to agree by separate written or electronic instrument, that: (1) any proceeds, gains or other economic benefit actually or constructively received by the participant upon any receipt or exercise of the Award, or upon the receipt or resale of any shares underlying the Award, must be paid to the Corporation, and (2) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (i) a termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, (ii) the participant at any time, or during a specified time period, engages in any activity in competition with the Corporation, or which is inimical, contrary or harmful to the interests of the Corporation, as further defined by the Plan Administrator or (iii) the participant incurs a termination of Service for Misconduct; and

B. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a participant upon any receipt or exercise of any Award or upon the receipt or resale of any shares underlying the Award) shall be subject to the applicable provisions of any claw-back policy implemented by the Corporation, whether implemented prior to or after the grant of such Award, including without limitation, the Corporation’s Policy for Recovery of Erroneously Awarded Compensation or any other claw-back policy adopted to comply with the requirements of applicable law, as and to the extent set forth in such claw-back policy and/or in the applicable Award agreement.

APPENDIX

The following definitions shall be in effect under the Plan:

A. AWARD shall mean an option, stock issuance award, stock appreciation right award, restricted stock unit award or dividend equivalent award granted pursuant to the Plan.

B. BOARD shall mean the Corporation’s Board of Directors.

C. CHANGE IN CONTROL shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i) a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction, or

(ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation, or

(iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders.

D. CODE shall mean the Internal Revenue Code of 1986, as amended.

E. COMMON STOCK shall mean the Corporation’s common stock.

F. CORPORATION shall mean Ligand Pharmaceuticals Incorporated, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Ligand Pharmaceuticals Incorporated which shall by appropriate action adopt the Plan.

G. DISCRETIONARY OPTION GRANT PROGRAM shall mean the discretionary option grant program in effect under Article Two of the Plan.

H. EMPLOYEE shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

I. EXERCISE DATE shall mean the date on which the Corporation shall have received written notice of the option exercise.

J. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq Global Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of

Securities Dealers on the Nasdaq Global Market and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

K. Full Value Award shall mean any Award other than an option or a stock appreciation right and that is settled by the issuance of shares of Common Stock.

L. HOSTILE TAKE-OVER shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

(i) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination, or

(ii) a Hostile Tender-Offer.

M. HOSTILE TENDER-OFFER shall mean the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept.

N. INCENTIVE OPTION shall mean an option which satisfies the requirements of Code Section 422.

O. INVOLUNTARY TERMINATION shall mean the termination of the Service of any individual which occurs by reason of:

(i) such individual’s involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

(ii) such individual’s voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual’s consent.

P. MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

Q. 1934 ACT shall mean the Securities Exchange Act of 1934, as amended.

R. NON-STATUTORY OPTION shall mean an option not intended to satisfy the requirements of Code Section 422.

S. OPTIONEE shall mean any person to whom an option is granted under the Discretionary Option Grant Program.

T. OTHER STOCK AWARD PROGRAM shall mean the discretionary stock award grant program in effect under Article Four of the Plan.

U. PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

V. PARTICIPANT shall mean any person who is issued an Award under the Plan other than an option.

W. PERFORMANCE CRITERIA shall mean the criteria that the Primary Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period, determined as follows:

(i) The Performance Criteria that will be used to establish Performance Goals shall be determined by the Plan Administrator. Such criteria may include, but are not limited to, one or more of the following: net earnings (either before or after interest, taxes, depreciation and amortization), gross or net sales or revenue, adjusted net income, operating earnings or profit, cash flow (including, but not limited to, operating cash flow and free cash flow), return on assets, return on capital, return on stockholders’ equity, total stockholder return, return on sales, gross or net profit or operating margin, expenses, working capital, earnings per share, adjusted earnings per share, price per share of Stock, regulatory body approval for commercialization of a product, implementation or completion of critical projects, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(ii) The Plan Administrator may, in its sole discretion, provide that one or more adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: items related to a change in accounting principle, items relating to financing activities, expenses for restructuring or productivity initiatives, other non-operating items, items related to acquisitions, items attributable to the business operations of any entity acquired by us during the performance period, items related to the disposal of a business or segment of a business, items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards, items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period, other items of significant income or expense which are determined to be appropriate adjustments, items relating to unusual or extraordinary corporate transactions, events or developments, items related to amortization of acquired intangible assets, items that are outside the scope of our core, on-going business activities, items related to acquired in-process research and development, items relating to changes in tax laws, items relating to major licensing or partnership arrangements, items relating to asset impairment charges, items relating to gains or losses for litigation, arbitration and contractual settlements, or items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

X. PERFORMANCE GOALS shall mean, for a Performance Period, the goals established in writing by the Plan Administrator for the Performance Period. Performance Goals may be expressed in terms of overall Corporation performance or the performance of a division, business unit, or an individual.

Y. PERFORMANCE PERIOD shall mean the one or more periods of time, which may be of varying and overlapping durations, as the Plan Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, an Award.

Z. PERMANENT DISABILITY OR PERMANENTLY DISABLED shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more. However, solely for purposes of the Awards granted to non-employee Board members, Permanent Disability or Permanently Disabled shall mean the inability of the non-employee Board member to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

AA. PLAN shall mean the Corporation’s 2002 Stock Incentive Plan, as amended and restated and set forth in this document.

BB. PLAN ADMINISTRATOR shall mean the particular entity, whether the Primary Committee, the Board or the Secondary Committee, which is authorized to administer the Plan with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under those programs with respect to the persons under its jurisdiction.

CC. PRIMARY COMMITTEE shall mean the committee of two (2) or more non-employee Board members appointed by the Board to administer the Discretionary Option Grant and Stock Issuance Programs with respect to Section 16 Insiders.

EE. RESTATEMENT EFFECTIVE DATE shall mean the date the Plan shall become effective and shall be coincident with the approval of the Plan at the 2026 Annual Meeting of the Corporation’s Stockholders scheduled to take place on June 5, 2026.

FF. SECONDARY COMMITTEE shall mean a committee of one or more Board members appointed by the Board to administer the Discretionary Option Grant, Stock Issuance and Other Stock Award Programs with respect to eligible persons other than Section 16 Insiders.

GG. SECTION 16 INSIDER shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

HH. SERVICE shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance.

II. STOCK EXCHANGE shall mean either the American Stock Exchange or the New York Stock Exchange.

JJ. STOCK ISSUANCE AGREEMENT shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

KK. STOCK ISSUANCE PROGRAM shall mean the stock issuance program in effect under Article Three of the Plan.

LL. SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

MM. 10% STOCKHOLDER shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

NN. WITHHOLDING TAXES shall mean the applicable income and employment withholding taxes to which the holder of Non-Statutory Options or unvested shares of Common Stock may become subject in connection with the exercise of those options or the vesting of those shares.

LIGAND

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2026 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors:

01 - Jason M. Aryeh	02 - Todd C. Davis	03 - Nancy R. Gray, Ph.D.	04 - Jason Haas
05 - John W. Kozarich, Ph.D.	06 - John L. LaMattina, Ph.D.	07 - Stephen L. Sabba, M.D.	08 - Martine Zimmermann, Pharm.D.

☐ Mark here to vote FOR all nominees

☐ Mark here to WITHHOLD vote from all nominees

☐ For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08
☐	☐	☐	☐	☐	☐	☐	☐

Proposal	For	Against	Abstain
2. Ratification of Ernst & Young LLP as Ligand's independent registered accounting firm	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of the named executive officers	☐	☐	☐
4. Approval of an amendment and restatement of Ligand's 2002 Stock Incentive Plan	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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1 U P X

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